SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12
IRVINE SENSORS CORPORATION
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JULY 30, 2008
MATTERS TO BE CONSIDERED AT ANNUAL MEETING
PROPOSAL ONE
PROPOSAL TWO
PROPOSAL THREE
PROPOSAL FOUR
PROPOSAL FIVE
OTHER MATTERS
DESCRIPTION OF CAPITAL STOCK
EXECUTIVE OFFICERS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS
SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
RELATIONSHIP WITH INDEPENDENT AUDITORS
AUDIT COMMITTEE REPORT
DOCUMENTS INCORPORATED BY REFERENCE

IRVINE SENSORS CORPORATION
3001 Red Hill Avenue
Costa Mesa, California 92626

June [  ], 2008

To the Stockholders of Irvine Sensors Corporation:

We cordially invite you to attend the 2008 Annual Meeting of Stockholders of Irvine Sensors Corporation, which will be held at the Ayres Hotel, 325 South Bristol Street, Costa Mesa, California 92626, on July 30, 2008 at 1:00 P.M., Pacific Time. The formal meeting notice, proxy statement, proxy card and copies of our Annual Report on Form 10-K and Form 10-K/A for the fiscal year ended September 30, 2007 are enclosed herewith.

At the Annual Meeting, stockholders will be asked (i) to elect seven directors; (ii) to approve and ratify the terms and issuance of our Series A-1 10% Cumulative Convertible Preferred Stock (“Series A-1 Stock”); (iii) to approve the issuance of such number of shares of Common Stock issuable upon conversion of the Series A-1 Stock as may be required by the antidilution provisions of such Preferred Stock, which could be issued by the Company to allow for full-ratchet anti-dilution; (iv) to approve an amendment to our Certificate of Incorporation to increase the number of authorized shares of Common Stock and to increase the number of authorized shares of Preferred Stock; and (v) to approve granting the Board of Directors the authority to exercise its discretion to amend our Certificate of Incorporation to effect a reverse stock split of our outstanding shares of Common Stock, if necessary to regain compliance with the Nasdaq Capital Market’s minimum bid requirement, at any of the following exchange ratios at any time within one year after stockholder approval is obtained, and once approved by the stockholders, the timing of the amendment, if at all, and the specific reverse split ratio to be effected shall be determined in the sole discretion of our Board of Directors: (A) a one-for-two reverse stock split; (B) a one-for-three reverse stock split; (C) a one-for-four reverse stock split; (D) a one-for-five reverse stock split; (E) a one-for-six reverse stock split; (F) a one-for-seven reverse stock split; (G) a one-for-eight reverse stock split; (H) a one-for-nine reverse stock split; or (I) a one-for-ten reverse stock split. The reasons for undertaking the proposals are fully discussed in the enclosed proxy statement. The Board of Directors and management believe that these actions are in the best interests of the Company and our stockholders. The amendment of our Certificate of Incorporation as proposed in Proposals Four and Five require the affirmative vote of a majority of stockholders entitled to vote, not just voting. Accordingly, if you abstain from voting, that will have the same effect as a negative vote. We urge you to express your views on these important issue. The enclosed proxy statement further explains the items of business to come formally before the Annual Meeting.

Whether or not you plan to attend, it is important that your shares be represented and voted at the Annual Meeting. To ensure your representation at the Annual Meeting, please mark, sign, date and mail the enclosed proxy promptly in the return envelope provided, which requires no postage if mailed in the united states. The giving of a proxy will not affect your right to vote in person if you attend the Annual Meeting.

Sincerely yours,

/s/  Mel R. Brashears
MEL R. BRASHEARS
Chairman of the Board

IRVINE SENSORS CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JULY 30, 2008

TO THE STOCKHOLDERS OF IRVINE SENSORS CORPORATION:

NOTICE IS HEREBY GIVEN that the 2008 Annual Meeting of Stockholders of Irvine Sensors Corporation, a Delaware corporation, will be held on July 30, 2008 at 1:00 P.M., Pacific Time at the Ayres Hotel, 325 South Bristol Street, Costa Mesa, California 92626 for the following purposes, as more fully described in the proxy statement accompanying this notice:

1.	To elect seven directors, each to serve on our Board of Directors until the next annual meeting of stockholders or until their successors are duly elected and qualified;

2.	To approve and ratify the terms and issuance of our Series A-1 10% Cumulative Convertible Preferred Stock (“Series A-1 Stock”);

3.	To approve the issuance of such number of shares of Common Stock issuable upon conversion of the Series A-1 Stock as may be required by the antidilution provisions of such Preferred Stock, which could be issued by the Company to allow for full-ratchet anti-dilution;

4.	To approve an amendment to our Certificate of Incorporation to increase the number of authorized shares of Common Stock to 150,000,000 and to increase the number of authorized shares of Preferred Stock to 1,000,000;

5.	To approve granting the Board of Directors the authority to exercise its discretion to amend our Certificate of Incorporation to effect a reverse stock split of our outstanding shares of Common Stock, if necessary to regain compliance with the Nasdaq Capital Market’s minimum bid requirement, at any of the following exchange ratios at any time within one year after stockholder approval is obtained, and once approved by the stockholders, the timing of the amendment, if at all, and the specific reverse split ratio to be effected shall be determined in the sole discretion of our Board of Directors:

A.	A one-for-two reverse stock split;

B.	A one-for-three reverse stock split;

C.	A one-for-four reverse stock split;

D.	A one-for-five reverse stock split;

E.	A one-for-six reverse stock split;

F.	A one-for-seven reverse stock split;

G.	A one-for-eight reverse stock split;

H.	A one-for-nine reverse stock split; or

I.	A one-for-ten reverse stock split; and

6.	To transact such other business as may properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof.

Only stockholders of record at the close of business on June 6, 2008 are entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. Our stock transfer books will remain open between the record date and the date of the Annual Meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at our executive offices located at 3001 Red Hill Avenue, Costa Mesa, California 92626 and at the Annual Meeting.

All stockholders are cordially invited to attend the Annual Meeting in person. Whether or not you plan to attend, please mark, sign, date and return the enclosed proxy as promptly as possible in the envelope enclosed for your convenience. The absence of a proxy from you or your nominee will have the effect of a negative vote with respect to Proposals Four and Five. Should you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be signed and returned to assure that all your shares will be voted. You may revoke your proxy at any time prior to the closing of the polls at the Annual Meeting. If you attend the Annual Meeting and you choose to vote in person at the Annual Meeting by ballot, your proxy will be revoked automatically and only your vote at the Annual Meeting will be counted. If you hold your shares in the name of a broker, bank or other nominee, please provide appropriate voting instructions to that nominee. Absent such instructions, your nominee may determine to vote your shares at its own discretion. If you wish to attend the Annual Meeting and vote shares held for you by a nominee, please be sure to obtain a proxy from that nominee allowing you to cast your vote in person.

By order of the Board of Directors,

/s/ John J. Stuart, Jr.
John J. Stuart, Jr.
Costa Mesa, California	Chief Financial Officer, Senior Vice President
June [ ], 2008	and Secretary

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY, COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE.

REFERENCES TO ADDITIONAL INFORMATION

This proxy statement incorporates by reference important business and financial information about Irvine Sensors Corporation from documents we have filed with Securities and Exchange Commission (the “SEC”) that are not included in or delivered with this proxy statement. You may read and copy any document we file with the SEC at its Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our filings with the SEC are also available to the public at its web site at http://www.sec.gov/. You can obtain the information incorporated by reference in this proxy statement without charge by requesting it in writing or by telephone from the Corporate Secretary, at Irvine Sensors Corporation, 3001 Red Hill Avenue, Costa Mesa, California 92626, or by telephone at (714) 549-8211.

IRVINE SENSORS CORPORATION

3001 Red Hill Avenue
Costa Mesa, California 92626

PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JULY 30, 2008

General

The enclosed proxy is solicited on behalf of the Board of Directors of Irvine Sensors Corporation, a Delaware corporation, which is sometimes referred to herein as the Company, for use at the Annual Meeting of Stockholders to be held on July 30, 2008, and at any adjournment(s) or postponements(s) thereof. The Annual Meeting will be held at 1:00 P.M., Pacific Time, at the Ayres Hotel, 325 South Bristol Street, Costa Mesa, California 92626. These proxy solicitation materials are being mailed on or about June [  ], 2008, together with our Annual Report on Form 10-K for the fiscal year ended September 30, 2007, to all stockholders entitled to vote at the Annual Meeting.

Purpose of the Meeting

The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying notice and are described in more detail in this proxy statement.

Voting; Quorum

We have two classes of voting securities currently authorized: Common Stock (80,000,000 shares authorized) and preferred stock (500,000 shares authorized). On June 6, 2008, the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting, 31,120,564 shares of our Common Stock were issued and outstanding and 127,999 shares of Series A-1 Stock were issued and outstanding. On the record date, there were [     ] holders of record of our Common Stock according to information provided by our transfer agent and 2 holders of record of our Series A-1 Stock. Each holder of Common Stock is entitled to one vote on each matter brought before the Annual Meeting for each share of Common Stock held by such stockholder on the record date. The holders of shares of preferred stock are not entitled to vote on any of the matters brought before the Annual Meeting. The holders of a majority of our capital stock issued and outstanding and entitled to vote at the Annual Meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business.

Under our Certificate of Incorporation, cumulative voting is permitted in the election of directors. Under cumulative voting rules, every stockholder voting in the election of directors may cumulate such stockholder’s votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which the stockholder’s shares are entitled, or distribute the stockholder’s votes on the same principle among as many candidates as the stockholder thinks fit, provided that votes cannot be cast for more candidates than are provided for by the bylaws at the time of voting. However, no stockholder will be entitled to cumulate votes unless the name of the candidate or candidates for whom such votes would be cast has been placed in nomination prior to commencement of voting and any stockholder has given notice, at the Annual Meeting and prior to the commencement of voting, of such stockholder’s intention to cumulate votes.

All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions and broker non-votes are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business. In the election of directors, the seven nominees receiving the highest number of affirmative votes shall be elected; broker non-votes and votes marked “withhold” will not affect the outcome of the election. With respect to Proposals Four and Five, both abstentions and broker non-votes will have the same effect as negative votes. Abstentions will be counted towards the tabulations of votes cast on other proposals presented to the stockholders and will have the same effect as negative votes, whereas broker non-votes will not be counted for purposes of determining whether a proposal has been approved.

Proxies

If the enclosed proxy card is properly signed and returned, the shares represented thereby will be voted at the Annual Meeting in accordance with the instructions specified thereon. If the proxy does not specify how the shares represented thereby are to be voted, the proxy will be voted FOR the election of the directors proposed by the Board, unless the authority to vote for the election of such directors is withheld and FOR each of the other Proposals set forth on the proxy card.

You may revoke or change your proxy at any time before the closing of the polls at the Annual Meeting by any of the following actions: (i) delivering a written notice of revocation to our Corporate Secretary at our principal executive offices at 3001 Red Hill Avenue, Bldg. 4-108, Costa Mesa, California 92626, (ii) delivering a duly executed proxy bearing a later date to our Corporate Secretary or (iii) personally attending the Annual Meeting and revoking your proxy. Your attendance at the Annual Meeting will not automatically revoke your proxy unless you affirmatively indicate at the Annual Meeting your intention to vote your shares in person. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote in person at the Annual Meeting, you must obtain from the record holder a proxy issued in your name.

Solicitation

We will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional solicitation materials furnished to the stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, we may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by a solicitation by telephone, facsimile, electronic or any other means by our directors, officers or employees. No additional compensation will be paid to these individuals for any such services. We may retain a proxy solicitor to assist in the distribution of proxies and proxy solicitation materials, and in the solicitation of proxies. Generally, the fee for such services is approximately $15,000 plus expenses. If so, we will pay the proxy solicitor reasonable and customary fees. Except as described above, we do not presently intend to solicit proxies other than by mail.

Deadline for Receipt of Stockholder Proposals

Stockholder proposals that are intended to be presented at our 2009 Annual Meeting of Stockholders and included in the proxy solicitation materials related to that meeting must be received by us no later than February [  ], 2009, which is 120 calendar days prior to the anniversary date of the mailing of this proxy statement. All stockholder proposals must be in compliance with applicable laws and regulations and our bylaws in order to be considered for possible inclusion in the proxy statement and form of proxy for the 2009 Annual Meeting of Stockholders. Stockholders are advised to review our bylaws, which contain additional procedural and substantive requirements, including requirements with respect to advance notice of stockholder proposals and director nominations. The deadline under our current bylaws for submitting a stockholder proposal or a nomination for a director that is not to be included in the proxy solicitation materials is also February [  ], 2009. Stockholder proposals should be addressed to our Corporate Secretary at our principal executive offices located at 3001 Red Hill Avenue, Bldg. 4-108, Costa Mesa, California 92626.

In addition, the proxy solicited by the Board for the 2009 Annual Meeting of Stockholders will confer discretionary authority to vote on any stockholder proposal presented at that meeting, unless we receive notice of such proposal not later than May [  ], 2009, which is 45 calendar days prior to the anniversary date of the mailing of this proxy statement. It is recommended that stockholders submitting proposals direct them to our Corporate Secretary and utilize certified mail, return receipt requested in order to provide proof of timely receipt. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements, including conditions set forth in our bylaws and conditions established by the Securities and Exchange Commission.

We have not been notified by any stockholder of his or her intent to present a stockholder proposal from the floor at this year’s Annual Meeting. The enclosed proxy grants the proxy holder discretionary authority to vote on any matter properly brought before the Annual Meeting.

Voting Electronically Via the Internet or Telephone

If your shares are registered in the name of a bank or brokerage firm, you may be eligible to vote your shares electronically over the Internet or by telephone. If your bank or brokerage firm provides for voting over the Internet or by telephone, your voting form will provide instructions for such alternative methods of voting. If your voting instruction form does not reference Internet or telephone information, please complete and return the paper voting instructions in the envelope provided.

MATTERS TO BE CONSIDERED AT ANNUAL MEETING

PROPOSAL ONE: ELECTION OF DIRECTORS

Nominees

Seven directors are to be elected to the Board, and each director to be so elected will hold office until the next annual meeting of stockholders and until his successor is duly elected and qualified, or until such director’s earlier death, resignation or removal. Our bylaws provide that the Board consists of not less than six nor more than eleven directors, with the exact number fixed at nine until changed. If the nominees below are elected, the Board will consist of seven persons and there will be two vacancies on the Board. The Board may fill such vacancies at any time during the year.

Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR our seven nominees named below. Proxies cannot be voted for a greater number of persons than the number of nominees named. Each nominee has agreed to serve, and management has no reason to believe that any nominee will be unable to serve as a director. However, in the event that any of our nominees is unable or declines to serve as a director at the time of the Annual Meeting or any postponements or adjournments thereof, the proxies will be voted for any substitute nominee who may be designated by a majority of the independent directors or by the Nominating and Corporate Governance Committee of the Board to fill the vacancy. In the event that additional persons are nominated for election as directors, or unless otherwise instructed, the proxy holders intend to vote all proxies received by them in such a manner in accordance with cumulative voting as will assure the election of as many of the nominees listed below as possible, and, in such event, the specific nominees to be voted for will be determined by the proxy holders. Accordingly, we seek discretionary authority to cumulate votes.

The names of the nominees for director, their ages and positions as of April 30, 2008 and biographical information about them, are set forth below:

Name	Age	Position

Mel R. Brashears(3)	62	Chairman of the Board
John C. Carson	69	Chief Executive Officer, President, Chief Operating Officer and Director
Marc Dumont(1)(2)(3)	64	Director
Jack Johnson(4)	61	Nominee for Director
Thomas M. Kelly(1)(2)	66	Director
Frank Ragano(3)	79	Director
Robert G. Richards	80	Director

(1)	Member of the Audit Committee.

(2)	Member of the Compensation Committee.

(3)	Member of the Nominating and Corporate Governance Committee.

(4)	The Board intends to appoint Mr. Johnson to the Audit Committee upon his election by the stockholders at the Annual Meeting.

Dr. Brashears has been one of our directors since December 2000 and has served as the Chairman of the Board since March 2001. From October 2000 through December 2000, he was also our Senior Vice President, a position he resigned after becoming a director. He has also been Chairman of the Board of our subsidiary, iNetWorks Corporation, a development stage company organized to develop products for Internet and telecommunications networks, since October 2000. Since October 2000, he has also held the title of Chief Executive Officer of iNetWorks Corporation, although he has not been employed by us or any of our subsidiaries since March 2001. From January 1999 to September 2000, he was self-employed as a consultant. From January 1996 through December 1998, he was President and Chief Operating Officer of Lockheed Martin’s Space & Strategic Missiles Sector, an aerospace company. Prior to 1996, Dr. Brashears held numerous positions in a 27-year career of increasing management responsibility with Lockheed and its successors. Dr. Brashears is a graduate of the University of Missouri with B.S., M.S. and Ph.D. degrees in engineering.

Mr. Carson is one of our co-founders and has been one of our directors from April 1982 through May 2002 and again from March 2003 to date. Mr. Carson has served as our Chief Executive Officer since April 2005, our President since May 2002, our Chief Operating Officer since October 2001 and, prior to that time, as a Senior Vice President from April 1982 through May 2002. He became Chief Technical Officer in February 1997. Mr. Carson also serves as a director of Optex (since December 30, 2005), MSI, a licensor of technology related to micromachined products (since October 1997), iNetWorks, a developer of technology related to Internet routing (since November 2000), Novalog, a provider of wireless infrared chip products (since May 2002), and RedHawk Vision, a provider of software products (since May 2002). He has also been Chief Executive Officer of MSI since May 2002 and Novalog and RedHawk since April 2005. Mr. Carson has been awarded 15 patents for smart sensors, 3D packaging and single processing architectures, including neural networks. Mr. Carson holds a B.S. in Physics from the Massachusetts Institute of Technology.

Mr. Dumont has been one of our directors since April 1994. Mr. Dumont has been a director of Finterbank Zurich since 1990 and Chairman of Sanderling Ventures, Ltd., a European affiliate of a U.S. venture capital firm, since 1996. In those roles and as an independent consultant, he consults and advises international clients in Europe and Asia, as well as the United States on business and financial transactions. Mr. Dumont has also been on the Board of Directors of Novalog since October 1996. Additionally, Mr. Dumont owns and operates the Chateau de Messey Wineries, Meursault, France, vineyards and wineries. From January 1981 to March 1995, Mr. Dumont was President of PSA International S.A., the international treasury management company owned by PSA Peugeot Citroen, an automotive company. Mr. Dumont is a graduate of the University of Louvain, Belgium with degrees in Electrical Engineering and Applied Economics and holds an MBA from the University of Chicago.

Mr. Johnson is a nominee for director. He has been an independent management consultant since March 2007. Prior to that time, Mr. Johnson served in various executive and managerial capacities with Iteris, Inc., a designer and manufacturer of intelligent vision systems, and its former parent, Odetics, Inc. Mr. Johnson was President, Chief Executive Officer and a director of Iteris from October 2004, when Iteris merged with Odetics, until March 2007. From December 1999 to October 2004, Mr. Johnson served as President, Chief Executive Officer and a director of Iteris, when it was a majority-owned subsidiary of Odetics. Previous responsibilities included General Manager of the ITS division of Odetics, Vice President and General Manager of Odetics’ Omutec division, Director of Contracts for the Space division of Odetics, the Controller of Infodetics, a former subsidiary of Odetics, and Controller of Odetics. Prior to joining Odetics, Mr. Johnson served as a certified public accountant with Peat Marwick Mitchell. Mr. Johnson has a Bachelors degree in Accounting from Northern Illinois University.

Dr. Kelly has been one of our directors since October 2000. Dr. Kelly was also a director of our former subsidiary, Silicon Film, from its organization in August 1998 until October 2001. From 1968 until his retirement in early 1998, Dr. Kelly held positions of increasing responsibility with Eastman Kodak Company, a photographic products and services company. Most recently, he served as a Director of Kodak’s Digital Products Center, and General Manager of Digital Camera Products. Dr. Kelly holds a Ph.D. in Physics from Wayne State University and a B.S. in Physics from LeMoyne College.

General (Ret.) Ragano has been one of our directors since November 2005. General Ragano formerly served as one of our directors from June 1985 until March 2000. He presently is a defense advisory consultant through his wholly-owned consulting firm, F.P. Ragano Associates. Gen. Ragano retired from the U.S. Army to serve as Vice-President of the American Defense Preparedness Association and Chairman and CEO of BEI Defense Systems Company. Subsequently, he became Chairman and CEO of CMS, Inc., a wholly owned subsidiary of Daimler-Benz GmbH, and then Chairman of Skylynx Communications, Inc., a wireless communications company. Gen. Ragano holds a B.S. degree from Duquesne University and an MBA from Syracuse University.

Mr. Richards was our Chief Executive Officer from June 2000 through March 2005 and has served as a director since January 2001. Mr. Richards also was a director of iNetWorks from October 2000 through March 2005 and Chairman of the Boards of our consolidated subsidiaries Novalog, MSI and RedHawk Vision, from May 2002 through March 2005. He was also Chief Executive Officer of Novalog from October 2002 through March 2005.

Since April 1999, Mr. Richards has also served as a member of our Scientific Advisory Board. Mr. Richards retired as President of Aerojet Electronic Systems Division, an aerospace company, in 1993. He is co-author of the book, Infrared Physics and Engineering, published by McGraw-Hill, and has a M.A. degree in Mathematical Statistics from the University of California at Berkeley.

Directors and officers are elected on an annual basis. The term of each director’s service expires at our next annual meeting of stockholders or at such time as his successor is duly elected and qualified or upon his earlier death, resignation or removal. Officers serve at the discretion of the Board.

There are no family relationships between any of our director nominees, executive officers or other key personnel and any other of our director nominees, executive officers or other key personnel.

Our Board has implemented a process by which stockholders may send written communications to the attention of the Board, any committee of the Board or any individual Board member, care of our Secretary at 3001 Red Hill Avenue, Bldg. 4-108, Costa Mesa, California 92626. This centralized process will assist the Board in reviewing and responding to stockholder communications in an appropriate manner. The name of any specific intended Board recipient should be noted in the communication. Our Secretary, with the assistance of our Assistant Secretary, will be primarily responsible for collecting, organizing and monitoring communications from stockholders and, where appropriate depending on the facts and circumstances outlined in the communication, providing copies of such communications to the intended recipients. Communications will be forwarded to directors if they relate to appropriate and important substantive corporate or Board matters. Communications that are of a commercial or frivolous nature or otherwise inappropriate for the Board’s consideration will not be forwarded to the Board. Any communications not forwarded to the Board will be made available to any of our independent directors upon their request.

Corporate Governance, Board Composition and Board Committees

Board Committees and Meetings

Our Board is composed of a majority of independent directors (as independence is defined under Nasdaq listing standards). Mr. Carson is not considered independent due to his employment with us during the past three years. Except for Mr. Carson, all of the other directors are considered independent under Nasdaq listing standards. During the fiscal year ended September 30, 2007, the Board held twelve meetings. The Board has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each director attended or participated in 75% or more of (i) the total number of meetings of the Board during his term of service and (ii) the total number of meetings held during his term of service by all committees of the Board on which such director served during fiscal 2007. All current directors attended our annual meeting in 2007.

Audit Committee

The Audit Committee currently consists of three directors, Mr. Pike, who serves as its Chairman, Mr. Dumont and Dr. Kelly, each of whom also served on the Audit Committee during fiscal 2007. Mr. Pike is not to standing for re-election as director at our 2008 Annual Meeting. The Board intends to appoint Mr. Johnson to the Audit Committee to serve as its Chairman upon his election by our stockholders at the Annual Meeting. The Audit Committee reviews, acts on and reports to the Board with respect to various auditing and accounting matters, including the selection of our independent auditors, the scope of the annual audits, pre-approval of any non-audit services to be performed by and all fees to be paid to our independent auditors, the performance of our accountants, our accounting practices and internal accounting controls. The Audit Committee is responsible for establishing, and has established, procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and for the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters. In addition, all related person transactions are reviewed and approved by the Audit Committee. See “Certain Relationships and Related Person Transactions” below. The Audit Committee held ten meetings during fiscal 2007. The Board has determined that all members of the Audit Committee are “independent” as that term is defined under the Nasdaq listing standards and under special standards established by the SEC. Each member of the Audit Committee can read and has an understanding of fundamental financial statements. Mr. Pike, the Audit Committee’s present Chairman, has been designated by the

Board as the Audit Committee’s financial expert as that term is described in Item 407(d) of Regulation S-K. Stockholders should understand that this designation is a disclosure requirement of the SEC related to Mr. Pike’s experience and understanding with respect to certain accounting and auditing matters. The designation does not impose on Mr. Pike any duties, obligations or liability that are greater than are generally imposed on him as a member of the Audit Committee and the Board, and his designation as an Audit Committee financial expert pursuant to this SEC requirement does not affect the duties, obligations or liability of any other member of the Audit Committee or Board. The Board intends to designate Mr. Johnson as the new Audit Committee financial expert upon his election by our stockholders at the Annual Meeting. The Board has adopted and approved a written charter for the Audit Committee, and a copy of this charter is posted on our web site at http://www.irvine-sensors.com under the Investors section. The inclusion of our web site address in this proxy statement does not include or incorporate by reference the information on our web site into this proxy statement.

Compensation Committee

The Compensation Committee currently consists of three directors, Mr. Dumont, who serves as its Chairman, Dr. Kelly and Mr. Pike. Mr. Pike is not to standing for re-election as director in our 2008 annual meeting. This Committee reviews and approves our general compensation policies, makes recommendations to the Board as to the salaries of our officers and executive bonuses and makes or recommends to the Board the award of stock options and restricted stock grants to employees, officers and directors and the compensation for outside directors. The Compensation Committee held six meetings during fiscal 2007. The Board has determined that all members of the Compensation Committee are “independent” as defined under the Nasdaq listing standards. The Board has adopted and approved a written charter for the Compensation Committee. A copy of this charter is posted on our web site at http://www.irvine-sensors.com under the Investors section. The inclusion of our web site address in this proxy statement does not include or incorporate by reference the information on our web site into this proxy statement.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee currently consists of three directors, Dr. Brashears, Mr. Dumont, and Gen. Ragano, each of whom is “independent” as defined under the Nasdaq listing standards. The Nominating and Corporate Governance Committee identifies, screens and reviews potential directors and makes recommendations to the Board for management nominees for election to the Board at each annual meeting of stockholders and candidates to fill any vacancies on the Board. All director nominees are either selected or recommended for the Board’s selection, either by a majority of the independent directors of the Board or this committee comprised solely of independent directors. This Committee also reviews and recommends our policies and procedures regarding corporate ethics and other corporate governance matters. The Nominating and Corporate Governance Committee held one meeting during fiscal 2007. The Board has adopted and approved a written charter for the Nominating and Corporate Governance Committee, and a copy of this charter is posted on our web site at http://www.irvine-sensors.com under the Investors section. The inclusion of our web site address in this proxy statement does not include or incorporate by reference the information on our web site into this proxy statement.

When considering a potential candidate for membership on our Board, the Nominating and Corporate Governance Committee considers relevant business and industry experience and demonstrated character and judgment. There are no differences in the manner in which the Nominating and Corporate Governance Committee evaluates a candidate that is recommended for nomination for membership on our Board by a stockholder.

Although the Nominating and Corporate Governance Committee does not have a formal policy on stockholder nominations, it will consider stockholder nominations for directors submitted in accordance with the procedure set forth in Article II, Section 4 of our bylaws. The procedure provides that a notice relating to the nomination must be timely given in writing to our Corporate Secretary prior to the meeting. To be timely, the notice must be delivered within the time permitted for submission of a stockholder proposal as described above under “Deadline for Receipt of Stockholder Proposals.” Such notice shall set forth (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director, (i) the name, age, business address and residence address of each such person, (ii) the principal occupation or employment of such person, (iii) the class and number of our shares that are beneficially owned by such person and (iv) any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, including, without limitation, such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; and (b) as to the stockholder giving the notice (i) the name and address of such stockholder as they appear on our books and (ii) the class and number of our shares that are beneficially owned by such stockholder.

Code of Ethics

We have adopted a code of ethics and conduct that applies to all of our employees including our principal executive officer, our principal financial and accounting officer, and all members of our finance department performing similar functions. The full text of our code of ethics and conduct is posted on our web site at http://www.irvine-sensors.com under the Investors section. We intend to disclose future amendments to certain provisions of our code of ethics and conduct, or waivers of such provisions, applicable to our directors and executive officers, at the same location on our web site identified above. The inclusion of our web site address in this proxy statement does not include or incorporate by reference the information on our web site into this proxy statement.

Upon request, we will provide without charge to any person who so requests, a copy of our code of ethics and conduct. Requests for such copies should be submitted to the Corporate Secretary, at Irvine Sensors Corporation, 3001 Red Hill Avenue, Bldg. 4-108, Costa Mesa, California or by telephone at (714) 549-8211.

Required Vote

Directors are elected by a plurality of the votes present in person or by proxy at the Annual Meeting. The seven nominees receiving the highest number of affirmative votes cast at the Annual Meeting will be the elected directors of the Company.

Recommendation of the Board

The Board recommends that the stockholders vote FOR the election of each of the nominees listed above.

PROPOSAL TWO: APPROVAL AND RATIFICATION OF TERMS AND ISSUANCE OF
SERIES A-1 10% CUMULATIVE CONVERTIBLE PREFERRED STOCK

General

On April 11, 2008, pursuant to authority granted by our Certificate of Incorporation, our Board of Directors approved the creation of a new series of preferred stock designated as Series A-1 10% Cumulative Convertible Preferred Stock (the “Series A-1 Stock”) and, on April 14, 2008, we filed with the Secretary of State of the State of Delaware a Certificate of Designations of Rights, Preferences, Privileges and Limitations of the Series A-1 Stock. On April 14, 2008, we also entered into a Subscription Agreement (the “Subscription Agreement”) with Longview Fund, L.P. and Alpha Capital Anstalt (collectively, the “Investors”), pursuant to which we sold and issued 133,332 shares of our newly created Series A-1 Stock to the Investors at a purchase price of $30 per share in fulfillment of the obligations set forth in a binding letter of intent entered into between the Company and the Investors on April 1, 2008. The $3,999,960 aggregate purchase price for the Series A-1 Stock was paid solely by the Investors’ exchange of a portion of our Term Notes dated December 29, 2006 held by the Investors (the “Debt Exchange”). As a result of this Debt Exchange, accrued and unpaid interest and a portion of the principal balance in the aggregate amount of $3,999,960 under the Term Notes that would have been due and payable on December 30, 2009 had the exchange of securities not occurred, has been cancelled. The Investors are existing securityholders of, and senior lenders to, the Company.

We are asking stockholders to approve and ratify the terms and issuance of the Series A-1 Stock. Stockholder approval and ratification of this Proposal is not required by our Bylaws or other applicable legal or regulatory requirement. However, our Board of Directors is submitting this Proposal to stockholders for approval and ratification to satisfy a requirement to do so set forth in the Subscription Agreement.

Reasons for Debt Exchange

We entered into the Debt Exchange primarily to regain compliance with the Nasdaq Capital Market’s minimum $2.5 million stockholders’ equity continued listing requirement under Nasdaq Marketplace Rule 4310(c)(3)(A), which we did not meet upon the February 13, 2008 filing of our Form 10-Q for the fiscal period ended December 30, 2007. The net effect of the Debt Exchange was to increase our stockholders’ equity by nearly $4 million, allowing us to regain compliance with the relevant Nasdaq Marketplace Rule. In addition, the cancellation of $3,999,960 of principal and unpaid interest resulted in a material reduction in our obligations that would have otherwise had to be satisfied in cash by December 2009.

Description of Series A-1 Stock

Each share of Series A-1 Stock is convertible at any time at the holder’s option into 100 shares of Common Stock at an initial conversion price of $0.30 per share of Common Stock, which is above the closing price of our Common Stock on March 31, 2008, the day before the binding letter of intent for the Debt Exchange was entered into. The conversion price of the Series A-1 Stock is subject to ratchet price dilution protection in the event we issue securities (other than certain excepted issuances) at a price below the then current conversion price, but initially can only adjust down to $0.26 (the closing bid price on March 31, 2008) per converted share of Common Stock, unless stockholders approve Proposal Three, set forth below in this proxy statement, for any dilution adjustment below that amount. The conversion price of the Series A-1 Stock also is subject to adjustment for stock splits, stock dividends, recapitalizations and the like.

The Series A-1 Stock is non-voting (except to the extent required by law), but ranks senior to the Common Stock with respect to dividends and with respect to distributions upon a deemed dissolution, liquidation or winding-up of the Company. The Series A-1 Stock is entitled to 10% cumulative dividends per annum, payable in arrears starting December 30, 2009, which may increase to 20% during the existence of certain events of default based upon (i) the failure to pay any dividends or other sums due to the Series A-1 Stockholders, (ii) an uncured breach of a material covenant, term or condition in the Subscription Agreement or the Certificate of Designations governing the Series A-1 Stock, (iii) a breach of our material representations and warranties, (iv) an assignment for the benefit of creditors or the appointment of a receiver or trustee for the Company or its subsidiaries, (v) entry of a money judgment or writ against us, our subsidiaries, or our property or other assets for more than $1,000,000, which is not vacated, satisfied, bonded or stayed within 45 days, (vi) bankruptcy, insolvency, reorganization or liquidation proceedings for the Company or our subsidiaries that is not dismissed within 45 days, (vii) entry of an order by a court, the Securities and Exchange Commission or the Financial Industry Regulatory Authority preventing purchase and sale transactions in the our Common Stock for a period of five or more consecutive trading days, (viii) the failure to timely deliver to a holder Common Stock or a replacement Series A-1 Stock certificate within 15 business days of the required delivery date, (ix) delisting from Nasdaq or another principal market or exchange, (x) failure to reserve a sufficient amount of Common Stock for conversion of the then outstanding Series A-1 Stock that the holders have a right to convert, (xi) an uncured default of a material term, covenant, warranty or undertaking in any loan, security, subscription or other agreement between us and a holder of Series A-1 Stock, and (xii) failure to obtain stockholder approval on or before July 31, 2008 to increase our authorized Common Stock to a number of shares sufficient for the reservation of the amount of Common Stock required to be reserved for conversion of the then outstanding Series A-1 Stock that the holders have a right to convert. At the holder’s option, such dividend payments may be made in additional shares of Series A-1 Stock.

The Series A-1 Stock is not redeemable by the holder thereof, but is callable at our election (provided an event of default has not occurred and is continuing) upon 30 days prior notice at a redemption price equal to the initial purchase price plus any accrued but unpaid dividends. The approval of the holders of at least 80% of the then outstanding Series A-1 Stock will be required to (1) amend our Certificate of Incorporation if such amendment would (a) change the seniority rights of the holders of Series A-1 Stock as to the payment of dividends, or create a senior class or series of capital stock with respect to the payment of dividends, (b) reduce the amount payable to the holders of Series A-1 Stock upon liquidation, dissolution or winding up of the Company, or change the seniority of the liquidation preferences or the dividend rights of the holders of Series A-1 Stock, (c) cancel or modify the conversion rights of the holders of Series A-1 Stock, (d) cancel or modify the approval rights of the holders of the Series A-1 Stock, or (e) amend the Certificate of Designations in a manner which would impair the rights of the holders of the Series A-1 Stock; (2) issue any additional shares of Series A-1 Stock; or (3) issue any securities (other than certain excepted issuances) at a price per share that would trigger a ratchet adjustment to the conversion price where either we have insufficient authorized capital to permit the conversion in full of such Series A-1 Stock or stockholder approval is not obtained if such full ratchet adjustment requires stockholder approval.

The Investors have agreed to be subject to a blocker (the “Blocker”) that would prevent each of their Common Stock ownership at any given time from exceeding 4.99% of our outstanding Common Stock (which percentage may increase but never above 9.99%). We have granted the Investors a right of first offer on certain of our future issuances of securities. We do not plan to register the Series A-1 Stock or the Common Stock issuable upon conversion thereof.

The information set forth above is qualified in its entirety by reference to the terms of the Binding Debt Exchange Letter of Intent, the Subscription Agreement, the Voting Agreement, the Certificate of Elimination and the Certificate of Designations attached hereto as Appendices A through E and which are incorporated herein by reference. Stockholders are urged to carefully read these documents.

Possible Effects upon Rights of Existing Stockholders

Our existing stockholders will continue to own their existing shares of Common Stock after the transaction described in this Proposal. The holders of our Common Stock are not participating in nor receiving any consideration from the transaction described in this Proposal. The holders of our Common Stock should not send in their share certificates because their share certificates will not be exchanged in connection with the transaction described in this Proposal.

The Series A-1 Stock is senior to our Common Stock with respect to dividends and liquidation preferences. The Subscription Agreement includes a right of first offer in favor of the Investors on certain of our future issuances of securities. The shares of our Common Stock do not have such preemptive rights. In addition, on certain matters, the separate approval of the holders of at least 80% of the then outstanding Series A-1 Stock may be required. For further explanation, see “Description of Series A-1 Preferred Stock” above.

Existing stockholders also will suffer significant dilution in ownership interests and voting rights as a result of the issuance of shares of our Common Stock upon the conversion of the Series A-1 Stock. Upon conversion in full of the Series A-1 Stock over time (at the initial conversion price of $0.30 per converted share of Common Stock), an aggregate of approximately 30% of our outstanding Common Stock will consist of newly issued Common Stock resulting from conversion of the Series A-1 Stock, and the ownership interest of our existing stockholders would be correspondingly reduced. The amounts and percentages described above do not give effect to (i) the Blocker, (ii) the issuance of shares of Common Stock as described in any of the other proposals in this proxy statement, (iii) the issuance of shares of Common Stock for potential future anti-dilution adjustments, (iv) the issuance of shares of Common Stock pursuant to other outstanding options, warrants and convertible notes of the Company or (v) any other future issuances of our common stock. In the event of certain future dilutive issuances of stock, the actual conversion price of the Series A-1 Stock may differ from the initial conversion price, and the Series A-1 Stock would become convertible into a number of shares of Common Stock representing a higher percentage of our voting securities, which would cause additional dilution to our existing stockholders. The sale into the public market of these shares also could materially and adversely affect the market price of our Common Stock.

Required Vote

The affirmative vote of a majority of the shares of the Common Stock present or represented by proxy at the Annual Meeting and entitled to vote is being sought for approval and ratification of the terms and issuance of the Series A-1 Stock. Although stockholder approval was not necessary to effectuate the Debt Exchange, the Subscription Agreement requires us to submit this Proposal Two to the stockholders for approval on or before July 31, 2008. The Board has determined that stockholder approval and ratification of the terms and issuance of the Series A-1 Stock is in the best interests of our stockholders.

Recommendation of the Board

The Board recommends that stockholders vote FOR approval and ratification of the terms and issuance of the Series A-1 Stock.

The Company’s officers and directors (who beneficially own an aggregate of approximately 2,875,906 shares of the Company’s Common Stock) have agreed to vote FOR Proposal Two.

PROPOSAL THREE: APPROVAL OF THE ISSUANCE OF SUCH NUMBER OF SHARES OF
COMMON STOCK ISSUABLE UPON CONVERSION OF THE SERIES A-1 STOCK AS MAY
BE REQUIRED BY THE ANTIDILUTION PROVISIONS OF SUCH PREFERRED STOCK,
WHICH COULD BE ISSUED BY THE COMPANY TO ALLOW FOR FULL-RATCHET ANTI-DILUTION

Reasons for Issuance of Additional Common Stock

Under the terms of the Series A-1 Stock, each share of Series A-1 Stock is convertible at any time at the holder’s option into 100 shares of Common Stock at an initial conversion price of $0.30 per share of Common Stock. The conversion price of the Series A-1 Stock, however, is subject to ratchet price dilution protection in the event we issue securities (other than certain excepted issuances) at a price below the then current conversion price. Initially, the conversion price can only adjust down to $0.26 per converted share of Common Stock, unless stockholders approve this Proposal for any dilution adjustment below that amount. In the event stockholders approve this Proposal, the currently outstanding Series A-1 Stock could be converted into greater than 12,799,900 shares of Common Stock at a conversion price less than $0.26 per converted share of Common Stock.

The Common Stock issuable upon conversion of the Series A-1 Stock will have all of the same rights, preferences and privileges of our currently authorized and issued Common Stock.

Reasons for Stockholder Approval

Our Common Stock is listed on The Nasdaq Capital Market and, as such, the Company is subject to the Nasdaq Marketplace Rules. Nasdaq Marketplace Rule 4350(i)(1)(D) (the “Nasdaq 20% Rule”) requires that an issuer obtain stockholder approval prior to the issuance of Common Stock if such issuance is for less than the greater of book or market value of the Common Stock and would equal 20% or more of the Common Stock or voting power of the issuer outstanding before the issuance. Because the Series A-1 Stock is subject to ratchet price dilution protection, the issuance of Common Stock upon conversion of the Series A-1 Stock at a conversion price below $0.26 per converted share of Common Stock would be considered an issuance of Common Stock for less than the greater of book or market value of the Common Stock for purposes of determining whether the 20% limit has been reached under the Nasdaq 20% Rule.

Because the initial conversion price of the Series A-1 Stock cannot be less than $0.26 per converted share of Common Stock unless stockholder approval is obtained for this Proposal, the issuance of the Series A-1 Stock (and the Common Stock issuable upon conversion of such Series A-1 Stock at such initial conversion price) satisfies the Nasdaq 20% Rule, and stockholders are not being asked to approve the issuance of the Series A-1 Stock or the Common Stock issuable upon conversion of such Series A-1 Stock at such initial conversion price. However, because the issuance of Common Stock upon conversion of the Series A-1 Stock at a conversion price below $0.26 per converted share of Common Stock would be considered an issuance of Common Stock for less than the greater of book or market value of the Common Stock and could exceed 20% of the outstanding shares of our Common Stock, we are seeking stockholder approval of Proposal Three in order to comply with the Nasdaq 20% Rule.

The Subscription Agreement requires us to submit this Proposal Three to the stockholders for approval on or before July 31, 2008. Approval of Proposal Three will constitute approval pursuant to the Nasdaq 20% Rule.

Possible Effects upon Rights of Existing Stockholders

Existing stockholders are expected to suffer significant dilution in ownership interests and voting rights as a result of the issuance of shares of our Common Stock upon the conversion of the Series A-1 Stock. It is estimated that upon conversion in full of the Series A-1 Stock over time (at the initial conversion price), an aggregate of up to approximately 48% of our outstanding Common Stock will consist of newly issued Common Stock resulting from conversion of the Series A-1 Stock, and the ownership interest of our existing stockholders would be correspondingly reduced. The amounts and percentages described above do not give effect to (i) the Blocker, (ii) the issuance of shares of Common Stock for potential future anti-dilution adjustments, (iii) the issuance of shares of Common Stock pursuant to other outstanding options, warrants and convertible notes of the Company or (iv) any other future issuances of our common stock. In the event of certain future dilutive issuances of stock, the actual conversion prices of the Series A-1 Stock may differ from the initial conversion prices, and the Series A-1 Stock could become convertible and exercisable into a number of shares of Common Stock representing a higher percentage of our voting securities, which would cause additional dilution to our existing stockholders. The sale into the public market of these shares also could materially and adversely affect the market price of our Common Stock.

The Subscription Agreement includes a right of first offer in favor of the Investors on certain of our future issuances of securities. The shares of our Common Stock do not have such preemptive rights.

Required Vote

The affirmative vote of a majority of the outstanding voting shares present or represented and entitled to vote at the Annual Meeting is required by the Nasdaq Marketplace Rules to approve Proposal Three.

Recommendation of the Board

The Board recommends that the stockholders vote FOR approval of Proposal Three.

The Company’s officers and directors (who beneficially own an aggregate of approximately 2,875,906 shares of the Company’s Common Stock) have agreed to vote FOR Proposal Three.

PROPOSAL FOUR: APPROVAL OF AN AMENDMENT TO OUR CERTIFICATE OF
INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF
COMMON STOCK TO 150,000,000 AND TO INCREASE THE NUMBER OF AUTHORIZED
SHARES OF PREFERRED STOCK TO 1,000,000

General

Our Certificate of Incorporation currently provides that we are authorized to issue two classes of stock, consisting of 80,000,000 shares of Common Stock, par value $0.01 per share, and 500,000 shares of Preferred Stock, par value $0.01 per share. As of June 6, 2008, 31,120,564 shares of Common Stock were issued and outstanding, 127,999 shares of Series A-1 Stock were issued and outstanding, and 20,569,190 shares of Common Stock were reserved for issuance upon the exercise of outstanding options and warrants and the conversion of outstanding convertible notes. The remaining shares of authorized but unissued Common Stock are not reserved for any specific use and are available for future issuance.

The Board believes this capital structure is inadequate for our present and future needs. Accordingly, the Board has approved, subject to stockholder approval, an amendment to our Certificate of Incorporation to increase the authorized number of shares of Common Stock from 80,000,000 to 150,000,000 and to increase the authorized number of shares of Preferred Stock from 500,000 to 1,000,000, and the Board is asking the stockholders to approve this amendment.

Purpose of Authorizing Additional Common Stock and Preferred Stock

In light of the issuance of the Series A-1 Stock, the Board believes it is necessary and advisable to increase the number of authorized shares of Common Stock and Preferred Stock to ensure that a sufficient number of shares of Common Stock are available for issuance upon conversion of Series A-1 Stock and to ensure that a sufficient number of shares of Preferred Stock are available for future issuance if the Board deems it necessary and advisable to do so. Each share of Series A-1 Stock will convert into 100 shares of Common Stock, as more fully described in Proposal Two. As a result, upon full conversion (at the initial conversion prices) of the outstanding Series A-1 Stock, we could issue up to approximately 28,333,200 shares of Common Stock. If certain anti-dilution protections are triggered, as described in Proposal Two, it is possible that the number of shares Common Stock issuable upon conversion of the Series A-1 Stock would be much greater. The Board, therefore, deems it advisable to increase the number of authorized shares of Common Stock by 70,000,000 shares in order to avoid the delay and expense incident to obtaining stockholder approval of a further increase. In addition, because the issuance of the Series A-1 Stock would exhaust greater than a majority of the currently authorized Preferred Stock, the Board deems it advisable to increase the number of authorized shares of Preferred Stock by 500,000 shares in order to avoid the delay and expense incident to obtaining stockholder approval of a further increase.

Possible Effects of Increase in Authorized Common Stock and Preferred Stock

The proposed increase in the authorized number of shares of Common Stock and Preferred Stock could, depending upon the exact nature and circumstances of any actual issuances of authorized but unissued shares, have an anti-takeover effect, in that additional shares could be issued (within the limits imposed by applicable law) in one or more transactions that could discourage, delay or make more difficult a change in control or takeover of the Company, although this is not the present intent of the Board. For example, additional shares could be issued by us to dilute the stock ownership or voting rights of persons seeking to obtain control of the Company and thereby increase the cost of acquiring a given percentage of the outstanding stock. Similarly, the issuance of additional shares to certain persons allied with our management and/or Board could have the effect of making it more difficult to remove our current management and/or directors by diluting the stock ownership or voting rights of persons seeking to cause such removal. Although this Proposal to increase the authorized number of shares of Common Stock and Preferred Stock has been prompted by business considerations and not by the threat of any hostile takeover attempt (nor is the Board currently aware of any such attempts directed at the Company), stockholders should be aware that approval of the amendment to the Certificate of Incorporation could facilitate future efforts by us to deter or prevent changes in control of the Company, including transactions in which the stockholders might otherwise receive a premium for their shares over then-current market prices.

In addition, an issuance of additional shares by us could have an effect on the potential realizable value of a stockholder’s investment. In the absence of a proportionate increase in our earnings and book value (or decrease in our loss), an increase in the aggregate number of outstanding shares of the Common Stock and Preferred Stock caused by the issuance of additional shares would dilute the earnings per share and book value per share (or increase the loss per share) of all outstanding shares of our capital stock. If such factors were reflected in the price per share of Common Stock, the potential realizable value of a stockholder’s investment could be adversely affected.

Additional shares of Common Stock authorized pursuant to this Proposal would be identical in all respects to the Common Stock currently authorized. Because our Certificate of Incorporation authorizes the Board without stockholder approval to issue shares of Preferred Stock in one or more series and to fix or alter the designations, preferences, rights, qualifications, limitations or restrictions of the shares of each series, including the dividend rights, dividend rates, conversion rights, voting rights, term of redemption including sinking fund provisions, redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of such series, additional shares of Preferred Stock authorized pursuant to this Proposal may not be identical to the Preferred Stock currently authorized or designated. The issuance of Preferred Stock with voting and conversion rights also may adversely affect the voting power of the holders of Common Stock, including the loss of voting control to others.

While authorization of the additional shares will not dilute the proportionate voting power or other rights of existing stockholders, future issuances of Common Stock and Preferred Stock could reduce the proportionate ownership of existing holders of Common Stock and Preferred Stock, and, depending on the price at which such shares are issued, may be dilutive to the existing stockholders.

Proposed Amendment

The proposed amendment to our Certificate of Incorporation is attached hereto as Appendix F and would amend the first paragraph of Article IV of our Certificate of Incorporation to read in full as follows:

“The corporation is authorized to issue two classes of capital stock, designated Common Stock (hereinafter referred to as “Common Stock”) and Preferred Stock (hereinafter referred to as “Preferred Stock”). The amount of total capital stock of the corporation is 151,000,000 shares, consisting of 1,000,000 shares of Preferred Stock, $0.01 par value, and 150,000,000 shares of Common Stock, $0.01 par value.”

Required Vote

The affirmative vote of the holders of a majority of the shares of Common Stock outstanding as of the record date and entitled to vote is required for approval of the amendment to our Certificate of Incorporation to increase the number of authorized shares of Common Stock and to increase the number of authorized shares of Preferred Stock. The Subscription Agreement requires us to submit this Proposal Four to our stockholders for approval on or before July 31, 2008. Failure to obtain stockholder approval on or before July 31, 2008 to increase our authorized Common Stock to a number of shares sufficient for the reservation of the amount of Common Stock required to be reserved for conversion of the outstanding Series A-1 Stock that the holders have a right to convert would constitute an event of default that would cause the cumulative dividend rate on the Series A-1 Stock to increase to 20% per annum, payable in arrears starting December 30, 2009.

Recommendation of the Board

The Board recommends that the stockholders vote FOR approval of the amendment to our Certificate of Incorporation to increase the number of authorized shares of Common Stock to 150,000,000 and to increase the number of authorized shares of Preferred Stock to 1,000,000.

The Company’s officers and directors (who beneficially own an aggregate of approximately 2,875,906 shares of the Company’s Common Stock) have agreed to vote FOR Proposal Four.

PROPOSAL FIVE (A THROUGH I): APPROVAL OF GRANTING THE BOARD OF
DIRECTORS THE AUTHORITY TO EXERCISE ITS DISCRETION TO AMEND OUR
CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT OF OUR
OUTSTANDING SHARES OF COMMON STOCK, IF NECESSARY TO REGAIN
COMPLIANCE WITH THE NASDAQ CAPITAL MARKET’S MINIMUM BID
REQUIREMENT, AT ANY OF THE FOLLOWING EXCHANGE RATIOS AT ANY TIME
WITHIN ONE YEAR AFTER STOCKHOLDER APPROVAL IS OBTAINED, AND ONCE
APPROVED BY THE STOCKHOLDERS, THE TIMING OF THE AMENDMENT, IF AT ALL,
AND THE SPECIFIC REVERSE SPLIT RATIO TO BE EFFECTED SHALL BE DETERMINED
IN THE SOLE DISCRETION OF OUR BOARD OF DIRECTORS: (A) A ONE-FOR-TWO
REVERSE STOCK SPLIT; (B) A ONE-FOR-THREE REVERSE STOCK SPLIT; (C) A ONE-
FOR-FOUR REVERSE STOCK SPLIT; (D) A ONE-FOR-FIVE REVERSE STOCK SPLIT; (E) A
ONE-FOR-SIX REVERSE STOCK SPLIT; (F) A ONE-FOR-SEVEN REVERSE STOCK SPLIT;
(G) A ONE-FOR-EIGHT REVERSE STOCK SPLIT; (H) A ONE-FOR-NINE REVERSE
STOCK SPLIT; OR (I) A ONE-FOR-TEN REVERSE STOCK SPLIT

General

We and our Board believe it is advisable and in the best interests of the Company and its stockholders to approve granting the Board of Directors the authority to exercise its discretion to amend our Certificate of Incorporation to effect a reverse stock split of our outstanding shares of Common Stock, if necessary to regain compliance with the Nasdaq Capital Market’s minimum bid requirement, at any of the following exchange ratios at any time within one year after stockholder approval is obtained, and once approved by the stockholders, the timing of the amendment, if at all, and the specific reverse split ratio to be effected shall be determined in the sole discretion of our Board of Directors: (A) a one-for-two reverse stock split; (B) a one-for-three reverse stock split; (C) a one-for-four reverse stock split; (D) a one-for-five reverse stock split; (E) a one-for-six reverse stock split; (F) a one-for-seven reverse stock split; (G) a one-for-eight reverse stock split; (H) a one-for-nine reverse stock split; or (I) a one-for-ten reverse stock split. The Board has approved of the proposed amendment of our Certificate of Incorporation, subject to stockholder approval, that would effect a reverse stock split in which each two (2), three (3), four (4), five (5), six (6), seven (7), eight (8), nine (9) and/or ten (10) issued and outstanding shares of our Common Stock would be combined and converted into one share. Although stockholders are being asked to vote on each of the proposed reverse split exchange ratios, only one such proposal will be effected, if at all. Pending stockholder approval, the Board will have the sole discretion pursuant to Section 242(c) of the Delaware General Corporation Law to elect, as it determines to be in our best interests and those of our stockholders, whether or not to effect a reverse stock split, and if so, the specific number of shares of our Common Stock between and including two and ten which will be combined into one share of our Common Stock, at any time before the first anniversary of this Annual Meeting. The Board believes that stockholder approval of an amendment at each of the proposed reverse split ratios granting it the discretion to approve the specific ratio to be effected, rather than approval of only one exchange ratio at this time, provides the Board with maximum flexibility to react to then-current market conditions and, therefore, is in our best interests and those of our stockholders.

The full text of the form of proposed amendment of the Certificate of Incorporation is attached to this proxy statement as Appendix G. By approving this Proposal, stockholders will be approving granting the Board the authority to exercise its discretion to amend our Certificate of Incorporation pursuant to which any whole number of outstanding shares between and including two and ten would be combined into one share of our Common Stock, and authorizing the Board to file only one such amendment, as determined by the Board in the manner described herein. The Board at its discretion may also elect not to implement any reverse stock split.

If approved by the stockholders and following such approval the Board determines that effecting a reverse stock split is in our best interests and those of our stockholders, the reverse stock split will become effective upon filing one such amendment with the Secretary of State of the State of Delaware. The amendment filed thereby will contain the number of shares approved by the stockholders and selected by the Board within the limits set forth in this Proposal to be combined into one share of our Common Stock. Only one such amendment will be filed, if at all, and the other amendments will be abandoned in accordance with Section 242(c) of the Delaware General Corporation Law.

Although we presently intend to effect the reverse stock split only if necessary to regain compliance with the Nasdaq Capital Market’s minimum bid requirement, under Section 242(c) of the Delaware General Corporation Law, the Board has reserved the right, notwithstanding the stockholders’ approval of the proposed amendment of the Certificate of Incorporation at the Annual Meeting, to abandon it at any time without further action by the stockholders before the amendment of the Certificate of Incorporation is filed with the Secretary of State of the State of Delaware. The Board may consider a variety of factors in determining whether or not to proceed with the proposed amendment of the Certificate of Incorporation, including overall trends in the stock market, recent changes and anticipated trends in the per share market price of our Common Stock, business developments, and our actual and projected financial performance. If the closing bid price of our Common Stock on the Nasdaq Capital Market reaches a minimum of $1.00 per share and remains at or above that level for a minimum of ten consecutive trading days (or longer, if required by the Nasdaq Listing Qualifications Panel), as discussed more fully below, the Board may decide to abandon the filing of the proposed amendment of the Certificate of Incorporation. If the Board fails to implement a reverse stock split prior to the one-year anniversary of this Annual Meeting, stockholder approval again would be required prior to implementing any reverse stock split.

The Board approved the proposed amendment to our Certificate of Incorporation on May 6, 2008, subject to stockholder approval, and recommends that the stockholders vote FOR approval of the amendment. Even if this Proposal is approved, the Board in its discretion may decide not to file the amendment to our Certificate of Incorporation with the Secretary of State of the State of Delaware to effect the reverse stock split.

Purpose and Background of the Reverse Stock Split

Our primary objective in effectuating the reverse stock split would be to attempt to raise the per share trading price of our Common Stock in an effort to continue our listing on the Nasdaq Capital Market. To maintain listing, the Nasdaq Capital Market requires, among other things, that our Common Stock maintain a minimum bid of $1.00 per share. The closing bid price of our Common Stock has been below $1.00 per share since December 11, 2007.

On December 6, 2007, we received notice from Nasdaq that our Common Stock had failed to maintain Nasdaq’s minimum closing bid price requirement of $1.00 and that we were being given 180 days to demonstrate compliance with this requirement or to face delisting of our Common Stock from the Nasdaq Capital Market. If, following a reverse stock split, the per share price of our Common Stock is above $1.00 for ten consecutive trading days, Nasdaq has stated that its Staff will determine if we comply with the rule. The Board is seeking approval for the authority to effectuate the reverse stock split as a means of increasing the share price of our Common Stock at or above $1.00 per share in order to avoid further action by the Nasdaq Capital Market. We expect that the reverse stock split will increase the bid price per share of our Common Stock above the $1.00 per share minimum price, thereby satisfying this listing requirement. However, there can be no assurance that the reverse stock split will have that effect, initially or in the future, or that it will enable us to maintain the listing of our Common Stock on the Nasdaq Capital Market.

In addition, we believe that the low per share market price of our Common Stock impairs its marketability to and acceptance by institutional investors and other members of the investing public and creates a negative impression of the Company. Theoretically, decreasing the number of shares of Common Stock outstanding should not, by itself, affect the marketability of the shares, the type of investor who would be interested in acquiring them, or our reputation in the financial community. In practice, however, many investors, brokerage firms and market makers consider low-priced stocks as unduly speculative in nature and, as a matter of policy, avoid investment and trading in such stocks. Moreover, the analysts at many brokerage firms do not monitor the trading activity or otherwise provide coverage of lower priced stocks. The presence of these factors may be adversely affecting, and may continue to adversely affect, not only the pricing of our Common Stock but also its trading liquidity. In addition, these factors may affect our ability to raise additional capital through the sale of stock.

We further believe that a higher stock price could help us attract and retain employees and other service providers. We believe that some potential employees and service providers are less likely to work for a company with a low stock price, regardless of the size of the company’s market capitalization. If the reverse stock split successfully increases the per share price of our Common Stock, we believe this increase will enhance our ability to attract and retain employees and service providers.

We hope that the decrease in the number of shares of our outstanding Common Stock as a consequence of the reverse stock split, and the anticipated increase in the price per share, will encourage greater interest in our Common Stock by the financial community and the investing public, help us attract and retain employees and other service providers, and possibly promote greater liquidity for our stockholders with respect to those shares presently held by them. However, the possibility also exists that liquidity may be adversely affected by the reduced number of shares which would be outstanding if the reverse stock split is effected, particularly if the price per share of our Common Stock begins a declining trend after the reverse stock split is effected.

There can be no assurance that the reverse stock split will achieve any of the desired results. There also can be no assurance that the price per share of our Common Stock immediately after the reverse stock split will increase proportionately with the reverse stock split, or that any increase will be sustained for any period of time.

If stockholders do not approve the reverse stock split proposal and our stock price does not otherwise increase to greater than $1.00 per share for at least 10 consecutive trading days before June 3, 2008, we expect our Common Stock to be subject to a delisting action by Nasdaq. While we would be entitled to a hearing before Nasdaq would delist our Common Stock, it is unlikely that the hearing panel would be receptive to any plans that could not guarantee a $1.00 minimum bid price. We believe the reverse stock split is the most likely way to assist the stock price in reaching the minimum bid level required by Nasdaq, although effecting the reverse stock split cannot guarantee that we will be in compliance with the minimum bid requirement for even for the minimum 10-day trading period required by Nasdaq. Furthermore, the reverse stock split cannot guarantee we will be in compliance with either the market capitalization, net worth or stockholders’ equity criteria required to maintain our Nasdaq Capital Market listing.

If our Common Stock were delisted from the Nasdaq Capital Market, trading of our Common Stock would thereafter be conducted on the OTC Bulletin Board or the “pink sheets.”. As a result, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the price of, our Common Stock. To relist shares of our Common Stock on Nasdaq, we would be required to meet the initial listing requirements for either the Nasdaq Capital Market or the Nasdaq Global Market, which are more stringent than the maintenance requirements.

In addition, if our Common Stock were delisted from the Nasdaq Capital Market and the price of our Common Stock were below $5 at such time, such stock would come within the definition of “penny stock” as defined in the Securities Exchange Act of 1934, as amended and would be covered by Rule 15g-9 of the Securities Exchange Act of 1934. That rule imposes additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5 million or individuals with net worth in excess of $1 million or annual income exceeding $200,000 or $300,000 jointly with their spouse). For transactions covered by Rule 15g-9, the broker-dealer must make a special suitability determination for the purchaser and receive the purchaser’s written agreement to the transaction prior to the sale. These additional sales practice restrictions will make trading in our Common Stock more difficult and the market less efficient.

We are not aware of any present efforts by anyone to accumulate our Common Stock, and the proposed reverse stock split is not intended to be an anti-takeover device.

The Reverse Stock Split May Not Result in an Increase in the Per Share Price of Our Common Stock; There Are Other Risks Associated with the Reverse Stock Split

We cannot predict whether the reverse stock split will increase the market price for our Common Stock. The history of similar stock split combinations for companies in like circumstances is varied. There is no assurance that:

•	the market price per share will either exceed or remain in excess of the $1.00 minimum bid price as required by the Nasdaq Capital Market;

•	we will otherwise meet the requirements of Nasdaq for continued inclusion for trading on the Nasdaq Capital Market;

•	the market price per share of our Common Stock after the reverse stock split will rise in proportion to the reduction in the number of shares outstanding before the reverse stock split;

•	the reverse stock split will result in a per share price that will attract brokers and investors who do not trade in lower priced stocks; or

•	the reverse stock split will result in a per share price that will increase our ability to attract and retain employees and other service providers.

The market price of our Common Stock will also be based on our performance and other factors, some of which are unrelated to the number of shares outstanding. If the reverse stock split is effected and the market price of our Common Stock declines, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would occur in the absence of a reverse stock split.

Principal Effects of Reverse Stock Split on Market for Common Stock

On June [  ], 2008, the closing bid price for our Common Stock on the Nasdaq Capital Market was $[          ] per share. By decreasing the number of shares of Common Stock outstanding without altering the aggregate economic interest represented by the shares, we believe the market price will be increased. The greater the market price rises above $1.00 per share, the less risk there will be that we will fail to meet the requirements for maintaining the listing of our Common Stock on the Nasdaq Capital Market. However, there can be no assurance that the market price of the Common Stock will rise to or maintain any particular level or that we will at all times be able to meet the requirements for maintaining the listing of our Common Stock on the Nasdaq Capital Market.

Principal Effects of Reverse Stock Split on Common Stock and Preferred Stock; No Fractional Shares

If stockholders approve granting the Board the authority to exercise its discretion to amend our Certificate of Incorporation to effect a reverse stock split, and if the Board decides to effectuate such amendment and reverse stock split, the principal effect of the reverse stock split will be (i) to reduce the number of issued and outstanding shares of our Common Stock, in accordance with an exchange ratio approved by the stockholders and determined by the Board as set forth in this Proposal, from approximately 31,120,564 shares to between and including approximately 15,560,282 and 3,112,056 shares, depending on which reverse stock ratio is effectuated by the Board and based upon the number of shares outstanding on the record date for the Annual Meeting and (ii) to reduce the number of shares of our Common Stock issuable upon conversion of our outstanding Series A-1 Stock from 12,799,900 shares to between and including approximately 6,399,950 and 1,279,990 shares, depending on which reverse stock ratio is effectuated by the Board. Except as described above, the reverse stock split will not affect the Series A-1 Stock. The total number of shares of Common Stock each stockholder holds will be reclassified automatically into the number of shares of Common Stock equal to the number of shares of Common Stock each stockholder held immediately before the reverse stock split divided by the exchange ratio approved by the stockholders and determined by the Board as set forth in this Proposal. If the number of shares of Common Stock a stockholder holds is not evenly divisible by such exchange ratio, that stockholder will not receive a fractional share but instead will receive, upon surrender of stock certificates representing such shares of Common Stock, cash in an amount equal to the fraction of a share that stockholder otherwise would have been entitled to receive multiplied by the last sale price (as adjusted to reflect the reverse stock split) of the Common Stock as last reported on the Nasdaq Capital Market on the trading day before the reverse stock split takes effect. The ownership of a fractional interest will not give the holder thereof any voting, dividend or other rights except to receive payment therefor as described herein. Stockholders should be aware that, under the escheat laws of the various jurisdictions where stockholders reside, where we are domiciled and where the funds will be deposited, sums due for fractional interests that are not timely claimed after the effective time may be required to be paid to the designated agent for each such jurisdiction. Thereafter, stockholders otherwise entitled to receive such funds may have to seek to obtain them directly from the state to which they were paid.

The reverse stock split will affect all of our stockholders uniformly and will not affect any stockholder’s percentage ownership interests, except to the extent that the reverse stock split results in any stockholders owning a fractional share. As described above, stockholders holding fractional shares will be entitled to cash payments in lieu of such fractional shares. Such cash payments will reduce the number of post-split stockholders to the extent there are stockholders presently holding fewer shares than between and including two and ten shares, depending on the exchange ratio selected by the Board. This, however, is not the purpose for which we are proposing to effect the reverse stock split and we are not aware that we have any stockholders who hold so few shares that they will be cashed out. Common stock issued pursuant to the reverse stock split will remain fully paid and non-assessable. The par value of our Common Stock and Preferred Stock would remain unchanged at $0.01 per share. We will continue to be subject to the periodic reporting requirements of the Securities Exchange Act of 1934.

Upon effectiveness of the reverse stock split, the number of authorized shares of Common Stock that are not issued or outstanding will increase substantially because the proposed amendment will not reduce the number of authorized shares while it will reduce the number of outstanding shares by a factor of between and including two and ten, depending on the exchange ratio selected by the Board. In other words, if stockholders approve Proposals Four and Five, the number of authorized but unissued shares of Common Stock would increase from approximately 118,979,436 shares to between and including approximately 134,489,718 and 146,897,944 shares. If stockholders approve Proposals Four and Five, we will continue to have 866,668 authorized but unissued shares of Preferred Stock. Authorized but unissued shares will be available for issuance, and we may issue such shares in financings or otherwise. If we issue additional shares, the ownership interest of holders of our Common Stock may also be diluted. Also, the issued shares may have rights, preferences or privileges senior to those of our Common Stock. Our future capital needs will be highly dependent on our ability to repay our debt, control expenses on the parent and subsidiary levels, and manage the development efforts on the parent and subsidiary levels. Thus, any projections of future cash needs and cash flows are subject to substantial uncertainty. If our available funds and cash generated from operations are insufficient to satisfy our liquidity requirements, we may seek to sell additional equity or debt securities, obtain a line of credit or curtail our existing operations. In addition, from time to time we may evaluate other methods of financing to meet our capital needs on terms that we believe are attractive.

Principal Effects of Reverse Stock Split on Outstanding Options, Warrants and Convertible Notes

As of the record date for the stockholder meeting, we had outstanding employee stock options to purchase an aggregate of 4,889,120 shares of Common Stock with exercise prices per share ranging from $0.86 to $26.56 per share; warrants to purchase an aggregate of 7,204,070 shares of Common Stock with exercise prices per share ranging from $1.00 to $2.17 per share; and convertible notes to purchase an aggregate of 8,445,000 shares of Common Stock with a conversion price of $1.00 per share. Under the terms of the options, warrants and convertible notes, when the reverse stock split becomes effective, the number of shares covered by each of them will be reduced to between and including one-half and one-tenth the number currently covered and the exercise or conversion price per share will be increased by between and including two and ten times the current exercise or conversion price, resulting in the same aggregate price being required to be paid therefor upon exercise thereof as was required immediately preceding the reverse stock split. The number of shares reserved under our option plans and stock bonus plan will decrease to between and including one-half and one-tenth of the number of shares currently included in such plans.

Principal Effects of Reverse Stock Split on Legal Ability to Pay Dividends

The Board has not in the past declared, nor does it have any plans to declare in the foreseeable future, any distributions of cash, dividends or other property, and we are not in arrears on any dividends. Therefore, we do not believe that the reverse stock split will have any effect with respect to future distributions, if any, to our stockholders.

Accounting Matters

The reverse stock split will not affect the par value of our Common Stock. As a result, on the effective date of the reverse stock split, the stated capital on our balance sheet attributable to our Common Stock will be reduced by a factor of between and including two and ten. In other words, stated capital will be reduced to between and including one-half and one-tenth of its present amount, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. The per share net income or loss and net book value of our Common Stock will be increased because there will be fewer shares of Common Stock outstanding.

Potential Anti-Takeover Effect

The increased proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect (for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of our Board or contemplating a tender offer or other transaction for the combination of the Company with another company). However, the reverse stock split proposal is not being proposed to facilitate implementing a poison pill in response to any effort of which we are aware to accumulate shares of our Common Stock or obtain control of the Company, nor is it part of a plan by management to recommend a series of similar amendments to our Board and stockholders.

Procedure for Effecting Reverse Stock Split; Exchange of Stock Certificates; Payment for Fractional Shares

If the stockholders approve granting the Board the authority to exercise its discretion to effectuate the reverse stock split and if the Board determines that the reverse stock split is necessary to maintain listing on the Nasdaq Capital Market, we will file the proposed amendment to the Certificate of Incorporation with the Secretary of State of the State of Delaware. The reverse stock split will become effective at the time specified in the amendment, which will most likely be the date of the filing of the amendment and which we refer to as the “effective time.” Beginning at the effective time, each certificate representing outstanding pre-reverse stock split shares of Common Stock will be deemed for all corporate purposes to evidence ownership of post-reverse stock split shares of Common Stock.

We will appoint BNY Mellon Shareowner Services, 400 South Hope Street, 4th Floor, Los Angeles, California 90071, (877) 854-4574, to act as exchange agent for Common Stockholders in connection with the reverse stock split. We will deposit with the exchange agent, as soon as practicable after the effective time, cash in an amount equal to the value of the estimated aggregate number of fractional shares that will result from the reverse stock split. The funds required to purchase the fractional share interests are available and will be paid from our current cash reserves. Our stockholder list shows that some of the outstanding Common Stock is registered in the names of clearing agencies and broker nominees. Because we do not know the numbers of shares held by each beneficial owner for whom the clearing agencies and broker nominees are record holders, we cannot predict with certainty the number of fractional shares that will result from the reverse stock split or the total amount we will be required to pay for fractional share interests. However, we do not expect that amount will be material.

As of the record date for the Annual Meeting, we had approximately [     ] Common Stockholders of record (although we had significantly more beneficial holders). We do not expect the reverse stock split and the payment of cash in lieu of fractional shares to result in a significant reduction in the number of record holders. We presently do not intend to seek any change in our status as a reporting company for federal securities law purposes, either before or after the reverse stock split.

As soon as practicable after the effective time, we will mail a letter of transmittal to each Common Stockholder. Each Common Stockholder will be able to obtain a certificate evidencing its post-reverse-split shares and, if applicable, cash in lieu of a fractional share only by sending the exchange agent its old stock certificate(s), together with the properly executed and completed letter of transmittal and such evidence of ownership of the shares as we may require. Common Stockholders will not receive certificates for post-reverse stock split shares unless and until their old certificates are surrendered to the exchange agent together with the properly completed and executed letter of transmittal and such evidence of ownership of the shares as we may require. Stockholders should not destroy any stock certificates and should not forward their certificates to the exchange agent until they receive the letter of transmittal, and they should only send in their certificates with the letter of transmittal. The exchange agent will send each Common Stockholder’s new stock certificate and payment in lieu of any fractional share promptly after receipt of that stockholder’s properly completed letter of transmittal and old stock certificate(s).

Stockholders will not have to pay any service charges in connection with the exchange of their certificates or the payment of cash in lieu of fractional shares.

Even if the stockholders approve the reverse stock split, the Board reserves the right to not effect the reverse stock split if in the Board’s opinion it would not be in our best interests or those of our stockholders to effect such reverse stock split.

No Dissenter’s Rights

Under the Delaware General Corporation Law, stockholders are not entitled to dissenter’s rights with respect to the reverse stock split, and the Company will not independently provide stockholders with any such right.

Material Federal Income Tax Consequences of the Reverse Stock Split

The following is a summary of material federal income tax consequences of the reverse stock split to holders of the Company’s Common Stock and to the Company. The discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), existing, proposed and temporary Treasury regulations promulgated thereunder, Internal Revenue Service (“IRS”) rulings, administrative pronouncements and judicial decisions in effect as of the date of this proxy statement, all of which are subject to change (possibly with retroactive effect) or to different interpretations. The summary does not address all aspects of federal income taxation that may apply to a stockholder as a result of the reverse stock split and is included for general information only. In addition, the summary does not address any state, local or foreign income or other tax consequences of the reverse stock split.

The summary does not address tax consequences to stockholders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers, S corporations, partnerships, estates, trusts and tax-exempt entities. The summary further assumes that stockholders have held the Company’s Common Stock subject to the reverse stock split as a capital asset within the meaning of Section 1221 of the Code, and will continue to hold such Common Stock as a capital asset following the reverse stock split.

THE FOLLOWING DISCUSSION IS BASED ON CURRENT LAW AND IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL U.S. FEDERAL INCOME TAX CONSEQUENCES RELATING TO THE REVERSE STOCK SPLIT. STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT IN LIGHT OF THEIR INDIVIDUAL CIRCUMSTANCES. THIS DISCUSSION IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE.

No gain or loss should be recognized by Common Stockholders as a result of the reverse stock split, except for cash payments received in lieu of fractional shares, the tax consequences of which are described below. The aggregate tax basis of the new Common Stock received by Common Stockholders (including any fraction of new Common Stock deemed to have been received) will be the same as their aggregate adjusted tax basis in their existing Common Stock. The holding period of the new Common Stock received as a result of the reverse stock split will include the period during which a Common Stockholder held the Common Stock surrendered in the reverse stock split.

Common Stockholders who receive cash in lieu of fractional shares of the new Common Stock in the reverse stock split will be treated as having sold such fractional shares for cash, and will generally recognize capital gain or loss in an amount equal to the difference between the amount of cash received and their tax basis in the fractional share. The gain or loss will be long-term capital gain or loss if a stockholder’s holding period for his or her new Common Stock exceeds 12 months.

The reverse stock split will be treated as a tax-free recapitalization of the Company under the Code. Consequently, the Company will not recognize any gain or loss as a result of the reverse stock split.

THE COMPANY’S VIEW REGARDING THE TAX CONSEQUENCE OF THE REVERSE STOCK SPLIT IS NOT BINDING ON THE IRS OR THE COURTS. ACCORDINGLY, EACH STOCKHOLDER SHOULD CONSULT WITH HIS OR HER OWN TAX ADVISOR CONCERNING ALL OF THE POTENTIAL TAX CONSEQUENCES TO HIM OR HER OF THE REVERSE STOCK SPLIT.

Required Vote

The affirmative vote of the holders of a majority of all outstanding shares entitled to vote on this proposal will be required for approval of granting the Board of Directors the authority to exercise its discretion to amend our Certificate of Incorporation to effect a reverse stock split of our outstanding shares of Common Stock, if necessary to regain compliance with the Nasdaq Capital Market’s minimum bid requirement, at any of the following exchange ratios: (A) a one-for-two reverse stock split; (B) a one-for-three reverse stock split; (C) a one-for-four reverse stock split; (D) a one-for-five reverse stock split; (E) a one-for-six reverse stock split; (F) a one-for-seven reverse stock split; (G) a one-for-eight reverse stock split; (H) a one-for-nine reverse stock split; or (I) a one-for-ten reverse stock split, at any time within one year after stockholder approval is obtained. Once approved by the stockholders, the timing of the amendment, if at all, and the specific reverse split ratio to be effected shall be determined in the sole discretion of our Board of Directors. Even if this Proposal is approved, our Board in its discretion may decide not to file the amendment to our Certificate of Incorporation to effect the reverse stock split.

Recommendation of the Board

The Board recommends that the stockholders vote FOR approval of granting the Board of Directors the authority to exercise its discretion to amend our Certificate of Incorporation to effect a reverse stock split of our outstanding shares of Common Stock, if necessary to regain compliance with the Nasdaq Capital Market’s minimum bid requirement, at any of the following exchange ratios: (A) a one-for-two reverse stock split; (B) a one-for-three reverse stock split; (C) a one-for-four reverse stock split; (D) a one-for-five reverse stock split; (E) a one-for-six reverse stock split; (F) a one-for-seven reverse stock split; (G) a one-for-eight reverse stock split; (H) a one-for-nine reverse stock split; or (I) a one-for-ten reverse stock split, at any time within one year after stockholder approval is obtained. Once approved by the stockholders, the timing of the amendment, if at all, and the specific reverse split ratio to be effected shall be determined in the sole discretion of our Board of Directors.

The Company’s officers and directors (who beneficially own an aggregate of approximately 2,875,906 shares of the Company’s Common Stock) have agreed to vote FOR Proposal Five.

OTHER MATTERS

We know of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board may recommend. Discretionary authority with respect to such other matters is granted by the execution of the enclosed proxy. The proxy holders shall vote at their discretion on any procedural matters that may come before the meeting.

DESCRIPTION OF CAPITAL STOCK

General

The Company’s authorized capital stock currently consists of 80 million shares of Common Stock, $0.01 par value per share, and 500,000 shares of Preferred Stock, $0.01 par value per share. Based on the number of shares, options, warrants and convertible notes outstanding as of June 6, 2008, there were 31,120,564 outstanding shares of Common Stock, 127,999 outstanding shares of Series A-1 Stock, outstanding options to purchase 4,194,120 shares of Common Stock, outstanding warrants to purchase 7,204,070 shares of Common Stock and outstanding convertible notes to purchase 8,445,000 shares of Common Stock. If stockholders approve Proposal Four set forth above in this proxy statement, the Company’s authorized capital stock will consists of 150 million shares of Common Stock, $0.01 par value per share, and 1,000,000 shares of Preferred Stock, $0.01 par value per share.

Common Stock

As of June 6, 2008, there were 31,120,564 shares of Common Stock outstanding. Holders of the Common Stock are entitled to one vote for each share held on all matters submitted to a vote of the stockholders. Holders of Common Stock are entitled to receive ratably any dividends that may be declared by the Board out of legally available funds, subject to any preferential dividend rights of any outstanding preferred stock. Upon the Company’s liquidation, dissolution or winding up, the holders of Common Stock are entitled to receive ratably the Company’s net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of Common Stock are fully paid and nonassessable. The rights, preferences and privileges of holders of Common Stock are also subject to, and may be adversely affected by, the rights of holders of shares of any series of preferred stock which the Company may designate and issue in the future without further stockholder approval.

Preferred Stock

The Board is currently authorized without further stockholder approval to issue from time to time up to an aggregate of 366,668 shares of preferred stock in one or more series and to fix or alter the designations, preferences, rights, qualifications, limitations or restrictions of the shares of each series, including the dividend rights, dividend rates, conversion rights, voting rights, term of redemption including sinking fund provisions, redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of such series without further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of management without further action by the stockholders and may adversely affect the voting and other rights of the holders of Common Stock. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of Common Stock, including the loss of voting control to others.

As of June 6, 2008, there were 127,999 shares of Series A-1 Stock outstanding. A summary of the terms of the Series A-1 Stock is set forth above in Proposal Two in this proxy statement and is incorporated here by this reference. The outstanding shares of Series A-1 Stock are fully paid and nonassessable.

Anti-Takeover Provisions

Delaware Law

The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. Section 203 prevents Delaware corporations, including those that are listed on The Nasdaq Capital Market, from engaging in a business combination involving a merger or sale of more than 10% of the corporation’s assets, with any interested stockholder, that is, a stockholder who owns 15% or more of the corporation’s outstanding voting stock, as well as affiliates and associates of any such person, for three years following the date that such stockholder became an interested stockholder unless:

•	the transaction that resulted in the stockholder becoming an interested stockholder was approved by the board of directors prior to the date the interested stockholder attained such status;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding those shares owned by (i) persons who are directors as well as officers; and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

A Delaware corporation may opt out of Section 203 with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares. The Company has not opted out of the provisions of this anti-takeover law. This statute could prohibit or delay mergers or other takeover or change-of-control attempts with respect to the Company and, accordingly, may discourage attempts to acquire the Company.

Charter and Bylaw Provisions

There are provisions in the Company’s amended and restated certificate of incorporation and amended and restated bylaws that may make it more difficult to acquire control of the Company by various means. These provisions could deprive the stockholders of opportunities to realize a premium on the shares of Common Stock owned by them. In addition, these provisions may adversely affect the prevailing market price of the stock. These provisions are intended to:

•	enhance the likelihood of continuity and stability in the composition of the Board and in the policies formulated by the Board;

•	discourage the types of transactions which may involve an actual or threatened change in control of the Company;

•	discourage tactics that may be used in proxy fights;

•	encourage persons seeking to acquire control of the Company to consult first with the Board of Directors to negotiate the terms of any proposed business combination or offer; and

•	reduce the Company’s vulnerability to an unsolicited proposal for a takeover that does not contemplate the Initial Acquisition of all the Company’s outstanding shares or that is otherwise unfair to the Company’s stockholders.

Filling Vacancies on the Board of Directors. Subject to the rights of the holders of any outstanding series of Preferred Stock, the bylaws authorize only the Board to fill vacancies, including newly created directorships. Accordingly, this provision could prevent a stockholder from obtaining majority representation on the Board by enlarging the Board of Directors and filling the new directorships with its own nominees.

Advance Notice Requirements for Stockholder Proposals and Director Nominations. The bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder’s notice must be delivered to or mailed and received at the Company’s principal executive offices not less than 120 days prior to the one year anniversary of the date on which the Company’s proxy statement for the prior year’s meeting was mailed to stockholders. The bylaws also specify requirements as to the form and content of a stockholder’s notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.

Authorized but Unissued Shares. The authorized but unissued shares of Common Stock and Preferred Stock are available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of Common Stock and Preferred Stock could render more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise.

Registration Rights

The Company is a party to registration rights agreements with various third parties.

Warrants

As of June 6, 2008, various third parties held outstanding warrants to purchase 7,204,070 shares of the Company’s Common Stock at prices ranging from $1.00 to $2.17. Of this amount, as of June 6, 2008, the Investors held outstanding warrants to purchase 3,525,000 shares of the Company’s Common Stock at prices ranging from $0.30 to $2.20.

Senior Subordinated Secured Convertible Notes

As of June 6, 2008, the Investors held outstanding senior subordinated secured convertible notes convertible into 8,445,000 shares of the Company’s Common Stock at a conversion price of $1.00 per share.

Transfer Agent and Registrar

The Transfer Agent and Registrar for the Company’s Common Stock is Mellon Investor Services.

Listing

The Company’s shares of Common Stock are listed on The Nasdaq Capital Market under the symbol “IRSN.”

EXECUTIVE OFFICERS

The following is a brief description of the capacities in which each of our executive officers, who is not also one of our directors or nominee for director, has served during the past five years and other biographical information. The biographies of our directors, Messrs. Brashears, Carson, Dumont, Kelly, Ragano and Richards, appear earlier in this proxy statement under “Proposal One: Election of Directors.”

Dr. Volkan Ozguz, age 52, has been one of our Senior Vice Presidents since March 2005 and Chief Technical Officer since March 2004. He has been with us since December 1995 in positions of increasing managerial responsibility for research and development activities. Prior to joining us, Dr. Ozguz was a research scientist and lecturer at the University of California, San Diego. He is the author of numerous technical publications and is the inventor on several patents assigned to us. Dr. Ozguz holds a B.S. and M.S. in Electrical Engineering from Istanbul Technical University and a Ph.D. in Electrical Engineering from North Carolina State University.

Daryl Smetana, age 56, joined us in 1984 as a detector and cryogenics technologist. He has also served as a Project Engineer, Program Manager. In 1993, Mr. Smetana was promoted to Director of Programs. In 1994, he also served as Director of Business Management and, in 1996, as Deputy General Manager for our Advanced Technology Division. In 2003, Mr. Smetana became our Deputy Chief Operations Officer and served in that capacity until January 2006 when he became our Vice President of Operations, his current position. Mr. Smetana holds a B.S. in Physics from the California Polytechnic State University, Pomona and a degree in Audio Engineering from the College for Recording Arts in San Francisco.

John J. Stuart, Jr., age 68, joined us in January 1983 as our Manager of Special Projects and Communications, became our Chief Financial Officer and Treasurer in July 1985, a Vice President in June 1995, a Senior Vice President in November 1998 and Secretary in March 2001. He relinquished the position of Treasurer in February 1995. Effective October 1998, Mr. Stuart re-assumed the position of Treasurer in addition to his other responsibilities. Mr. Stuart is also a member of the Board of Directors of Optex (since December 30, 2005), Novalog (since October 1995), MSI (since October 1997), RedHawk Vision (since March 2000) and iNetWorks (since October 2000). During these periods Mr. Stuart has also served, and continues to serve, as Chief Financial Officer and Secretary of Optex, and as Chief Financial Officer of MSI, RedHawk Vision and iNetWorks. He was also Chief Financial Officer of Novalog from October 1995 to June 2001. In May 2002, he became Secretary of Novalog, and in October 2002, resumed the position of Chief Financial Officer of Novalog. Mr. Stuart holds a B.S. in Industrial Management from the Massachusetts Institute of Technology.

Peter Kenefick, age 48, has been one of our Vice Presidents since October 2006 and Vice President and General Manager of our Optex subsidiary since September 2007. He also acted as Optex’s General Manager from September 2007 until January 2008, when we employed a permanent General Manager for Optex. He joined us in April 2005 as Director of Advanced Systems. Prior to that time, from January 2001 until he joined us, Mr. Kenefick was Program Manager at Hamilton Sundstrand Sensor Systems, where he was responsible for development and low rate production of a highly complex military sensor system. From August 1994 to January 2001, Mr. Kenefick had program management assignments with BF Goodrich Aerospace, Space Flight Systems, culminating with his appointment as Director of Space Programs for that company. Prior to his affiliation with BF Goodrich, Mr. Kenefick had approximately 13 years of program management and engineering experience with aerospace and defense contractors. Mr. Kenefick holds a B.S. in Mechanical Engineering from Rensselaer Polytechnic Institute.

Executive Compensation

Compensation Discussion and Analysis

The following discussion and analysis of our compensation practices and related compensation information should be read in conjunction with the Summary Compensation table and other tables included in this proxy statement, as well as our financial statements and management’s discussion and analysis of financial condition and results of operations included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2007. The following discussion includes statements of judgment and forward-looking statements that involve risks and uncertainties. These forward-looking statements are based on our current expectations, estimates and projections about our industry, our business, compensation, management’s beliefs, and certain assumptions made by us, all of which are subject to change. Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “ estimates,” “may,” “will,” “should,” “would,” “could,” “potential,” “continue,” “ongoing,” similar expressions, and variations or negatives of these words and include, but are not limited to, statements regarding projected performance and compensation. Actual results could differ significantly from those projected in the forward-looking statements as a result of certain factors, including, but not limited to, the risk factors discussed in our Annual Report on Form 10-K for the fiscal year ended September 30, 2007. We assume no obligation to update the forward-looking statements or such risk factors.

Introduction

It is the responsibility of the Compensation Committee of our Board to oversee our general compensation policies; to determine the base salary and bonus to be paid to our Chief Executive Officer; and to make recommendations to the Board with respect to the base salary and bonuses to be paid each year to our executive officers other than the Chief Executive Officer, as well as compensation of our directors. In addition, the Compensation Committee administers our 2006 Omnibus Incentive Plan with respect to stock option grants and stock issuances made to the executive officers and directors. The two broad components of our executive officer compensation are base salary and incentive awards, either cash or equity-based. The Compensation Committee periodically reviews total compensation levels and the allocation of compensation among these components for each of the executive officers in the context of our overall compensation policy. Additionally, the Compensation Committee reviews the relationship of executive compensation to corporate performance and relative stockholder return. After approving the overall compensation packages, including equity-based awards, provided to each of our executive officers, the Compensation Committee makes a recommendation to the Board to accept such approval. The Compensation Committee believes that our current compensation plans are competitive and reasonable. Below is a description of the general policies and processes that govern the compensation paid to our executive officers, as reflected in the accompanying compensation tables.

General Compensation Philosophy

We operate in a highly competitive and rapidly changing segment within the technology industry. The Compensation Committee believes that our compensation programs for executive officers should: (a) be designed to attract, motivate and retain talented executives, (b) be determined to be competitive, (c) reward individuals based on the achievement of designated financial targets and individual contribution. Within this philosophy, the Compensation Committee’s objectives are to:

•	Offer a total compensation program that takes into consideration the compensation practices of other technology companies of similar size with which we compete for executive talent;

•	Provide annual executive officer incentive awards that take into account our overall financial performance in terms of designated corporate objectives; and

•	Strengthen the alignment of the interests of executive officers with those of stockholders by paying some or all of earned incentive awards as equity-based compensation.

Compensation Components and Process

The Compensation Committee’s conclusions on the compensation levels for the executive officers are based in part on executive compensation data including cash compensation and long-term incentive compensation drawn from information available in the public domain and from third-party proprietary sources such as the American Electronics Association, the AEA, and the National Association of Corporate Directors, the NACD, and also the recommendations of our Chief Executive Officer. When evaluating publicly available market data for compensation comparison purposes, the Compensation Committee seeks to obtain data regarding organizations considered to be comparable from a variety of perspectives, in order to ensure comparisons include both the relevant labor market for talent as well as business competitors. In that context, we typically refer to the executive survey information available from the AEA and the NACD for data on comparable technology-based enterprises. The Compensation

Committee believes that external market pay practices help inform the organization on the competitiveness of its pay programs.

The Compensation Committee recommended base salary and performance metrics for executive officer incentive awards for fiscal 2007 to the Board on December 19, 2006, and the recommendation was adopted by the Board on that date.

Summary of Fiscal 2007 Executive Compensation

A summary of executive compensation for fiscal 2007 is presented in the following table. A discussion of each of the principal elements comprising this executive compensation follows this table.

Summary Compensation Table for Fiscal 2007

							Change in
							Pension Value
							and
							Nonqualified
						Non-Equity	Deferred
					Option	Incentive Plan	Compensation	All Other
		Salary	Bonus	Stock Awards	Awards	Compensation	Earnings	Compensation
Name and Principal Position	Fiscal Year	($)	($)(1)(2)	($)(2)	($)	($)	($)(3)	($)(4)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

John C. Carson	2007	257,504	—	—	—	—	(37,535)	86,044	306,013
Chief Executive Officer and President
John J. Stuart, Jr.	2007	245,007	—	—	—	—	(38,172)	76,122	282,957
Chief Financial Officer, Senior Vice President, Secretary and Treasurer
Volkan Ozguz	2007	232,534	56,400	36,660	—	—	—	33,702	322,636
Senior Vice President, Chief Technical Officer
Daryl L. Smetana	2007	189,774	11,000	7,150	—	—	—	66,719	267,493
Vice President
Peter Kenefick	2007	172,120	43,400	28,210	30,690	—	—	24,029	270,239
Vice President of Irvine Sensors Corporation and Vice President and General Manager of Optex Systems, Inc.
Timothy Looney	2007	202,352	—	—	—	—	—	—	202,352
Former Vice President of Irvine Sensors Corporation and Former President of Optex Systems, Inc.

(1)	Bonus awards were declared for the named individuals in January 2008 based on performance against fiscal 2007 individual incentive targets established in December 2006, as measured upon filing of our Initial 10-K in January 2008 and a discretionary grant to Mr. Kenefick. Such awards are payable 35% in cash and 65% in Common Stock under the 2006 Omnibus Incentive Plan.

(2)	Reflects stock portion of the bonus awards for fiscal 2007 referred to in footnote (1) above.

(3)	Pension values declined in the fiscal year because the named individuals remained employed with us, and the present value of projected future payment streams declined correspondingly. Nonqualified deferred compensation in our plan is derived from a market-based security, our Common Stock, and as such, does not contribute above-market earnings to the accounts of the named individuals.

(4)	Amounts in this column include the value of shares contributed to the named individual’s account in the Employee Stock Bonus Plan. See “Employee Stock Bonus Plan.” Amounts in this column also include the value of shares contributed to a Rabbi Trust to be held for the benefit of the named individuals pursuant to a non-qualified deferred compensation retirement plan. See “Non-Qualified Deferred Compensation Plan.”

Principal Elements of Executive Compensation

Base Salary. In determining executive compensation, we take into account overall expense control. Our Board approves initial annual base salary for newly hired executive officers based on comparable data for similar positions at peer companies, such as that available from the AEA and the NACD, and based on the recommendations of our Chief Executive Officer. Our Compensation Committee reviews all executive officer base salaries annually, taking into account both updated peer group data in the public domain and from third-party proprietary sources such as the AEA and the NACD and individual performance during the previous year. We believe that adjustments should be made to base salary both to reflect market changes and to reward high performance within the confines of overall expense control. Each of our executive officers undergoes an annual performance review with our Chief Executive Officer, and during that review develops an individual performance plan for the upcoming year. In reviewing past performance, the Chief Executive Officer and the executive officer will compare actual performance during the review year to the objectives set at the beginning of the year, taking into account other factors that may not have been anticipated when the objectives were first set. In setting objectives for the upcoming year, the Chief Executive Officer and the executive officer will typically consider not only corporate objectives, but also the executive officer’s short and long-term career objectives.

To assist our Compensation Committee in reviewing executive officer performance in fiscal 2006 for fiscal 2007 compensation purposes, our Chief Executive Officer provided the Compensation Committee with his analysis of the performance and potential of each executive officer, and made recommendations based on how well each executive officer executed on his individual performance plan while also taking into account compensation paid by our market peer companies, as identified by the AEA and the NACD. In the case of the Chief Executive Officer, the Compensation Committee ranked his fiscal 2006 performance against goals set by the Compensation Committee early in fiscal 2006, which resulted in a recommendation for a 4% increase in base salary commencing in January 2007. Recommendations to adjust base salaries of the Chief Executive Officer and other executive officers during fiscal 2007 were made by the Compensation Committee on December 19, 2006, ratified by the Board on that same date and such adjustments took effect on January 1, 2007. Our compensation policies with respect to new hires or promotions are different as compared to annual adjustments because recruitment and promotion requires different consideration than retention. In that context, Mr. Kenefick, our Vice President of Electronic and Electro Optical Product Operations, received a 20% increase in his base salary in fiscal 2007 in recognition of his promotion to his current position. All other executive officers’ base salaries were increased by a range of 2% to 4% in fiscal 2007.

Discretionary Bonus. The Compensation Committee also has the discretion under extraordinary circumstances to award bonuses to executive officers at the recommendation of the Chief Executive Officer. The Chief Executive Officer recommended a discretionary bonus of $25,000 for Mr. Kenefick in recognition of his performance in his new position as Vice-President and for additional responsibilities at Optex during fiscal 2007. The Compensation Committee accepted this recommendation in January 2008.

Annual Incentive Awards Plan. We have an annual incentive awards plan for executives to more closely align executive compensation with our annual operating plan as measured by financial results. Incentive targets for each executive officer are determined by the Compensation Committee after considering the recommendation of our Chief Executive Officer. Annual incentive plan awards are designed to reward personal contributions to our success and are earned under a structured formula. The threshold for earning incentive awards for fiscal 2007 was set at attaining 90% of our total target revenues or the revenues of the respective business unit for which the executive was responsible and at attaining 70% for other metrics described below. Achievement of the threshold award level was to result in 50% of the target bonus associated with each metric for each executive, with bonus awards increasing linearly as achievement exceeded threshold levels up to 100% of the target bonus being earned at full achievement of performance targets. For achievement above target, awards were to increase proportionately to the percentage increase in the metric above target up to a maximum of 200%.

For fiscal 2007, annual incentive award targets for executive officers were established for payments to be made with a combination of stock awards vesting over time and cash. Both stock and cash awards for fiscal 2007 were based on performance measurements within a twelve month period, so they are not considered long-term incentive awards as discussed below, even though a portion of such stock awards do not become fully vested upon grant. Three named executive officers, Dr. Ozguz, Mr. Smetana and Mr. Kenefick, partially met incentive award targets as determined by final results for fiscal 2007. Dr. Ozguz’s incentive award resulted from a combination of nearly full achievement of the fiscal 2007 approximate $10.8 million revenue target and partial achievement of the 25% gross profit percentage target of the business unit for which he is responsible. Mr. Smetana’s incentive award resulted from the percentage of his aggregate target award potential being based upon the revenue achievement of

Dr. Ozguz’s business unit to which Mr. Smetana provides oversight and support. Mr. Kenefick’s incentive award also partially resulted from the revenue achievement of Dr. Ozguz’s business unit, with which a portion of Mr. Kenefick’s operations shares staff and equipment. The balance of Mr. Kenefick’s incentive award was derived from partial achievement of the 25% gross profit percentage target of the business unit for which he is responsible. Incentive awards to Dr. Ozguz, Mr. Smetana and Mr. Kenefick, based on performance metrics for fiscal 2007, have been approved by the Compensation Committee and the Board, and the stock components have been paid with shares of Common Stock issued on January 22, 2008, one-third of which shares are immediately vested and the remaining two-thirds of the shares will vest upon each anniversary over a two-year period, so long as the recipients remain in our service. The cash components of these awards, representing 35% of the value of the aggregate awards, have not yet been paid.

Fiscal 2008 annual incentive award targets for executive officers were established in January 2008, based on performance targets for the various business units, as well as those of our total business. Threshold criteria for award of fiscal 2008 incentive awards remained at 90% for revenue targets and 70% for other performance metrics, the same as those for fiscal 2007. The two named executive officers that are operationally responsible for specific business units, Dr. Ozguz and Mr. Kenefick, have fiscal 2008 incentive award targets related to the revenue and gross profit percentage of their respective business units. Dr. Ozguz also has 10% of his target bonus potential related to the revenue of Mr. Kenefick’s Costa Mesa business unit with which he shares staff and equipment. Dr. Ozguz and Mr. Kenefick both also have 20% of their fiscal 2008 target bonus potential related to aggregate cash flow of the total company, making this element more subject to variances over which they do not have direct control. Mr. Kenefick is also the executive officer responsible for operations at Optex, and as such, has 20% of his fiscal 2008 target bonus potential related to Optex’s fiscal 2008 revenue. The fiscal 2008 incentive award targets for Mr. Carson, our CEO, Mr. Stuart, our CFO, and Mr. Smetana, our Vice President of Operations, are all related to total revenue, cash flow and earnings before interest, taxes, depreciation and amortization, or EBITDA, of the consolidated business. Accordingly, incentive awards for these individuals will be substantially more difficult to achieve because of the requirement for the consolidated business to achieve at least 90% of the total revenue target and 70% of cash flow and EBITDA targets in fiscal 2008, regardless of whether any of the business units exceed their threshold targets.

Long-Term Equity-Based Incentive Awards. The goal of our long-term, equity-based incentive awards is to serve as a long term staff retention vehicle by aligning the interests of executive officers with stockholders and providing each executive officer with a significant incentive to manage our business from the perspective of an owner with an equity stake. The Compensation Committee administers our equity-based incentive plans for executive officers and determines the size of long-term, equity-based incentives according to each executive’s corporate position, and sets a level it considers appropriate to create a meaningful opportunity for stock ownership. In addition, the Compensation Committee takes into account an individual’s recent performance and his or her potential for future responsibility and promotion. Our Chief Executive Officer historically has made recommendations to our Board and Compensation Committee regarding the amount of stock and stock options and other compensation to grant to our other named executive officers based upon his assessment of their performance, and may continue to do so in the future. Our executive officers, however, do not make any determinations as to when grants are made of stock or stock options. We do not require a minimum stock ownership by our executive officers.

Under our 2006 Omnibus Incentive Plan, the development of which took into account certain advice of a compensation consultant, we have the ability to grant different forms of equity compensation, including stock options, stock appreciation rights, restricted stock and restricted stock units, performance awards and other stock grants. Prior to fiscal 2007, we chose largely to use stock options for purposes of providing long-term incentives since we believed they could provide incentives that are commensurate with total stockholder return and employee retention. While we may continue to utilize the grant of stock options to executives in the event of new hires or in recognition of special circumstances, in fiscal 2007 we changed our executive compensation practice to emphasize an “earned bonus” concept, with the amount of the bonus based on attainment of pre-specified internal measures related to the executive’s areas of responsibility and to de-emphasize the use of stock options as the primary element of our incentive compensation. We made this change to more closely align the value of incentive payments with the current performance of each executive, rather than primarily relying on the incentives derived from stock options, whose value is based partially on the performance of the corporation as a whole and partially by market forces outside of the control of the executive. We plan to pay any such earned bonuses generally by awarding 65% of said bonuses in stock valued at the closing price of our Common Stock four trading days after our Form 10-K is filed for the fiscal year in which the bonuses are earned and the 35% remainder in cash. The stock component of such an award typically is to vest in three equal annual increments with the first one-third vesting immediately upon grant. We believe that this approach will offer a more immediate incentive to achievement of pre-specified performance goals while still providing an incentive to work towards achieving increases in the value of our Common Stock. In contrast, stock options only provide actual economic value to the executive officer if the market price of our shares appreciates over the option term. We continue to believe that vesting over time incentive awards, whether of nonvested stock or stock option grants, offers an incentive for executive retention. Lastly, changes in the financial accounting standards for share-based compensation that become effective in our fiscal 2006 eliminated the accounting benefit from the issuance of stock options that previously existed, and we believe our current incentive compensation program should provide greater incentives for our executives at the same or lesser cost than continuing our previous primary reliance on stock options.

In fiscal 2007, we made only one stock option grant. The compensation amounts shown for stock options in the Summary Compensation Table are calculated in accordance with Statement of Financial Accounting Standards No. 123(R) and represent the amount of compensation earned during fiscal 2007 that is reflected in our financial statements. Actual compensation earned from stock options can be higher or lower than the compensation expense recognized for purposes of SFAS 123(R).

The stock option we granted in fiscal 2007 was to Peter Kenefick and amounted to an option to purchase 50,000 shares, or less than 1% of our outstanding Common Stock. This option was granted to Mr. Kenefick on June 6, 2007, pursuant to unanimous written consent of our Compensation Committee. The material terms of the sole stock option granted to this named executive officer in fiscal 2007 included: (a) exercise price of $1.41 per share; (b) immediate vesting; and (c) five year term. The grant to Mr. Kenefick was in recognition of increased responsibilities associated with his appointment as a Vice President in fiscal 2007.

Grants of stock or stock options provided to executive officers are typically granted pursuant to action by the Compensation Committee either by unanimous written consent or at a duly constituted meeting of the Compensation Committee in person on the same day as a regularly scheduled meeting of the Board, in conjunction with ongoing review of each executive officer’s individual performance, unless the executive officer is a new hire or other individual performance considerations are brought to the attention of our Compensation Committee during the course of the year. Such a Compensation Committee meeting is usually scheduled well in advance, without regard to earnings or other major announcements by us. We intend to continue this practice of approving stock-based awards concurrently with regularly scheduled meetings, unless earlier approval is required for new hires, new performance considerations or retention purposes, regardless of whether or not our Board or Compensation Committee knows material non-public information on such date. We have not timed, nor do we intend to time, our release of material non-public information for the purpose of affecting the value of executive compensation. The date of our stock or stock option grants is the date our Board or Compensation Committee meets to approve such grants or the date our Compensation Committee executes its action by unanimous written consent regarding such approval. In accordance with our 2006 Omnibus Incentive Plan, the exercise price of all stock options is set using the closing price of our Common Stock as reported by the Nasdaq Capital Market on the date of the stock option grants. Option grants to non-executive employees typically have historically occurred in conjunction with their ongoing performance review, or shortly after hire, either upon the next scheduled meeting of the Board and Compensation Committee or pursuant to unanimous written consent of the Compensation Committee.

If the Board determined that an executive officer has engaged in fraudulent or intentional misconduct, and if the misconduct resulted in a significant restatement of our financial results, we expect that we would, among other disciplinary action, seek reimbursement of any portion of performance-based or incentive compensation paid or awarded to the executive that is greater than would have been paid or awarded if calculated based on the restated financial results. This remedy would be in addition to, and not in lieu of, other disciplinary actions and any actions imposed by law enforcement agencies, regulators or other authorities.

A summary of both long-term incentive plan awards and 2006 Omnibus Plan awards for fiscal 2007 is presented in the following table:

Grants of Plan-Based Awards for Fiscal 2007

All Other
Option
								All Other	Awards:
								Stock Awards:	Number of	Exercise or
								Number of	Securities	Base Price
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(1)			Shares of	Underlying	of Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Stock or Units	Options	Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)

John C. Carson	—	—	—	—	—	—	—	—	—	—
Chief Executive Officer and President
John J. Stuart, Jr.	—	—	—	—	—	—	—	—	—	—
Chief Financial Officer, Senior Vice President, Secretary and Treasurer
Volkan Ozguz	—	—	—	—	—	—	—	—	—	—
Senior Vice President, Chief Technical Officer
Daryl L. Smetana	—	—	—	—	—	—	—	—	—	—
Vice President
Peter Kenefick	6/06/07	—	—	—	—	—	—	—	50,000	1.41
Vice President of Irvine Sensors Corporation and Vice President and General Manager of Optex Systems, Inc.
Timothy Looney	—	—	—	—	—	—	—	—	—	—
Former Vice President of Irvine Sensors Corporation and Former President of Optex Systems, Inc.

(1)	All incentive plan awards to date, both non-equity and equity, have performance periods equal to the fiscal year. Therefore, no multiple year estimates are provided.

Outstanding equity awards at fiscal 2007 year-end, September 30, 2007, are shown in the following table:

Outstanding Equity Awards at Fiscal 2007 Year-End

	Option Awards					Stock Awards
									Equity
									Incentive
			Equity					Equity	Plan Awards:
			Incentive					Incentive	Market or
			Plan					Plan Awards:	Payout
			Awards:				Market	Number of	Value of
	Number of	Number of	Number of			Number of	Value of	Unearned	Unearned
	Securities	Securities	Securities			Shares or	Shares or	Shares, Units	Shares,
	Underlying	Underlying	Underlying			Units of	Units of	or Other	Units or
	Unexercised	Unexercised	Unexercised	Option		Stock That	Stock That	Rights That	Other Rights
	Options	Options	Unearned	Exercise	Option	Have Note	Have Not	Have Not	That Have
	(#)	(#)	Options	Price	Expiration	Vested	Vested	Vested	Not Vested
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

John C. Carson	150,000	—	—	2.19	3/01/15	—	—	—	—
Chief Executive	100,000			2.64	9/20/15
Officer and President	150,000			3.62	3/02/14
John J. Stuart, Jr.	37,500	—	—	1.15	12/03/11	—	—	—	—
Chief Financial	24,000			1.16	4/16/12
Officer, Senior	75,000			2.64	9/20/15
Vice President,	150,000			3.62	3/02/14
Secretary and
Treasurer
Volkan Ozguz	15,000	—	—	1.04	3/25/13	—	—	—	—
Senior Vice President,	15,000			1.15	12/03/11
Chief Technical	14,500			1.16	4/16/12
Officer	15,000			2.15	3/16/15
	50,000			2.64	9/20/15
Daryl L. Smetana	13,937	—	—	2.85	3/29/14	—	—	—	—
Vice President	25,000			1.15	12/03/11
	15,000			2.15	3/16/15
	12,000			2.64	9/20/15
	13,937			2.85	3/29/14
Peter Kenefick	16,000	—	—	1.41	6/06/12	—	—	—	—
Vice President	15,000	7,500		1.70	5/10/15	7,500
of Irvine Sensors	7,200	—		2.64	9/20/15	—
Corporation and Vice President and General Manager of Optex Systems, Inc.
Timothy Looney	—	—	—	—	—	—	—	—	—
Former Vice President of Irvine Sensors Corporation and Former President of Optex Systems, Inc.

Option exercises and stock that vested during fiscal 2007 are shown in the following table:

Option Exercises and Stock Vested for Fiscal 2007

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired	Realized	Acquired	Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)

John C. Carson	86,500	8,790	—	—
Chief Executive Officer and President
John J. Stuart, Jr.	31,250	937	—	—
Chief Financial Officer, Senior Vice President, Secretary and Treasurer
Volkan Ozguz	—	—	—	—
Senior Vice President, Chief Technical Officer
Daryl L. Smetana	—	—	—	—
Vice President
Peter Kenefick	34,000	1,360	—	—
Vice President of Irvine Sensors Corporation and Vice President and General Manager of Optex Systems, Inc.
Timothy Looney	—	—	—	—
Former Vice President of Irvine Sensors Corporation and Former President of Optex Systems, Inc.

Non-Qualified Deferred Compensation Plan. We maintain a deferred compensation plan, the Non-Qualified Deferred Compensation Plan, for certain key employees with long-term service with us, including three executive officers and other non-executive employees. This plan was established to recognize long term service and motivate such employees to continue their employment with us. Annual contributions are made at the discretion of our Board. All contributions are of our Common Stock and are made to a Rabbi Trust under such plan to be held for the benefit of the deferred compensation plan participants. In December 2006, the authorized a fiscal 2007 contribution to the deferred compensation plan in the amount of 100,000 shares of Common Stock valued at $205,000. Participants’ potential distributions from the Rabbi Trust represent unsecured claims against us. The Rabbi Trust was established by us and is subject to creditors’ claims. Shares in this plan are fully vested and may be distributed to each plan beneficiary when they retire or terminate from service with us. In fiscal 2007, 15,400 shares of our Common Stock, valued at $28,900, were distributed to a non-executive beneficiary under the Non-Qualified Deferred Compensation Plan. We anticipate amending the Non-Qualified Deferred Compensation Plan in fiscal 2008 to comply with technical requirements of Section 409A of the Internal Revenue Code.

Non-Qualified deferred compensation for fiscal 2007 is shown in the following table:

Non-Qualified Deferred Compensation for Fiscal 2007

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings	Withdrawals/	Balance at
	in Last FY	in Last FY	in Last FY	Distributions	Last FYE
Name	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)

John C. Carson	—	51,722	(53,324)	—	162,296
Chief Executive Officer and President
John J. Stuart, Jr.	—	41,800	(43,075)	—	131,075
Chief Financial Officer, Senior Vice President, Secretary and Treasurer
Volkan Ozguz	—	—	—	—	—
Senior Vice President, Chief Technical Officer
Daryl L. Smetana	—	39,094	(40,276)	—	122,540
Vice President
Peter Kenefick	—	—	—	—	—
Vice President of Irvine Sensors Corporation and Vice President and General Manager of Optex Systems, Inc.
Timothy Looney	—	—	—	—	—
Former Vice President of Irvine Sensors Corporation and Former President of Optex Systems, Inc.

Employee Stock Bonus Plan. All of our employees participate in the Employee Stock Bonus Plan, which we refer to as the ESBP, which is a tax-qualified retirement plan established by us in fiscal 1982 and funded annually with stock contributions thereafter to encourage employee retention and align employee interests with those of outside stockholders. Employees are enrolled in the ESBP as of the day following the date on which the employee completes at least one hour of work. In order to share in our contribution to the ESBP in any fiscal year of the ESBP, which we refer to as the Plan Year, an employee must have worked a minimum of 1,000 hours during the Plan Year, and be employed by us at the end of the Plan Year. To date, the ESBP has been funded only with previously unissued shares of our common and preferred stock; thus, we have not contributed any cash to the ESBP. The ESBP’s assets are allocated annually to the participating employees’ accounts in the respective ratios that each participating employee’s compensation for that year bears to the total compensation of participating employees. An employee’s participation in the ESBP terminates on his retirement, disability or death, at which time the employee will receive that portion of his or her account that has vested. In fiscal 2007, an employee’s account vested at a rate of 20% per year and was 100% vested after five years of employment. Effective in fiscal 2008, the schedule for 100% vesting will be reduced to three years of service. There are no special vesting rates for executives. All executive officers named in the Summary Compensation Table participate in the ESBP. In the fiscal year ended September 30, 2007, we contributed 600,000 shares of Common Stock to the ESBP valued at $1,230,000 as of the date of contribution. The value of contributions to the accounts of the named executive officers for fiscal 2007 have been included in “All Other Compensation” in the Summary Compensation Table based on valuation at the date of our contribution, not September 30, 2007 when allocations were made to participant accounts.

Perquisites. Our executives are entitled to the same perquisites as all employees and do not receive additional perquisites because they hold executive positions, except as described below. Our executive officers all participate in our Employee Stock Bonus Plan, a tax-qualified retirement plan made available to all full-time employees. In addition, three of the executive officers are long term employees who participate in the Non-Qualified Deferred Compensation Plan, under which the Board authorized the contribution of 100,000 shares of Common Stock valued Post-Employment Compensation at $205,000 for fiscal 2007. For further details regarding the Employee Stock Bonus Plan and the Non-Qualified Deferred Compensation Plan, see “Compensation Discussion and Analysis — Principal Elements of Executive Compensation.” Messrs. Carson and Stuart, our Chief Executive Officer and our Chief Financial Officer, respectively, are eligible for retirement benefits pursuant to our Executive Salary Continuation Program. For further details regarding our Executive Salary Continuation Program, see “Post

Employment Compensation — Executive Salary Continuation Plan.” Our health and life insurance plans are the same for all employees, with the exception of additional life insurance with a $1 million death benefit payable to the estates of Messrs. Carson and Stuart. The premiums paid by Messrs. Carson and Stuart for the additional life insurance are reimbursed by us. We typically offer reimbursement to newly hired executive officers for relocation costs.

Post-Employment Compensation

We do not provide post-retirement health coverage for our executives or employees. However, we have previously provided post-employment compensation payments to two retired executives and have the obligation to do so for two current executives upon their retirement. In addition, three of our executives participate in a non-qualified deferred compensation plan, as described above. Further, all full time employees, including our executives, are eligible to participate in our tax-qualified retirement plan.

Executive Salary Continuation Program. We adopted an Executive Salary Continuation Program, which we refer to as the ESCP, in 1996 to provide retirement benefits to certain executive officers, two of whom, Mr. Carson and Mr. Stuart, are still employed by us and eligible for benefits pursuant to the ESCP upon retirement. On December 26, 2007, the ESCP was amended and restated to comply with technical final implementation regulations of Section 409A of the Internal Revenue Code. The ESCP is intended to be a “top-hat” plan (i.e., an unfunded deferred compensation plan maintained for a select group of management or highly compensated employees) under Section 201(2), 301(a)(3), and 401(a)(1) of the Employee Retirement Income Security Act of 1974. The ESCP pays out benefits upon retirement based upon a combination of the executive’s age and years of service with us. Upon retirement, ESCP participants are entitled to receive benefits for the remainder of their lifetime, however, neither a surviving spouse nor any other beneficiary of the participant is entitled to receive benefits upon the participant’s death, whether or not such occurs prior to commencing benefits or after benefits have been paid. The ESCP currently provides lifetime post-retirement deferred compensation to two of our retired executives aggregating $184,700 per annum. Based upon their respective ages and years of service, our present Chief Executive Officer and President, Mr. Carson, and our present Senior Vice President and Chief Financial Officer, Mr. Stuart, are also eligible for lifetime post-retirement deferred compensation upon their separation from service with us. Both Mr. Carson’s and Mr. Stuart’s benefits under the ESCP are fixed at $137,000 per annum, an amount that was unchanged by the amendment and restatement of the ESCP in December 2007. Pursuant to Section 409A, the amendment and restatement of the ESCP requires any benefits paid to Mr. Carson or Mr. Stuart under the ESCP to be delayed for six months following their respective separations from service. The amendment and restatement of the ESCP in December 2007 also eliminated the requirement that participants under the ESCP enter into post-retirement consulting contracts with us. The ESCP was originally adopted in recognition of the extensive prior contributions to us of the participants who were nearing retirement age and as an incentive for retention of the participants who were not yet near retirement age.

The benefits associated with the ESCP as of September 30, 2007 are shown in the following table:

Pension Benefits for Fiscal 2007

			Present	Payments
			Value of	During
		Number of Years	Accumulated	Last Fiscal
		Credited Service	Benefit	Year
Name	Plan Name	(#)	($)	($)
(a)	(b)	(c)	(d)	(e)

John C. Carson Chief Executive Officer and President	Executive Salary Continuation Program	37	1,299,276	—
John J. Stuart, Jr. Chief Financial Officer, Senior Vice President, Secretary and Treasurer	Executive Salary Continuation Program	31	1,336,811	—
Volkan Ozguz Senior Vice President, Chief Technical Officer	—	—	—	—
Daryl L. Smetana Vice President	—	—	—	—
Peter Kenefick Vice President of Irvine Sensors Corporation and Vice President and General Manager of Optex Systems, Inc.	—	—	—	—
Timothy Looney Former Vice President of Irvine Sensors Corporation and Former President of Optex Systems, Inc.	—	—	—	—

Non-Qualified Deferred Compensation Plan. We maintain the Non-Qualified Deferred Compensation Plan for certain key employees with long-term service with us. Annual contributions are made at the discretion of our Board. All contributions are of our Common Stock and are made to a Rabbi Trust under such plan to be held for the benefit of the deferred compensation plan participants. Shares in this plan may be distributed to each plan beneficiary when they terminate or retire from service. For a further discussion of the Non-Qualified Deferred Compensation Plan, see “Compensation Discussion and Analysis — Principal Elements of Executive Compensation.”

Employee Stock Bonus Plan. All of our full-time employees are eligible to participate in the ESBP, which is a tax-qualified retirement plan. To date, the ESBP has been funded only with previously unissued shares of our common and preferred stock; thus we have not contributed any cash to the ESBP. All executive officers named in the Summary Compensation Table participate in the ESBP. For a further discussion of the ESBP, see “Compensation Discussion and Analysis — Principal Elements of Executive Compensation.”

Employment Contracts, Termination of Employment and Change-In-Control Agreements

Employment Contracts. We do not have employment contracts with any of our named executive officers who are currently executive officers. Accordingly, the employment of any of our named executive officers who are currently executive officers may be terminated at any time at our discretion. We had an employment contract, scheduled to expire in December 2007, with one of our fiscal 2007 named executive officers, Timothy Looney, who voluntarily resigned in September 2007 and is no longer an executive officer.

Termination of Employment, Change-in-Control. We do not have any existing arrangements providing for payments or benefits in connection with the resignation, severance, retirement or other termination of any of our named executive officers, changes in their compensation or a change in control except as set forth below.

Nonvested grants of stock options, restricted stock or other equity-related securities under our 2006 Omnibus Incentive Plan and our prior option plans generally provide for accelerated vesting of such grants immediately prior to the effective date of a change in control, unless the obligations of the nonvested securities are assumed by the successor corporation or its parent, or the value of such nonvested securities are replaced by a cash incentive program of the successor corporation or its parent that provides for the realization of said value no later than the original vesting date of the replaced nonvested securities. Nonvested grants of stock options, restricted stock or other equity-related securities under our 2006 Omnibus Incentive Plan also become fully vested in the event of Ordinary Retirement, which is defined to be retirement on or after the date at which the sum of the retiree’s age and number of years of employment with us exceeds eighty-five (85) years for employees or, if the holder of the nonvested security is a non-employee director, when the number of years of service to us exceeds five (5) years. Of our existing named executive officers, only Messrs. Carson and Stuart presently meet the criteria for Ordinary Retirement. The 2006 Omnibus Plan also permits the Compensation Committee or the Board to make future nonvested grants of options or restricted stock to executive officers and directors that vest upon said executive officers and directors termination from service with us under other conditions.

As discussed above, all of our full-time employees, including all of our named executive officers, participate in the ESBP and are eligible for distribution of benefits thereunder upon their retirement. Messrs. Carson, Stuart and Smetana are the only named executive officers who are participants in the Non-Qualified Deferred Compensation Plan and are thus eligible for distribution of benefits thereunder. Messrs. Carson and Stuart are the only named executive officers who are eligible for retirement benefits under our Executive Salary Continuation Program. See “Compensation Discussion and Analysis — Principal Elements of Executive Compensation” for a further discussion of the ESBP, the Non-Qualified Deferred Compensation Plan and the Executive Salary Continuation Program.

Principal Elements of Director Compensation

Directors who are our employees are not separately compensated for their services as directors or as members of committees of the Board. Directors who were not our employees received a quarterly retainer of $2,500, $1,500 for each Board meeting attended, $750 for each Audit Committee meeting attended and $500 for each Compensation Committee or Nominating and Corporate Governance Committee meeting attended in fiscal 2007. These amounts were unchanged from director compensation for fiscal 2006 as recommended by the Compensation Committee in its meeting of December 19, 2006 and ratified and approved by the Board on that same date. In the future, any adjustments to director compensation will be approved by the Compensation Committee. Before its termination in June 2006, our 2003 Stock Incentive Plan provided for certain automatic grants of stock options to non-employee directors. The 2003 Stock Incentive Plan and all other of our prior stock option plans then in effect were terminated in June 2006 upon the adoption of our 2006 Omnibus Incentive Plan in June 2006 by our stockholders. Under the 2006 Omnibus Incentive Plan, the Compensation Committee may elect to make discretionary grants of non-qualified stock options or restricted stock to directors. All outstanding options held by directors, whether pursuant to the automatic or discretionary provisions of our option plans, have a term of ten years and an exercise price equal to the then-current market price of our Common Stock.

In February 2007, under our 2006 Omnibus Incentive Plan, we issued to each of Messrs. Dumont, Toffales (former director), Richards, Kelly, Pike, Brashears and Gen. Ragano restricted stock awards of 41,380 shares, 55,173 shares, 20,690 shares, 34,483 shares, 68,966 shares, 68,966 shares and 20,690 shares, respectively. Of the restricted shares granted, 20,690 shares, 20,690 shares, 13,793 shares, 13,793 shares, 34,483 shares, 34,483 shares and 13,793 shares granted to Messrs. Dumont, Toffales (former director), Richards, Kelly, Pike, Brashears and Gen. Ragano, respectively, are presently nonvested with vesting occurring in three successive annual installments following the date of the grant. As a result of his resignation from the Board in January 2008, discussed below, the 20,690 shares of nonvested stock granted to Mr. Toffales discussed immediately above were cancelled as of that date.

On December 28, 2007, we entered into a Consulting Termination Agreement and Release with Chris Toffales, our former director and consultant, and CTC Aero, LLC, a limited liability company wholly-owned by Mr. Toffales. Pursuant to this agreement, the consulting agreement by and among us, CTC and Mr. Toffales, which was amended and restated as of December 30, 2005, was terminated. In consideration for prior consulting services rendered to us, we issued to Mr. Toffales (i) 500,000 shares of restricted stock under our 2006 Omnibus Incentive Plan, which shares vested in full on January 6, 2008, and (ii) an additional 500,000 shares under the 2006 Omnibus Incentive Plan on January 7, 2008, which shares were fully vested upon issuance. Pursuant to the agreement, we also made a cash payment to each of Mr. Toffales and CTC in the amount of $500 and the parties to the agreement released all claims against the other parties and certain of their affiliates. Mr. Toffales, CTC, we and our subsidiaries have no further obligations under the consulting agreement or any prior consulting agreement among us. In addition, the agreement provided that Mr. Toffales resign from our Board, which resignation became effective on December 28, 2007. The value assigned to the shares issued under the agreement, based on the $0.80 per share closing price of our Common Stock on December 28, 2007, is approximately equal to unpaid amounts previously accrued under the consulting agreement as services were performed.

Compensation of directors in fiscal 2007 is presented in the following table:

Director Compensation for Fiscal 2007

					Change in
					Pension
					Value and
				Non-Equity	Nonqualified
	Fees Earned or	Stock	Option	Incentive Plan	Deferred	All Other
	Paid in Cash	Awards	Awards	Compensation	Compensation	Compensation	Total
Name	($)	($)	($)	($)	Earnings	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)

Mel R. Brashears	21,000	100,000	—	—	—	—	121,000
John C. Carson	—	—	—	—	—	—	—
Marc Dumont	30,750	60,000	—	—	—	—	90,750
Thomas M. Kelly	29,250	50,000	—	—	—	—	79,250
Timothy Looney (former director)	—	—	—	—	—	—	—
Clifford Pike	30,750	100,000	—	—	—	—	130,750
Frank Ragano	21,000	30,000	—	—	—	—	51,000
Robert G. Richards	21,000	30,000	—	—	—	—	51,000
Chris Toffales (former director)	21,000	80,000	—	—	—	—	101,000

Impact of Accounting and Tax Treatment of Compensation

Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly held companies for compensation paid to the principal executive officer and to each of the three other most highly compensated officers (other than the principal financial officer) to the extent that such compensation exceeds $1.0 million per covered officer in any fiscal year. The limitation applies only to compensation that is not considered to be performance-based. Non-performance-based compensation paid to our executive officers during fiscal 2007 did not exceed the $1.0 million limit per officer, and we do not expect the non-performance-based compensation to be paid to our executive officers during fiscal 2008 to exceed that limit. Because it is unlikely that the cash compensation payable to any of our executive officers in the foreseeable future will approach the $1.0 million limit, we do not expect to take any action to limit or restructure the elements of cash compensation payable to our executive officers so as to qualify that compensation as performance-based compensation under Section 162(m). We will reconsider this decision should the individual cash compensation of any executive officer ever approach the $1.0 million level.

Compensation Committee Interlocks and Insider Participation

During fiscal 2007, Mr. Dumont, Dr. Kelly, and Mr. Pike served on the Compensation Committee. None of the members of the Compensation Committee was at any time during fiscal 2007 or at any other time one of our officers or employees. None of our executive officers has, during fiscal 2007, served on the Board or the Compensation Committee of any other entity, any of whose officers served either on our Board or our Compensation Committee.

Compensation Committee Report

The compensation committee of the Board has reviewed and discussed Irvine Sensors Corporation’s compensation discussion and analysis with management. Based on this review and discussion, the compensation committee recommended to the Board that the compensation discussion and analysis be included in the Irvine Sensors Corporation definitive proxy statement on Schedule 14A for its 2008 annual meeting of stockholders, and in its annual report on Form 10-K for the fiscal year ended September 30, 2007.

The foregoing report was submitted by the compensation committee of the Board and shall not be deemed soliciting material or to be filed with the Securities and Exchange Commission or subject to Regulation 14A or 14C promulgated by the Securities and Exchange Commission or to the liabilities of Section 18 of the Securities Exchange Act of 1934. The foregoing report shall be deemed furnished in the Annual Report on Form 10-K and shall not be deemed incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934 as a result of such furnishing.

Submitted by the fiscal 2007 Compensation Committee of Irvine Sensors Corporation’s Board of Directors:

Marc Dumont (Chairman)
Thomas M. Kelly
Clifford Pike

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table provides information concerning beneficial ownership of our Common Stock as of May 5, 2008, by:

•	each stockholder, or group of affiliated stockholders, that we know beneficially owns more than 5% of our outstanding Common Stock;

•	each of our named executive officers;

•	each of our directors; and

•	all of our directors and executive officers as a group.

Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act. Under this rule, certain shares may be deemed to be beneficially owned by more than one person. In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire shares (for example, upon exercise of an option or warrant) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of such acquisition rights. As a result, the percentage of outstanding shares of any person as shown in the following table does not necessarily reflect the person’s actual voting power at any particular date.

The percentages shown in the table are based on 31,020,574 shares of Common Stock outstanding on May 5, 2008. Shares of Common Stock subject to options, warrants or other convertible securities which are exercisable within 60 days of May 5, 2008, are deemed to be beneficially owned by the person holding such options, warrants or other convertible securities for the purpose of computing the percentage of ownership of such person but are not treated as outstanding for the purpose of computing the percentage of any other person. Except as described in the preceding sentence, shares issuable upon exercise of outstanding options, warrants and other convertible securities are not deemed to be outstanding.

Unless otherwise indicated, the principal address of each of the stockholders below is c/o Irvine Sensors Corporation, 3001 Red Hill Avenue, Costa Mesa, California 92626.

Amount of Common Stock Beneficially Owned and Nature of Beneficial Ownership

						Percent of
	Sole Voting or		Shared Voting or		Aggregate Beneficial	Beneficial
Name	Investment Power		Investment Power		Ownership	Ownership(1)

Mel R. Brashears	859,483	(2)	—		859,483	2.7%
John C. Carson	1,770,871	(3)(4)	4,161,666	(15)(16)(17)	5,932,537	19.0%
Marc Dumont	209,522	(5)	—		209,522	*
Thomas M. Kelly	198,483	(6)	—		198,483	*
Peter Kenefick	109,666	(7)			109,666	*
Volkan Ozguz	240,978	(8)	—		240,978	*
Clifford Pike	278,966	(9)	—		278,966	*
Frank Ragano	86,833	(10)	—		86,833	*
Robert G. Richards	552,713	(11)	—		552,713	2.0%
Daryl L. Smetana	277,717	(12)	—		277,717	*
John J. Stuart, Jr.	751,360	(4)(13)	4,161,666	(15)(16)(17)	4,913,026	15.7%
All current directors and executive officers as a group (11 persons)	5,336,592	(14)	4,161,666	(15)(16)(17)	9,498,258	28.9%
5% Stockholders Not Listed Above:
Wilmington Trust Company TTEE Irvine Sensors Corporation Cash or Deferred & Stock Bonus Plan Ret. Plan	—		3,477,049	(16)	3,477,049	11.2%
Pequot Private Equity Fund III, L.P.(20)	2,636,748	(18)	—		2,636,748	8.5%
Pequot Offshore Private Equity
Partners III, L.P.(20)	406,700	(19)	—		406,700	1.3%
Timothy Looney	2,699,461	(21)	—		2,699,461	8.7%

*	Represents beneficial ownership of less than 1% of the outstanding shares of Common Stock.

(1)	Shares owned and percentages for Mr. Carson, Mr. Stuart and all current directors and executive officers as a group are partially duplicative, since the voting or investment power over shares of common stock held by our Employee Stock Bonus Plan and our Non-Qualified Deferred Compensation Plan are held by the respective administrative committees of those Plans of which Mr. Carson and Mr. Stuart are members, and by extension the group of all current directors and executive officers which includes Mr. Carson and Mr. Stuart, and are thereby deemed to each hold the voting or investment power of the shares of common stock held by those plans. (See footnotes 15, 16 and 17).

(2)	Includes 615,000 shares issuable upon exercise of Common Stock options exercisable within 60 days of May 5, 2008.

(3)	Includes 185,000 shares issuable upon exercise of Common Stock options exercisable within 60 days of May 5, 2008. Also includes amounts and percentages for the holdings of his wife, including amounts held as separate property.

(4)	Reflects shares of common stock held by our Employee Stock Bonus Plan; the named individual has limited ability to direct the liquidation of assets in his subaccount in contemplation of retirement, subject to restrictions imposed by the Administrative Committee (See footnote 16). Also reflects shares held by our Non-Qualified Deferred Compensation Plan; the named individual has ownership interests in these shares upon retirement, for which he is presently eligible, but no ability to direct disposition or voting of the shares prior to retirement (See footnote 17).

(5)	Includes 44,000 shares issuable upon exercise of common stock options exercisable within 60 days of May 5, 2008.

(6)	Includes 69,000 shares issuable upon exercise of common stock options exercisable within 60 days of May 5, 2008.

(7)	Includes 30,700 shares issuable upon exercise of common stock options exercisable within 60 days of May 5, 2008. Also reflects shares of common stock held by our Employee Stock Bonus Plan; the named individual has limited ability to direct the liquidation of assets in his subaccount, subject to restrictions imposed by the administrative committee (See footnote 16).

(8)	Includes 123,437 shares issuable upon exercise of common stock options exercisable within 60 days of May 5, 2008. Also reflects shares of common stock held by our Employee Stock Bonus Plan; the named individual has limited ability to direct the liquidation of assets in his subaccount, subject to restrictions imposed by the administrative committee (See footnote 16).

(9)	Includes 160,000 shares issuable upon exercise of common stock options exercisable within 60 days of May 5, 2008.

(10)	Includes 25,000 shares issuable upon exercise of common stock options exercisable within 60 days of May 5, 2008.

(11)	Includes 334,000 shares issuable upon exercise of common stock options exercisable within 60 days of May 5, 2008. Also reflects shares of common stock held by our Employee Stock Bonus Plan; the named individual has limited ability to direct the liquidation of assets in his subaccount, subject to restrictions imposed by the administrative committee (See footnote 16).

(12)	Includes 59,937 shares issuable upon exercise of common stock options exercisable within 60 days of May 5, 2008. Also reflects shares of common stock held by our Employee Stock Bonus Plan; the named individual has limited ability to direct the liquidation of assets in his subaccount, subject to restrictions imposed by the administrative committee (See footnote 16). Also reflects shares held by our Non-Qualified Deferred Compensation Plan; the named individual has ownership interests in these shares upon retirement, for which he is presently eligible, but no ability to direct disposition or voting of the shares prior to retirement (See footnote 17).

(13)	Includes 264,040 shares held by the Stuart Family Trust, of which Mr. Stuart is a trustee, and 249,000 shares issuable upon exercise of common stock options exercisable within 60 days of May 5, 2008. Also reflects shares of Common Stock held by our Employee Stock Bonus Plan; the named individual has limited ability to direct the liquidation of assets in his subaccount, subject to restrictions imposed by the administrative committee (See footnote 16). Also reflects shares held by our Non-Qualified Deferred Compensation Plan; the named individual has ownership interests in these shares upon retirement, for which he is presently eligible, but no ability to direct disposition or voting of the shares prior to retirement (See footnote 17).

(14)	Includes 1,895,074 shares issuable upon exercise of common stock options exercisable within 60 days of May 5, 2008, which represents the sum of all such shares issuable upon exercise of options held by all executive officers and directors as a group.

(15)	The named individual is a member of the Administrative Committee (see footnote 16) and the Deferred Plan Administrative Committee (see footnote 17), and has shared voting and investment power over the shares held by our Employee Stock Bonus Plan and Non-Qualified Deferred Compensation Plan.

(16)	An administrative committee, which we refer to as the Administrative Committee, currently comprised of John C. Carson, John J. Stuart, Jr. and Carolyn Hoffman, has the right to receive and the power to direct the receipt of dividends from or the proceeds from the sale of the securities held by the Irvine Sensors Corporation Cash or Deferred & Stock Bonus Plan Ret. Plan, the Employee Stock Bonus Plan, for the benefit of our employees. The Administrative Committee has voting and investment power over all securities held under such plan.

(17)	The Deferred Plan Administrative Committee, currently comprised of John C. Carson, John J. Stuart, Jr. and Carolyn Hoffman, has the right to receive and the power to direct the receipt of dividends from or the proceeds from the sale of the securities held by the Irvine Sensors Non-Qualified Deferred Compensation

Plan, for the benefit of our key employees who are participants in such plan. The Deferred Plan Administrative Committee has voting and investment power over all securities held under such plan.

(18)	Includes 765,329 shares of our common stock. Also includes 2,123,704 shares of common stock issuable upon exercise of Series 1 and Series 2 warrants, which shares are subject to a blocker that would prevent such stockholder’s and its affiliates’ aggregate ownership at any given time from exceeding 9.9% of our then outstanding common stock. The number of shares and percentage shown reflect the 9.9% limitation applied proportionally to such stockholder and its affiliated entities.

(19)	Includes 107,329 shares of our common stock. Also includes 299,371 shares of common stock issuable upon exercise of Series 1 and Series 2 warrants, which shares are subject to a blocker that would prevent such stockholder’s and its affiliates’ aggregate ownership at any given time from exceeding 9.9% of our then outstanding common stock. The number of shares and percentage shown reflect the 9.9% limitation applied proportionally to such stockholder and its affiliated entities.

(20)	Pequot Capital Management, Inc. is the investment manager/advisor of, and exercises sole investment discretion over, Pequot Private Equity Fund III, L.P. and Pequot Offshore Private Equity Partners III, L.P., and as such, has voting and dispositive power over these shares. The address of Pequot Capital Management, Inc. is 500 Nyala Farm Road, Westport, CT 06880. Arthur J. Samberg is the executive officer, director and controlling shareholder of Pequot Capital Management, Inc.

(21)	Based on a Form 4 filed by Mr. Looney on January 11, 2007. The address for Timothy Looney is c/o Haynes and Boone, LLP, 201 Main Street, Suite 2200, Fort Worth, Texas 76109. Mr. Looney resigned as an officer and director on September 17, 2007.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table provides information as of September 30, 2007 with respect to the shares of our Common Stock that may be issued under our 2006 Omnibus Incentive Plan, which is our only currently existing equity compensation plan, and our prior equity compensation plans that were terminated in June 2006, except for obligations to issue shares pursuant to options previously granted.

	A	B	C
			Number of Securities
	Number of Securities to	Weighted Average	Remaining Available for Future
	be Issued Upon	Exercise Price of	Issuance Under Equity
	Exercise of	Outstanding	Compensation Plans
	Outstanding Options,	Options, Warrants	(Excluding Securities Reflected
Plan Category	Warrants and Rights	and Rights ($)	in Column A)

Equity Compensation Plans Approved by Stockholders(1)	3,504,459	2.48	2,472,369
Equity Compensation Plans Not Approved by Stockholders(2)(3)	855,623	2.26	—
Total	4,360,082	2.44	2,472,369

(1)	Consists of the 2006 Omnibus Incentive Plan, the 2003 Stock Incentive Plan and the 2001 Irvine Sensors Corporation Stock Option Plan.

(2)	Consists of the 2001 Non-Qualified Stock Option Plan, which we refer to as the 2001 Supplemental Plan, and the 2000 Non-Qualified Option Plan, which we refer to as the 2000 Supplemental Plan. Some of our directors and officers hold options issued under these plans.

(3)	600,000 shares have also been contributed by us to a Rabbi Trust to be held for the benefit of certain key employees pursuant to a non-qualified deferred compensation retirement plan. Contributions are determined by our Board annually. Accordingly, such shares are not included in the number of securities issuable in column (a) or the weighted average price calculation in column (b), nor are potential future contributions included in column (c).

Non-Stockholder Approved Plans

As of May 5, 2008, we had options outstanding under two non-stockholder approved equity incentive plans, the 2000 Supplemental Plan and the 2001 Supplemental Plan, which were terminated upon the approval of our 2006 Omnibus Incentive Plan in June 2006, subject to the obligation to issue shares pursuant to options previously issued.

Under the 2001 Supplemental Plan, option grants were made to our employees (or employees of any parent or subsidiary corporation) who were neither officers nor Board members at the time of the option grant. Under the 2000 Supplemental Plan, option grants were made to our employees, directors or consultants (or employees, directors or consultants of any parent or subsidiary corporation). Options under the 2000 Supplemental Plan and the 2001 Supplemental Plan, which together we refer to as the Supplemental Option Plans, typically vest and become exercisable in a series of installments over the optionee’s period of service with us. Each outstanding option under the 2000 Supplemental Plan will vest in full on an accelerated basis in the event our business is acquired. Each outstanding option under the 2001 Supplemental Plan will vest in full on an accelerated basis in the event our business is acquired and that option is not assumed or replaced by the acquiring entity. Each option granted under either of the Supplemental Option Plans has a maximum term set by the plan administrator (either the Board or a Board committee) at the time of grant, subject to earlier termination following the optionee’s cessation of employment or service. All options granted under the Supplemental Option Plans are non-statutory options under the Federal tax law.

As of September 30, 2007, options covering 40,000 shares of Common Stock were outstanding, no shares had been issued and there were no outstanding share right awards under the 2000 Supplemental Plan. The 2000 Supplemental Plan was terminated in June 2006. As of September 30, 2007, options covering 815,623 shares of Common Stock were outstanding, 708,875 shares had been issued and there were no outstanding share right awards under the 2001 Supplemental Plan. The 2001 Supplemental Plan was terminated in June 2006.

In September 2002, we authorized the Non-Qualified Deferred Compensation Plan for key employees with service then in excess of twelve years. Contributions to this plan are determined by our Board annually and made to a Rabbi Trust to be held for the benefit of certain key employees. 600,000 shares of our Common Stock have been contributed to the Rabbi Trust over the period June 2003 through September 30, 2007. The plan is unfunded, and participants’ accounts represent unsecured claims against us. The Rabbi Trust was established by us and is subject to creditor claims. Shares in the plan may be distributed to each plan beneficiary when they retire from service with us.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Related Party Transactions

Since the beginning of fiscal 2007, there has not been, nor has there been proposed, any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships, including those involving indebtedness not in the ordinary course of business, to which we or our subsidiaries were or are a party, or in which we or our subsidiaries were or are a participant, in which the amount involved exceeded or exceeds $120,000 and in which any of our directors, nominees for director, executive officers, beneficial owners of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest, other than as described above under the heading “Compensation Discussion and Analysis” and other than the transactions described below. Each of the transactions described below was reviewed and approved or ratified by our Audit Committee. It is anticipated that any future transactions between us and our officers, directors, principal stockholders and affiliates will be on terms no less favorable to us than could be obtained from unaffiliated third parties and that such transaction will be reviewed and approved by our Audit Committee and a majority of the independent and disinterested members of the Board.

In May 2005, we entered into a one-year consulting agreement with one of our directors, Chris Toffales, and CTC Aero, LLC, of which Mr. Toffales is sole owner, pursuant to which Mr. Toffales and CTC Aero would provide strategic planning and business development consulting services to us. Mr. Toffales earned $100,900 during fiscal 2005, and has earned $234,000 since the beginning of fiscal 2006, for the provision of such services pursuant to this agreement. In August 2005, we amended and restated the agreement, pursuant to which amendment Mr. Toffales would provide services in connection with our potential acquisition activities and we would pay a success fee in the event of the closure of such an acquisition. Mr. Toffales did not earn such a success fee during fiscal 2005; however, he earned a success fee of $500,000 in connection with the acquisition of Optex. Although this fee was payable in cash, we received stockholder approval to pay the fee with 192,308 shares of Common Stock in lieu of cash. Mr. Toffales also earned $15,000 for due diligence services in connection with the acquisition of Optex.

On December 30, 2005, we entered into an amendment to the consulting agreement with Mr. Toffales and CTC Aero to extend its term for three years to December 30, 2008, to increase the monthly consulting fee from $15,000 to $21,000 per month and to make all future acquisition success fees, if any, payable in unregistered shares of Common Stock in an amount equal to between 5% and 1% of the total purchase price paid by us for the acquisition, which percentage decreased based upon the total acquisition purchase price, and valued at the same per share purchase price as agreed upon in the applicable acquisition. The success fee was not to be less than $150,000. We were also to pay an additional amount in cash equal to 35% of the success fee.

On December 28, 2007, we entered into a Consulting Termination Agreement and Release with Chris Toffales, our former director and consultant, and CTC Aero, LLC, a limited liability company wholly-owned by Mr. Toffales. Pursuant to this agreement, the consulting agreement by and among us, CTC and Mr. Toffales, which was amended and restated as of December 30, 2005, was terminated. In consideration for prior consulting services rendered to us, we issued to Mr. Toffales (i) 500,000 shares of restricted stock under our 2006 Omnibus Incentive Plan, which shares vested in full on January 6, 2008, and (ii) an additional 500,000 shares under the 2006 Omnibus Incentive Plan on January 7, 2008, which shares were fully vested upon issuance. Pursuant to the agreement, we also made a cash payment to each of Mr. Toffales and CTC in the amount of $500 and the parties to the agreement released all claims against the other parties and certain of their affiliates. Mr. Toffales, CTC, we and our subsidiaries have no further obligations under the consulting agreement or any prior consulting agreement among us. In addition, the agreement provided that Mr. Toffales resign from our Board of Directors, which resignation became effective on December 28, 2007. The value assigned to the shares issued under the agreement, based on the $0.80 per share closing price of our common stock on December 28, 2007, is approximately equal to unpaid amounts previously accrued under the consulting agreement as services were performed.

On December 30, 2005, pursuant to that certain stock purchase agreement dated December 30, 2005 between us and Mr. Looney, we purchased 70% of the outstanding capital stock of Optex from Mr. Looney in consideration for an initial cash payment of $14.0 million and an additional $64,200 which was paid in July 2006 after completion of Optex’s 2005 audit. Mr. Looney also has the potential to receive up to an additional $4.0 million in a cash earnout based upon the percentage of net cash flow generated from the Optex business for fiscal 2006 and each of the subsequent two fiscal years. We also entered into the buyer option agreement with Mr. Looney, whereby we agreed to purchase the remaining 30% of the issued and outstanding capital stock of Optex from Mr. Looney if certain conditions were met, including the approval by our stockholders of the issuance to Mr. Looney of 2,692,307 shares of our common stock as consideration for the exercise of the buyer option. The issuance of these shares was approved by our stockholders at the Annual Meeting of Stockholders in June 2006. In connection with the transaction in December 2005, Mr. Looney became an officer of the Company and remained an officer and director of Optex. Mr. Looney’s spouse was an officer and director of Optex until the consummation of the Initial Acquisition in December 2005, and remained employed by Optex until September 2007. Mr. Looney’s son was an employee of Optex until September 2007. In June 2007, Mr. Looney was elected to our Board and in September 2007, Mr. Looney voluntarily resigned all positions with us and Optex, including his officer and director positions.

In December 2005, we entered into a two-year employment agreement with Mr. Looney pursuant to which he became one of our vice presidents. Under this employment agreement, Mr. Looney received an annual base salary of $180,000 and was eligible to participate in our incentive stock option programs made available to our executive officers. In the event of Mr. Looney’s termination of employment (i) by us without cause, (ii) by Mr. Looney for good reason or (iii) without cause within six months in conjunction with or within six months following a change in control, we will continue to pay Mr. Looney his base salary through January 3, 2008. Mr. Looney voluntarily resigned from all positions with the Company and Optex in September 2007.

On December 29, 2006, we entered into amendments with Mr. Looney to the stock purchase agreement, the buyer option agreement and the escrow agreement between us and Mr. Looney dated December 30, 2005, in connection with our exercise of the buyer option and purchase of the remaining 30% of the issued and outstanding common stock of Optex Systems, Inc. from Mr. Looney. The amendments eliminated a block trade guarantee contained in the original buyer option agreement and shortened the indemnification escrow period relating to the acquisition of Optex by six months. Simultaneously with the execution of the amendments, we issued 2,692,307 shares of common stock to Mr. Looney in consideration for the remaining 30% of the issued and outstanding common stock of Optex, and Optex is now our wholly-owned subsidiary.

In consideration for the amendments, we issued an unsecured subordinated promissory note to Mr. Looney in the principal amount of $400,000, bearing interest at a rate of 11% per annum. The principal and accrued interest under this note shall be due and payable in full to Mr. Looney on the earlier of December 29, 2007 and the date the debt owed to our senior lenders is indefeasibly paid in full, unless earlier accelerated at Mr. Looney’s election upon certain events of default.

On January 17, 2007, we and Timothy Looney entered into a second amendment, which we refer to below as the Amendment, to the Stock Purchase Agreement between us dated December 30, 2005 and previously amended on December 29, 2006. The original Stock Purchase Agreement was entered into in connection with the Company’s acquisition of the issued and outstanding common stock of Optex Systems, Inc., which we refer to as Optex, from Mr. Looney. The Amendment amends the earnout provisions of the Stock Purchase Agreement by extending the earnout period from December 2008 to December 2009 and reducing the aggregate maximum earnout from $4.0 million to $3.9 million. The Amendment was entered into in consideration for a secured subordinated revolving promissory note, which we refer to below as the Note, issued on January 17, 2007 by Optex to TWL Group, LP, a limited partnership owned by Mr. Looney, pursuant to which TWL Group may make advances from time to time to Optex of up to $2 million. The Note bears interest at 10% per annum and matures on the earlier of (i) February 27, 2009 and (ii) 60 days after the date our senior debt is paid in full or refinanced, unless earlier accelerated at TWL Group’s election upon certain events of default. So long as any indebtedness is outstanding under the Note, Optex generally will not be able to make any loan or advance, transfer any assets or otherwise make any payment to us, other than dividends, distributions, loans, advances, transfers or other payments in an aggregate amount not to exceed $2,250,000 per annum. Optex’s obligations under the Note are secured by a subordinated lien on all or substantially all of Optex’s assets, pursuant to a subordinated security agreement in favor of TWL Group, which is subordinated to the Company’s senior lenders. Mr. Looney is a former Vice President of Irvine Sensors Corporation, former President and former director of Optex, and currently a greater than 5% stockholder of Irvine Sensors Corporation.

On December 30, 2005, we issued subordinated secured convertible notes in the original aggregate principal amount of $10.0 million and four-year warrants to purchase up to an aggregate of 1,346,154 shares of our common stock to Pequot in a private placement pursuant to that certain securities purchase agreement dated as of December 30, 2005 between us and Pequot in order to finance the acquisition of the outstanding capital stock of Optex. The notes were issued in two series, both of which bear interest at 3.5% per annum. The Series 1 notes, with an aggregate face amount of $7,445,493, mature on December 30, 2009, and the Series 2 notes, with an aggregate face amount of $2,554,507, initially were set to mature on December 30, 2007, which maturity date has been extended to December 30, 2009 as described below. The Pequot warrants also were issued in two series, both of which are fully exercisable on or prior to December 30, 2009. The principal and interest under the notes initially was convertible into shares of common stock at an initial conversion price per share of $2.60 and the warrants initially were exercisable for shares of common stock at an initial exercise price per share of $3.10, in each case, subject to adjustment for stock splits, stock dividends, recapitalizations and the like and for certain price dilutive issuances. Subject to certain conditions and limitations, the principal and interest under the notes also may be repaid with shares of common stock. Interest payments are determined by dividing the aggregate amount of interest payable by a price, as of the applicable interest payment date, determined by multiplying 93% by the arithmetic average of the volume weighted average price of our common stock for each of the 20 consecutive trading days prior to the applicable payment date. We received net proceeds of approximately $9.8 million from the original sale of the convertible notes to Pequot in December 2005, after payment of approximately $223,000 in reimbursement of attorneys’ fees and expenses for counsel to Pequot incurred by them in connection with due diligence and the preparation and negotiation of the transaction documents relating to the sale of the notes. We did not receive any proceeds from the assignment of the notes by Pequot to Longview Fund and Alpha Capital in December 2006. We made total payments of approximately $200,000 to Pequot during 2006. As a result of our debt restructuring effective September 2007, we have the right to defer any principal and interest payments due to Longview and Alpha until December 2009.

CTC Aero, LCC, of which one of our former directors, Chris Toffales, is sole owner, earned a cash fee of approximately $127,500 in connection with the closing of the December 2005 private placement with Pequot described above, which was paid by Pequot.

On December 29, 2006, we entered into a Term Loan and Security Agreement with Longview Fund, LP and Alpha Capital Anstalt, pursuant to which we borrowed $8.25 million pursuant to a non-convertible term loan, of which approximately $5.9 million was used to pay in full our obligations to our senior lender, Square 1 Bank. The Loan Agreement, as amended in September 2007, provides that we shall pay interest on the term loan at its maturity on December 31, 2009, which interest shall accrue at a rate of 11% per annum. At our election, in certain circumstances, we may pay interest under the term loan in shares of our common stock valued at 80% of the average of the three lower closing bid prices of the common stock for the twenty trading days ending on the trading day preceding the relevant interest payment date, provided that we have obtained approval of our stockholders, if necessary to do so, and there is no event of default.

In connection with the term loan, and pursuant to a Subscription Agreement and a Registration Rights Agreement entered into on December 29, 2006 among us, Longview and Alpha Capital, we issued five-year warrants to Longview and Alpha Capital to purchase up to an aggregate of 3,000,000 shares of common stock at an exercise price of $1.30 per share, subject to adjustment for stock splits, stock dividends, recapitalizations and the like. The exercise price, but not the number of shares issuable, under these warrants also is subject to adjustment in the event of a dilutive issuance. At our election, we may pay certain applicable liquidated damages under these warrants or the Registration Rights Agreement in shares of common stock to the extent that issuance of common stock does not exceed, absent stockholder approval, 145,507 shares when aggregated with any interest payments made in shares of common stock under the Loan Agreement. We have granted registration rights with respect to the shares of common stock issuable to Longview and Alpha Capital. We also have granted Longview and Alpha Capital a right of first offer on certain future issuances of securities by us.

Concurrently with the closing of the term loan, pursuant to an Assignment Agreement and Addendum entered into on December 29, 2006, Longview and Alpha Capital also purchased from Pequot all of their Series 1 and Series 2 notes in the original principal amount of $10 million, which had originally been issued by us in a private placement in December 2005.

As a result of the issuance of the warrants to Longview and Alpha Capital, the conversion price of the Series 1 and Series 2 notes was automatically reduced to $1.30 per share pursuant to the anti-dilution provisions in the notes. At such conversion price, the principal amount of the notes is presently convertible into 7,692,308 shares of common stock. The notes bear interest at 3.5% per annum and currently mature on December 30, 2009. Principal and interest under the notes is convertible into shares of common stock at a conversion price per share of $1.30, subject to adjustment for stock splits, stock dividends, recapitalizations and the like and for certain price dilutive issuances. Subject to certain conditions and limitations, the principal and interest under the notes also may be repaid with shares of common stock. In June 2006, our stockholders approved the conversion of the notes into an aggregate number of shares of common stock exceeding 19.99% of our outstanding common stock. We have granted registration rights with respect to the shares of common stock issuable upon repayment, conversion or exercise of the notes.

In connection with the assignment, Longview and Alpha Capital have agreed to waive the prior events of default previously alleged by Pequot under the notes, have agreed to extend the maturity date of the Series 2 notes from the original date of December 30, 2007 to December 30, 2009 (the same maturity date as the Series 1 notes) in accordance with the terms of the Series 2 notes, and have agreed to be subject to a blocker that would prevent each of Longview’s and Alpha Capital’s stock ownership at any given time from exceeding 4.99% of our outstanding common stock (which percentage may increase but never above 9.99%).

On December 28, 2006, prior to the assignment, we entered into a Letter Agreement with Pequot whereby Pequot Private Equity Fund III, L.P. waived its rights under that certain Side Letter dated December 30, 2005 to designate a director to serve on our Board of Directors. In addition, Pequot agreed to be subject to a blocker that would prevent their stock ownership at any given time from exceeding 9.9% of our outstanding common stock. In consideration for the Letter Agreement, we paid Pequot $25,000.

In connection with the assignment, on December 29, 2006, we entered into a Settlement Agreement and Mutual Release with Pequot to resolve all disputes regarding alleged events of default and certain other matters under the notes when they were held by Pequot, and to mutually release each other and related persons for claims and losses arising from actions taken prior to the assignment, including claims relating to the notes, any issuance of securities and any agreements or transactions between us and Pequot. The settlement also includes a mutual covenant not to sue for events prior to the assignment, and certain indemnification for events prior to the assignment. In consideration of the settlement, we agreed to pay Pequot a settlement payment of $1.25 million, accrued and unpaid interest of $539,446 on the notes from September 30, 2006 through December 29, 2006, and $230,000 as reimbursement for attorneys fees and expenses.

As previously disclosed, in a private placement in December 2005, we had issued to Pequot four-year warrants to purchase an aggregate of 1,346,154 shares of our common stock at an initial exercise price of $3.10 per share. As a result of the issuance of the warrants to the Longview and Alpha Capital, the exercise price of the Pequot warrants was automatically reduced to $1.30 per share and the number of shares issuable upon exercise of the Pequot warrants was automatically increased to an aggregate of 3,210,059 shares, pursuant to the anti-dilution provisions of the Pequot warrants. In connection with the settlement, Pequot exercised a portion of the Pequot warrants and purchased 1,346,154 shares of our common stock from us on December 29, 2006. In connection with the settlement, Pequot also agreed to a mandatory exercise of the Pequot warrants for an additional 902,267 shares for cash no later than March 14, 2007, provided that certain conditions are met, including that the shares can be resold under an effective registration statement and that the average daily volume-weighted average price of our common stock has, for any seven consecutive trading days following and during the effective resale registration of such shares exceeded 110% of the exercise price. Because certain of the specified conditions were not met by March 14, 2007, Pequot is not required to complete the mandatory exercise, but may exercise the remaining Pequot warrants in accordance with their terms, including on a “cashless exercise” basis.

The interest described above will be payable on the earliest of (i) the exercise after March 14, 2007 by Pequot of the Pequot warrants to purchase an aggregate of 902,267 shares as an offset to the aggregate exercise price therefor, (ii) such earlier date in cash at our election, or (iii) May 31, 2007 in cash. If such Pequot warrants are exercised on a cashless basis, we may pay a proportional amount of the interest in shares in the manner provided in the notes, subject to certain conditions. As provided in the notes, the number of shares issuable as payment for interest is determined by dividing the amount of the interest by 93% of the arithmetic average of the volume-weighted average price of our common stock for each of the 20 consecutive trading days prior to the payment date. We must pay Pequot interest at a rate of 18% per annum on the amount of unpaid interest for the period from March 14, 2007 until paid in full.

The attorneys fees reimbursement described above was payable on March 14, 2007. We must pay Pequot interest at a rate of 18% per annum on the amount of unpaid attorneys fees reimbursement for the period from March 14, 2007 until paid in full.

The Settlement Agreement provides that, upon the assignment, we and Pequot will not have any further rights, obligations or liabilities to each other under the notes, the security agreements or the guaranty that were assigned to Longview and Alpha Capital and, upon the full exercise of the Pequot warrants, we and Pequot will not have any further rights, obligations or liabilities to each other under the Securities Purchase Agreement dated December 30, 2005, as amended, except for certain indemnification rights, registration rights and certain other covenants applicable to the Pequot warrants. Upon completion of the assignment, the Securities Purchase Agreement (other than the surviving provisions described above) and the Side Letter were terminated. In addition, we and Pequot waived any existing defaults, breaches or noncompliance of each other under any of the original agreements and other instruments entered into in connection with the December 2005 private placement.

We believe Longview and Alpha Capital are not related persons, but the transactions with them are described above for the sole purpose of providing context for the transactions with Pequot.

In July 2007, we entered into a Loan Agreement, a secured non-convertible Promissory Note and an Omnibus Security Interest Acknowledgement with Longview, pursuant to which we borrowed $2.0 million from Longview. Interest under the Promissory Note accrues at a rate of 12% per annum and, as a result of an amendment we entered into in September 2007, is payable together with the unpaid principal amount when the Promissory Note matures on December 31, 2009. We had the right to prepay on or prior to August 15, 2007, all of the outstanding principal under the Promissory Note by paying to Longview an amount equal to 120% of the principal amount of the Promissory Note, together with accrued but unpaid interest. We declined prepay the Promissory Note, and pursuant to its terms, the principal amount of the Promissory Note was automatically increased by $100,000 on August 15, 2007 and on August 15, 2007, we issued to Longview 300,000 unregistered shares of our common stock (which shares were in lieu of a $400,000 cash continuation fee for continuing the term of the Promissory Note beyond August 15, 2007) and a five-year warrant to purchase 500,000 unregistered shares of our common stock at an exercise price of $1.46, subject to adjustment for stock splits, stock dividends, recapitalizations and the like. The fair value of the 300,000 shares of common stock, the warrant to purchase 500,000 shares of common stock and the cash payment of $100,000 will be recorded as a discount on the debt and amortized to interest expense over the term of the Promissory Note.

Our obligations under this Loan, including obligations under the Promissory Note and Loan Agreement, are secured by a lien on all or substantially all of our assets, the assets of our subsidiaries, and the capital stock of our subsidiaries held by us, pursuant to already existing security agreements and guarantees dated December 30, 2005 and December 29, 2006 between us and our subsidiaries on the one hand and Longview and/or Alpha Capital on the other, and additionally pursuant to an Unconditional Guaranty between Optex and Longview. Such security interests and guarantees are granted on a pari passu basis with the already existing senior security interests and guarantee rights held Longview and Alpha Capital.

In connection with the Loan, Longview and Alpha Capital have waived various rights, including the right, pursuant to certain technical defaults, among other things to accelerate or demand repurchase of the obligations under any agreement or instrument between us and/or our subsidiaries and Longview and/or Alpha Capital and exercising remedies with respect to collateral. Notwithstanding the foregoing, Longview, Alpha Capital and we have agreed that (i) waiver of a failure to register the shares of our common stock issued or issuable to Longview and Alpha Capital pursuant to various instruments shall not constitute a waiver of any default interest or liquidated damages that may have accrued or will accrue with respect to such default; (ii) such waiver shall continue only so long as Tim Looney, TWL Group, L.P. or their affiliates do not attempt to accelerate or collect any obligations owed to them by us or Optex; and (iii) subject to the foregoing, the deadline to register any such shares issued or issuable to Longview and Alpha Capital was extended until October 19, 2007.

In connection with the Loan, we also agreed that, for so long as the Series 1 and Series 2 notes remain outstanding and held by Longview, except for certain excepted issuances, we will not, without the prior written consent of Longview, enter into an agreement to issue any individual equity security, convertible debt security or other individual security convertible into our common stock or equity at a price that would trigger the anti-dilution provisions set forth in the Series 1 and Series 2 notes; provided however, that no consent of Longview is required for the issuance of any convertible security that has an exercise price or conversion price above the conversion price as defined in the Series 1 and Series 2 notes.

In November 2007, we entered into amendments effective September 2007 of our various debt obligations to Longview and Alpha Capital pursuant to which (i) the principal and interest under our December 2006 and July 2007 term loans shall be due and payable on December 31, 2009; (ii) interest on the Series 1 and Series 2 notes shall be due and payable on December 30, 2009; (iii) the interest rate under the Series 1 and Series 2 notes shall not be subject to reduction; and (iv) we may defer any monthly principal installment under the Series 1 notes until December 30, 2007 and such deferred principal amounts shall bear interest at an increased rate of 10% per annum. The increase in interest rate shall not be convertible into common stock.

In April 2008, we entered into a Subscription Agreement (the “Agreement”) with Longview and Alpha Capital, pursuant to which we sold and issued 133,332 shares of our newly created Series A-1 Stock to Longview and Alpha Capital at a purchase price of $30 per share. The $3,999,960 aggregate purchase price for the Series A-1 Stock was paid solely by Longview’s and Alpha Capital’s exchange of a portion of our Term Notes dated December 29, 2006 (the “Term Notes”) held by Longview and Alpha Capital (the “Debt Exchange”). As a result of this Debt Exchange, accrued and unpaid interest and a portion of the principal balance in the aggregate amount of $3,999,960 under the Term Notes that would have been due and payable on December 30, 2009 had the exchange of securities not occurred, has been cancelled.

Policies and Procedures for Related Person Transactions

Under Item 404 of SEC Regulation S-K , a related person transaction is any actual or proposed transaction, arrangement or relationship or series of similar transactions, arrangements or relationships, including those involving indebtedness not in the ordinary course of business, since the beginning of our last fiscal year, to which we or our subsidiaries were or are a party, or in which we or our subsidiaries were or are a participant, in which the amount involved exceeded or exceeds $120,000 and in which any of our directors, nominees for director, executive officers, beneficial owners of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest.

Pursuant to its written charter, our Audit Committee is responsible for reviewing and approving all related person transactions and potential conflict of interest situations involving any of our directors, nominees for director, executive officers, beneficial owners of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons.

Our Audit Committee also has adopted written policies and procedures for related person transactions that require the Audit Committee to review any proposed transaction with related persons to determine if it rises to the level of a related person transaction covered by Item 404 of Regulation S-K and, if it does, then such related person transaction must be approved or ratified by the disinterested members of the Audit Committee. Our management must disclose to the Audit Committee all material information regarding actual and proposed related person transactions known to them that involve our directors, nominees for director, executive officers, persons known to be five percent or greater beneficial owners of our stock, and any member of the immediate family of any of the foregoing persons. A related person will not be deemed to have a material interest in a transaction if the interest arises only: (a) from the person’s position as a director of another corporation or organization that is a party to the transaction; or (b) from the direct or indirect ownership by such person and all other related persons, in the aggregate, of less than a ten percent equity interest in another person or entity (other than a partnership) which is a party to the transaction; or (c) from a combination of both (a) and (b); or (d) from the person’s position as a limited partner in a partnership in which the person and all other related persons, have an interest of less than ten percent, and the person is not a general partner of and does not hold another position in the partnership.

Our Audit Committee has determined that the following categories of transactions shall be deemed preapproved by the Audit Committee, notwithstanding the fact that they are related person transactions:

•	compensation to executive officers determined by our Compensation Committee;

•	compensation to directors determined by our Compensation Committee or our Board; and

•	transactions in which all security holders receive proportional benefits.

Indemnification of Directors and Executive Officers

In addition to the indemnification provisions contained in our certificate of incorporation and bylaws, we have entered into separate indemnification agreements with each of our directors and executive officers. These agreements require that we, among other things, indemnify the person against expenses (including attorneys’ fees), judgments, fines and settlements paid by such individual in connection with any action, suit or proceeding arising out of such individual’s status or service as our director or officer (other than liabilities arising from willful misconduct or conduct that is knowingly fraudulent or deliberately dishonest) and to advance expenses incurred by such individual in connection with any proceeding against such individual with respect to which such individual may be entitled to indemnification by us.

RELATIONSHIP WITH INDEPENDENT AUDITORS

Independent Auditors

The Audit Committee of the Board has not yet appointed independent auditors for the fiscal year ending September 28, 2008. Ratification or other action by our stockholders concerning the appointment of our independent auditors for fiscal 2008 is not required by our bylaws or otherwise. The Audit Committee has not yet appointed independent auditors for fiscal 2008 because the Audit Committee is still in the process of reviewing the matter and proposed terms of engagement with Grant Thornton LLP. The Audit Committee may, in its discretion, direct the appointment of a different independent auditing firm at any time if the Audit Committee believes that such a change would be in the best interests of the Company and its stockholders or required by law.

A representative of Grant Thornton LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions from stockholders.

Principal Accountant Fees and Services

Audit Fees: Grant Thornton LLP billed us an aggregate of $934,600 for professional services rendered for the audit of our financial statements for fiscal 2007, for the reviews of the financial statements included in our Quarterly Reports on Form 10-Q for the quarterly periods in fiscal 2007 and for consents issued in connection with our registration statements on Form S-1, Form S-3 and Form S-8 in fiscal 2007. Grant Thornton LLP billed us an aggregate of $1,135,500 for such comparable professional services rendered for the fiscal year ended October 1, 2006.

Audit-Related Fees: In fiscal 2007, Grant Thornton LLP did not bill us for any audit-related fees. In fiscal 2006, Grant Thornton LLP billed us an aggregate of $53,400 for due diligence services related to the Optex acquisition.

Tax Fees: We did not engage Grant Thornton LLP to provide advice or assistance in tax compliance/preparation and other tax services for either fiscal 2007 or fiscal 2006.

All Other Fees: We did not engage Grant Thornton LLP to provide any other services for either fiscal 2007 or fiscal 2006.

Except for the fees for services described under “Audit Fees” and “Audit-Related Fees” above, we did not pay Grant Thornton LLP any other fees or engage Grant Thornton LLP for any other services during fiscal 2007 and fiscal 2006.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has adopted a policy for the pre-approval of services provided by the independent auditors. Under this policy, pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. In addition, the Audit Committee may also pre-approve particular services on a case-by-case basis. For each proposed service, the independent auditor is required to provide detailed back-up documentation at the time of approval. The Audit Committee may delegate pre-approval authority to one or more of its members. Such a member must report any decisions to the Audit Committee at the next scheduled meeting.

AUDIT COMMITTEE REPORT

The members of the fiscal 2007 Audit Committee of the Board have prepared and submitted this Audit Committee Report.

The Audit Committee oversees the Irvine Sensors Corporation’s financial reporting process on behalf of the Board. Company management has the primary responsibility for the financial statements, for maintaining effective internal control over financial reporting, and for assessing the effectiveness of internal control over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited consolidated financial statements and the related schedules in the Annual Report on Form 10-K with Company management, including a discussion of the quality, not just the acceptability, of the accounting principles; the reasonableness of significant judgments; and the clarity of disclosures in the financial statements.

The Committee also reviewed with the independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of those audited consolidated financial statements and related schedules with U.S. generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Committee by Statement on Auditing Standards No. 61, Communication With Audit Committees, (as amended), other standards of the Public Company Accounting Oversight Board (United States), rules of the Securities and Exchange Commission, and other applicable regulations. In addition, the Committee has discussed with the independent registered public accounting firm the firm’s independence from Company management and the Company, including the matters in the letter from the firm required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. Throughout the year and prior to the performance of any such services, the Committee also considered the compatibility of potential non-audit services with the independent registered public accounting firm’s independence.

The Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for the audit. The Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations and reviews; their evaluations of the Company’s internal control, including internal control over financial reporting; significant deficiencies and material weaknesses identified during the course of the audit and management’s plan to remediate those control deficiencies; and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board, and the Board has approved, that the audited consolidated financial statements and related schedules be included in the Annual Report on Form 10-K for the year ended September 30, 2007 filed by the Company with the Securities and Exchange Commission.

The Audit Committee carries out its responsibilities pursuant to its written charter, which is posted on the Company’s web site at http://www.irvine-sensors.com under the Investors section.

The Committee held ten meetings during fiscal 2007.  The Committee is comprised solely of independent directors as defined by the listing standards of NASDAQ and Rule 10A-3 of the Securities Exchange Act of 1934.

The Fiscal 2007 Audit Committee

Clifford Pike (Chairman)
Marc Dumont
Thomas M. Kelly

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, or Exchange Act, requires our officers and directors and persons who own more than ten percent of a class of our equity securities registered under the Exchange Act, to file with the Securities and Exchange Commission reports of ownership and changes in ownership of our Common Stock and other equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on review of these forms, we believe that during the fiscal year ended September 30, 2007, one required filing under Section 16(a) was delinquent. Timothy Looney, our former director and officer, was delinquent in filing a Form 4 with the Commission for a transaction completed on December 29, 2006. Except for Mr. Looney’s delinquent filing, we believe that each of our executive officers, directors and holders of ten percent or more of our Common Stock timely filed all reports required to be filed pursuant to Section 16(a) of the Exchange Act during fiscal 2007.

Notwithstanding anything to the contrary set forth in any of our previous or future filings made under the Securities Act or the Exchange Act, that might incorporate by reference this proxy statement or future filings made by us under those statutes, the Compensation Committee Report, the Audit Committee Report, reference to the Charters of the Audit, Compensation and Nominating and Corporate Governance Committees, and reference to the independence of the Audit Committee members and of other Board members are not “soliciting material” and are not deemed filed with the Securities and Exchange Commission and shall not be deemed incorporated by reference into any of those such prior filings or into any future filings made by us under those statutes.

Annual Report

We filed an Annual Report for fiscal 2007 with the Securities and Exchange Commission on Form 10-K on January 15, 2008, and an amendment to the Annual Report on Form 10-K/A on January 28, 2008. A copy of each is being mailed concurrently with this proxy statement to all stockholders entitled to notice of and to vote at the Annual Meeting. Material included in the Form 10-K and Form 10-K/A has been included in this proxy statement. Except as otherwise provided in this proxy statement, the Annual Report on Form 10-K is not incorporated into this proxy statement and is not considered proxy solicitation material. Our Annual Report on Form 10-K and Form 10-K/A, as well as certain other reports, proxy statements and other information regarding the Company, are available on the Securities and Exchange Commission’s Web site (http://www.sec.gov). In addition, we will provide without charge a copy of our Annual Report on Form 10-K and Form 10-K/A to any stockholder upon written request addressed to Corporate Secretary, Irvine Sensors Corporation, 3001 Red Hill Ave., Bldg. 4-108, Costa Mesa, CA 92626, and will furnish upon request any exhibits to the Form 10-K and Form 10-K/A upon the payment by the requesting stockholder of our reasonable expenses in furnishing such exhibits.

DOCUMENTS INCORPORATED BY REFERENCE

This proxy statement incorporates by reference important business and financial information about Irvine Sensors from documents we have filed with the SEC that are not included in or delivered with this proxy statement. Information required by Item 13 of this Schedule 14A is incorporated herein by reference to portions of our Annual Report as filed with the Securities and Exchange Commission on Form 10-K on January 15, 2008 and our Quarterly Report as filed with the Securities and Exchange Commission on Form 10-Q on February 13, 2008. Any statement contained in a document incorporated by reference in this proxy statement is automatically updated and superseded by any information contained in this proxy statement, or in any subsequently filed document of the types described below. We incorporate into this proxy statement by reference the following information filed by us with the SEC:

•	the unaudited financial statements (including the notes thereto) of Irvine Sensors as of and for the 13-week period ended March 30, 2008 included in Irvine Sensors quarterly report on Form 10-Q for the 13-week period ended March 30, 2008 (SEC File No. 001-08402);

•	the unaudited financial statements (including the notes thereto) of Irvine Sensors as of and for the 13-week period ended December 30, 2007 included in Irvine Sensors quarterly report on Form 10-Q for the 13-week period ended December 30, 2007 (SEC File No. 001-08402);

•	the audited financial statements (including the notes thereto) of Irvine Sensors as of and for the fiscal year ended September 30, 2007 included in Irvine Sensors’ annual report on Form 10-K for the fiscal year ended September 30, 2007 (SEC File No. 001-08402); and

•	the information appearing under the captions “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Quantitative and Qualitative Disclosures About Market Risk,” “Financial Statements and Supplementary Data,” and “Changes in and Disagreements with Accountants on Accounting and Financial Disclosure” in Irvine Sensors’ annual report on Form 10-K for the fiscal year ended September 30, 2007 (SEC File No. 001-08402).

Except with respect to the information specifically incorporated by reference in this definitive proxy statement, our Annual Report on Form 10-K and our Quarterly Report on Form 10-Q are not deemed to be filed as part of this definitive proxy statement.

You may read and copy any document we file with the SEC at its Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our filings with the SEC are also available to the public at its web site at http://www.sec.gov/. You can obtain the information incorporated by reference in this proxy statement without charge by requesting it in writing or by telephone from the Corporate Secretary, at Irvine Sensors Corporation, 3001 Red Hill Avenue, Costa Mesa, California 92626, or by telephone at (714) 549-8211.

BY ORDER OF THE BOARD
OF DIRECTORS OF
IRVINE SENSORS CORPORATION

/s/  John J. Stuart, Jr.
John J. Stuart, Jr.
Chief Financial Officer, Senior Vice President
and Secretary

Appendix A

CERTIFICATE OF ELIMINATION
OF THE

SERIES B CONVERTIBLE CUMULATIVE PREFERRED STOCK, SERIES C
CONVERTIBLE CUMULATIVE PREFERRED STOCK, SERIES D CONVERTIBLE
PREFERRED STOCK AND SERIES E CONVERTIBLE PREFERRED STOCK

OF
IRVINE SENSORS CORPORATION

(Pursuant to Section 151(g) of the
Delaware General Corporation Law)

Irvine Sensors Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST:  That the Board of Directors of the Corporation (the “Board”) duly adopted the following resolutions by unanimous written consent pursuant to the authority granted by Section 151(g) of the Delaware General Corporation Law, and in accordance with the provisions of the Corporation’s Certificate of Incorporation and Amended and Restated Bylaws, each as amended through the date hereof:

WHEREAS, none of the authorized shares of the Corporation’s Series B Convertible Cumulative Preferred Stock, $0.01 par value (the “Series B Preferred Stock”), previously designated and issued pursuant to that certain Certificate of Designations, Preferences and Rights of Series B Preferred Stock of the Corporation as filed with the office of the Secretary of State of the State of Delaware on November 15, 1989 (the “Series B Certificate of Designation”), remain outstanding as of the date hereof.

WHEREAS, none of the authorized shares of the Corporation’s Series C Convertible Cumulative Preferred Stock, $0.01 par value (the “Series C Preferred Stock”), previously designated and issued pursuant to that certain Certificate of Designations, Preferences and Rights of Series C Preferred Stock of the Corporation as filed with the office of the Secretary of State of the State of Delaware on August 7, 1990 (the “Series C Certificate of Designation”), remain outstanding as of the date hereof.

WHEREAS, none of the authorized shares of the Corporation’s Series D Convertible Preferred Stock, $0.01 par value (the “Series D Preferred Stock”), previously designated and issued pursuant to that certain Certificate of Designations, Preferences and Rights of Series D Convertible Preferred Stock of the Corporation as filed with the office of the Secretary of State of the State of Delaware on June 28, 1996 and that certain Certificate of Designations, Preferences and Rights of Series D Convertible Preferred Stock of the Corporation as filed in the office of the Secretary of State of the State of Delaware on December 23, 1997 (collectively, the “Series D Certificates of Designation”), remain outstanding as of the date hereof.

WHEREAS, none of the authorized shares of the Corporation’s Series E Convertible Preferred Stock, $0.01 par value (the “Series E Preferred Stock”), previously designated and issued pursuant to that certain Certificate of Designations, Preferences and Rights of Series E Preferred Stock of the Corporation as filed with the office of the Secretary of State of the State of Delaware on December 23, 2002 (the “Series E Certificate of Designation”), remain outstanding as of the date hereof.

WHEREAS, none of the authorized shares of the Corporation’s Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock will be issued subject to the Series B Certificate of Designation, Series C Certificate of Designation, Series D Certificates of Designation and Series E Certificate of Designation, as applicable, after the date hereof.

A-1

WHEREAS, it is advisable to eliminate the Corporation’s previously designated Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock and to eliminate from the Corporation’s Certificate of Incorporation, as heretofore amended, all matters set forth in the Series B Certificate of Designation, Series C Certificate of Designation, Series D Certificates of Designation and Series E Certificate of Designation.

NOW, THEREFORE, BE IT RESOLVED, that all matters set forth in the Series B Certificate of Designation, Series C Certificate of Designation, Series D Certificates of Designation and Series E Certificate of Designation be eliminated from the Corporation’s Certificate of Incorporation, as heretofore amended.

RESOLVED FURTHER, that the proper officers of the Corporation be, and each of them hereby is, authorized, empowered and directed, in the name and on behalf of the Corporation, to execute a Certificate of Elimination with respect to the Corporation’s Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock and the Series B Certificate of Designation, Series C Certificate of Designation, Series D Certificates of Designation and Series E Certificate of Designation in such form as the officer executing the same shall determine to be necessary, advisable or appropriate, such determination to be conclusively established by the execution thereof, and to file the executed Certificate of Elimination with the office of the Secretary of State of the State of Delaware setting forth a copy of these resolutions whereupon all matters set forth in the Series B Certificate of Designation, Series C Certificate of Designation, Series D Certificates of Designation and Series E Certificate of Designation shall be eliminated from the Corporation’s Certificate of Incorporation, as heretofore amended.

SECOND:  That none of the authorized shares of the Corporation’s Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock is outstanding and none will be issued subject to the Series B Certificate of Designation, Series C Certificate of Designation, Series D Certificates of Designation and Series E Certificate of Designation, as applicable, after the date hereof.

THIRD:  That, in accordance with the provisions of Section 151(g) of the Delaware General Corporation Law, upon the filing of this Certificate of Elimination with the office of the Secretary of State of the State of Delaware, all matters set forth in the Series B Certificate of Designation, Series C Certificate of Designation, Series D Certificates of Designation and Series E Certificate of Designation be, and hereby are, eliminated from the Corporation’s Certificate of Incorporation, as heretofore amended.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Elimination to be executed by its duly authorized officer on this 14 day of April, 2008.

IRVINE SENSORS CORPORATION,
a Delaware Corporation

By: /s/ JOHN C. CARSON
Name:     John C. Carson

Title:	President and Chief Executive Officer

A-2

Appendix B

IRVINE SENSORS CORPORATION

CERTIFICATE OF DESIGNATIONS
OF RIGHTS, PREFERENCES, PRIVILEGES AND LIMITATIONS

SERIES A-1 10% CUMULATIVE CONVERTIBLE PREFERRED STOCK

The undersigned, being the President and Chief Executive Officer of Irvine Sensors Corporation (the “Corporation”), a corporation organized and existing under the Delaware General Corporation Law,

DOES HEREBY CERTIFY THAT:

FIRST:  Pursuant to the authority vested in the Board of Directors of the Corporation by the Certificate of Incorporation of the Corporation, the Board of Directors, in accordance with the Delaware General Corporation Law, Section 151(g), duly adopted the following resolution establishing a series of 175,000 shares of the Corporation’s Preferred Stock, to be designated as its Series A-1 10% Cumulative Convertible Preferred Stock:

RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation (the “Board of Directors”) by the Certificate of Incorporation of the Corporation, the Board of Directors hereby establishes a series of Series A-1 10% Convertible Preferred Stock of the Corporation and hereby states the number of shares, and fixes the powers, designations, preferences and relative, participating, optional and other rights, and the qualifications, limitations and restrictions thereof, of such series of shares as follows:

SERIES A-1 10% CUMULATIVE CONVERTIBLE PREFERRED STOCK

1.  Designation: Number of Shares.  The shares of such series of Preferred Stock shall be designated as “Series A-1 10% Cumulative Convertible Preferred Stock” (the “Series A-1 Preferred Stock”). The number of shares of Series A-1 Preferred Stock shall be 175,000. Each share of Series A-1 Preferred Stock shall have a stated value equal to $30.00,as adjusted for any stock dividends, combinations or splits with respect to such shares (the “Stated Value”), and $0.01 par value. The Corporation will not issue more than 175,000 shares of Series A-1 Preferred Stock (“Original Issue”) and such additional shares of Series A-1 Preferred Stock as may be issued in connection with the Original Issue.

2.  Dividends.

(a) The holders of outstanding shares of Series A-1 Preferred Stock shall be entitled to receive preferential dividends at the rate of 10% per share per annum on the Stated Value per share of Series A-1 Preferred Stock out of any funds of the Corporation legally available for such purpose, before any dividend or other distribution will be paid or declared and set apart for payment on any shares of any Junior Stock, or other class of stock presently authorized or to be authorized (the Common Stock, and such other stock being hereinafter collectively the “Junior Stock”). Such dividends shall compound monthly and be fully cumulative, and shall accumulate from the date of original issuance of the Series A-1 Preferred Stock, and shall be payable annually in arrears in cash, with the first dividend payment date to be December 30, 2009 and on December 30 of each calendar year thereafter (provided that is such date is a Saturday, Sunday or legal holiday in the place where such dividend is to be paid, then such dividend shall be payable without interest on the next day that is not a Saturday, Sunday or legal holiday). Any dividend payment date may be extended pursuant to the agreement of the holders of 80% of the then outstanding Series A-1 Preferred Stock. Upon the occurrence of an Event of Default (as defined in Paragraph 7 below) and while such Event of Default is outstanding, such dividend rate shall be increased to 20% per annum on the Stated Value per share. Dividends must be delivered to the holders not later than five business days after each specified dividend payment date. At the holder’s option, such dividend payments may be made in additional shares of Series A-1 Preferred Stock valued at the Stated Value thereof. The issuance of such shares of Series A-1 Preferred Stock shall constitute full payment of such dividends.

(b) The dividends on the Series A-1 Preferred Stock at the rates provided above shall be cumulative whether or not declared so that, if at any time full cumulative dividends at the rate aforesaid on all shares of the Series A-1 Preferred Stock then outstanding from the date from and after which dividends thereon are cumulative to the end of the annual dividend period next preceding such time shall not have been paid or declared and set apart for payment, or if the full dividend on all such outstanding Series A-1 Preferred Stock for the then current dividend period shall not have been paid or declared and set apart for payment, the amount of the deficiency shall be paid or declared and set apart for payment before any sum shall be set apart for or applied by the Corporation or a subsidiary of the Corporation to the purchase, redemption or other acquisition of the Series A-1 Preferred Stock or any shares of any other class of stock ranking on a parity with the Series A-1 Preferred Stock (“Parity Stock”) and before any dividend or other distribution shall be paid or declared and set apart for payment on any Junior Stock and before any sum shall be set aside for or applied to the purchase, redemption or other acquisition of any Junior Stock.

3.  Liquidation and Optional Redemption Rights.

(a) Upon the dissolution, liquidation or winding-up of the Corporation, whether voluntary or involuntary, the holders of the Series A-1 Preferred Stock shall be entitled to receive, and before any payment or distribution shall be made on the Junior Stock, out of the assets of the Corporation available for distribution to stockholders, the Stated Value per share of Series A-1 Preferred Stock and all accrued and unpaid dividends to and including the date of payment thereof. Upon the payment in full of all amounts due to holders of the Series A-1 Preferred Stock, the holders of the Common Stock of the Corporation and any other class of Junior Stock may receive all remaining assets of the Corporation legally available for distribution. If the assets of the Corporation available for distribution to the holders of the Series A-1 Preferred Stock shall be insufficient to permit payment in full of the amounts payable as aforesaid to the holders of Series A-1 Preferred Stock upon such liquidation, dissolution or winding-up, whether voluntary or involuntary, then all such assets of the Corporation shall be distributed ratably among the holders of the Series A-1 Preferred Stock, to the exclusion of the holders of shares of Junior Stock.

(b) The purchase or the redemption by the Corporation of shares of any class of stock (other than the Series A-1 Preferred Stock), the merger or consolidation of the Corporation with or into any other corporation, corporations or other entity or the sale or transfer by the Corporation of all or substantially all of its assets shall be deemed to be a liquidation, dissolution or winding-up of the Corporation for the purposes of this Section 3 except in the event that in such transaction, the holders of Series A-1 Preferred Stock receive securities of the surviving corporation having substantially similar rights as the Series A-1 Preferred Stock and the stockholders of the Corporation immediately prior to such transaction are holders of at least a majority of the voting securities of the successor corporation immediately thereafter. This provision may be waived in writing by holders of 80% of the then outstanding Series A-1 Preferred Stock.

(c) The Series A-1 Preferred Stock shall not be redeemable at the election of the holders of the Series A-1 Preferred Stock. Provided an Event of Default has not occurred and is not then continuing, the Corporation will have the option of redeeming the Obligation Amount (defined below) (“Optional Redemption”), in whole or in part, by paying to the holder a sum of money in cash equal to the Obligation Amount to be redeemed (the “Redemption Amount”). The Corporation’s election to exercise its right to redeem must be by notice in writing (“Notice of Redemption”) and made proportionately to all holders of Series A-1 Preferred Stock. The Notice of Redemption shall specify the date for such Optional Redemption (the “Redemption Payment Date”), which date shall be not less than thirty (30) business days after receipt of the Notice of Redemption (the “Redemption Period”). A Notice of Redemption shall not be effective with respect to any portion of the Obligation Amount for which the holder has a pending election to convert pursuant to Section 4 hereof, or for conversions initiated or made by the holder during the Redemption Period. On the Redemption Payment Date, the Redemption Amount less any portion of the Redemption Amount against which the holder has exercised its rights pursuant to Section 4, shall be paid in cash to the holder. In the event the Corporation fails to pay the Redemption Amount on the Redemption Payment Date as set forth herein, then (i) such Notice of Redemption will be enforceable or null and void at the holder’s option, (ii) the Corporation will have no further right to deliver a Notice of Redemption, and (iii) the Corporation’s failure may be deemed by the holder to be an Event of Default, that may only be waived by the holders of at least 80% of the then outstanding Series A-1 Preferred Stock.

4.  Conversion into Common Stock.  holders of shares of Series A-1 Preferred Stock shall have the following conversion rights and obligations:

(a) Each holder of shares of Series A-1 Preferred Stock shall have the right at any time commencing after the issuance to the holder of Series A-1 Preferred Stock, to convert such shares, and at the election of the holder, all accrued and unpaid dividends on such shares (collectively, the “Obligation Amount”) into fully paid and non-assessable shares of Common Stock of the Corporation determined in accordance with the then effective Conversion Price provided in Section 4(b) below (the “Conversion Price”).

(b) The number of shares of Common Stock issuable upon conversion of the Obligation Amount shall equal (i) the sum of (A) the Stated Value per share being converted, and (B) at the holder’s election, accrued and unpaid dividends on such share, divided by (ii) the Conversion Price. The Conversion Price shall initially be $0.30, and shall be subject to adjustment as described herein.

(c) Holder will give notice of its decision to exercise its right to convert the Series A-1 Preferred Stock or part thereof by faxing an executed and completed Notice of Conversion (a form of which is annexed as Exhibit A to the Certificate of Designation) to the Corporation via confirmed facsimile transmission or otherwise pursuant to Section 10(a) of the Subscription Agreement entered into in connection with the initial issuance of the Series A-1 Preferred Stock (the “Subscription Agreement”). The holder will not be required to surrender the Series A-1 Preferred Stock certificate until the Series A-1 Preferred Stock has been fully converted. Each date on which a Notice of Conversion is faxed to the Corporation in accordance with the provisions hereof shall be deemed a Conversion Date. The Corporation will itself or will cause the Corporation’s transfer agent to transmit the Corporation’s Common Stock certificates representing the Common Stock issuable upon conversion of the Series A-1 Preferred Stock to the holder via express courier for receipt by such holder within three (3) business days after receipt by the Corporation of the Notice of Conversion (the “Delivery Date”). In the event the Common Stock is electronically transferable, then delivery of the Common Stock must be made by electronic transfer provided request for such electronic transfer has been duly made by the holder. A Series A-1 Preferred Stock certificate representing the balance of the Series A-1 Preferred Stock not so converted will be provided by the Corporation to the holder if requested by holder, provided that the holder has delivered the original Series A-1 Preferred Stock certificate to the Corporation. To the extent that a holder elects not to surrender Series A-1 Preferred Stock for reissuance upon partial payment or conversion, the holder hereby indemnifies the Corporation against any and all loss or damage attributable to a third-party claim resulting from the failure to so deliver such certificateholder.

In the case of the exercise of the conversion rights set forth in Section 4(a), the conversion privilege shall be deemed to have been exercised and the shares of Common Stock issuable upon such conversion shall be deemed to have been issued upon the date of receipt by the Corporation of the Notice of Conversion. The person or entity entitled to receive Common Stock issuable upon such conversion shall, on the date such conversion privilege is deemed to have been exercised and thereafter, be treated for all purposes as the recordholder of such Common Stock and shall on the same date cease to be treated for any purpose as the record holder of such shares of Series A-1 Preferred Stock so converted.

Upon the conversion of any shares of Series A-1 Preferred Stock, no adjustment or payment shall be made with respect to such converted shares on account of any dividend on the Common Stock, except that the holder of such converted shares shall be entitled to be paid any dividends declared on shares of Common Stock after conversion thereof.

The Corporation shall not be required, in connection with any conversion of Series A-1 Preferred Stock, and payment of dividends on Series A-1 Preferred Stock to issue a fraction of a share of its Series A-1 Preferred Stock or Common Stock and shall instead deliver a stock certificate rounded down to the nearest whole number. In lieu of any fraction of a share of Common Stock that would otherwise be issuable in respect of the aggregate number of such shares surrendered for conversion at one time by the same holder, the Corporation shall pay in cash an amount equal to the product of (a) the Closing Price (as defined in the next sentence) of a share of Common Stock on the last trading day before the conversion date and (b) such fraction of a share. The “Closing Price” for each day shall be the last reported sale price regular way or, in case no sale takes place on such day, the last reported sale price on the day immediately prior thereto, or, on the principal national securities exchange on which the Common Stock is listed for trading, or, if the Common Stock is not listed or admitted to trading on any national securities exchange, the fair market value of one share of the Common Stock on such day as determined in good faith by the Board of Directors of the Corporation.

The Corporation and holder may not convert that amount of the Obligation Amount on a Conversion Date in amounts that would result in the holder having a beneficial ownership of Common Stock which would be in excess of either (A) the authorized shares of the Corporation’s Common Stock then available for issuance; or (B) the sum of (i) the number of shares of Common Stock beneficially owned by the holder and its affiliates on such Conversion Date, and (ii) the number of shares of Common Stock issuable upon the conversion of the Obligation Amount with respect to which the determination of this proviso is being made on such Conversion Date, which would result in beneficial ownership by the holder and its affiliates of more than 4.99% of the outstanding shares of Common Stock of the Corporation. For the purposes of the proviso to the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13( d) of the Securities Exchange Act of 1934, as amended, and Regulation 13d-3 thereunder. Subject to the foregoing, the holder shall not be limited to successive exercises which would result in the aggregate issuance of more than 4.99%. The holder may revoke the conversion limitation described in this Paragraph, in whole or in part, upon 61 days prior notice to the Corporation. The holder may allocate which of the equity of the Corporation deemed beneficially owned by the holder shall be included in the 4.99% amount described above and which shall be allocated to the excess above 4.99%. The holder may waive the conversion limitation described in this Section in whole or in part, upon and effective after 61 days prior written notice to the Company to increase such percentage to up to 9.99%.

(d) The Conversion Price determined pursuant to Section 4(b) shall be subject to adjustment from time to time as follows:

(i) In case the Corporation shall at any time (A) declare any dividend or distribution on its Common Stock or other securities of the Corporation other than the Series A-1 Preferred Stock, (B) split or subdivide the outstanding Common Stock, (C) combine the outstanding Common Stock into a smaller number of shares, or (D) issue by reclassification of its Common Stock any shares or other securities of the Corporation, then in each such event the Conversion Price shall be adjusted proportionately so that the holders of Series A-1 Preferred Stock shall be entitled to receive the kind and number of shares or other securities of the Corporation which such holders would have owned or have been entitled to receive after the happening of any of the events described above had such shares of Series A-1 Preferred Stock been converted immediately prior to the happening of such event (or any record date with respect thereto). Such adjustment shall be made whenever any of the events listed above shall occur. An adjustment made to the Conversion Price pursuant to this Section 4(d)(i) shall become effective immediately after the effective date of the event. Notwithstanding anything in this Section 4 to the contrary, no change in the Conversion Price shall be made until the cumulative effect of the adjustments called for by this Section 4 since the date of the last change in the Conversion Price would change the Conversion Price by at least $.01. However, once the cumulative effect would result in such a change, then the Conversion Price shall be changed to reflect all adjustments called for by this Section 4 and not previously made.

(ii) Other than in connection with the Excepted Issuances (as defined in the Subscription Agreement), if at any time Series A-1 Preferred Stock is outstanding, the Corporation shall agree to issue or issue (the “Lower Price Issuance”) any Common Stock or securities convertible into or exercisable for shares of Common Stock (or modify any of the foregoing which may be outstanding) to any person or entity at a price per share or conversion or exercise price per share which shall be less than the Conversion Price in effect at such time, without the consent of holders of at least 80% of the then outstanding Series A-1 Preferred Stock, then the Conversion Price shall automatically be reduced to such other lower price. For purposes of the issuance and adjustment described in this section, except for Excepted Issuances, the issuance of any security of the Corporation carrying the right to convert such security into shares of Common Stock or of any warrant, right or option to purchase Common Stock shall result in the adjustments described above upon the sooner of the agreement to issue or actual issuance of such convertible security, warrant, right or option and again at any time upon any subsequent issuances of shares of Common Stock upon exercise of such conversion or purchase rights if such issuance is at a price lower than the Conversion Price in effect upon such issuance. Unless the Approval (as defined in the Subscription Agreement) has been obtained, the Conversion Price may not be reduced below $0.26 per share of Common Stock, subject to equitable adjustment for stock splits and the like, if such reduction would violate the Nasdaq marketplace rules.

(e) (i) In case of any merger of the Corporation with or into any other corporation (other than a merger in which the Corporation is the surviving or continuing corporation and which does not result in any reclassification, conversion, or change of the outstanding shares of Common Stock) then unless the right to convert shares of Series A-1 Preferred Stock shall have terminated as part of such merger, lawful provision shall be made so that holders of Series A-1 Preferred Stock shall thereafter have the right to convert each share of Series A-1 Preferred Stock into the kind and amount of shares of stock and/or other securities or property receivable upon such merger by a holder of the number of shares of Common Stock into which such shares of Series A-1 Preferred Stock might have been converted immediately prior to such consolidation or merger. Such provision shall also provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in sub-Section (d) of this Section 4. The foregoing provisions of this Section 4(e) shall similarly apply to successive mergers.

(ii) In case of any sale or conveyance to another person or entity of the property of the Corporation as an entirety, or substantially as an entirety, in connection with which shares or other securities or cash or other property shall be issuable, distributable, payable, or deliverable for outstanding shares of Common Stock, then, unless the right to convert such shares shall have terminated, lawful provision shall be made so that the holders of Series A-1 Preferred Stock shall thereafter have the right to convert each share of the Series A-1 Preferred Stock into the kind and amount of shares of stock or other securities or property that shall be issuable, distributable, payable, or deliverable upon such sale or conveyance with respect to each share of Common Stock immediately prior to such conveyance.

(f) Whenever the number of shares to be issued upon conversion of the Series A-1 Preferred Stock is required to be adjusted as provided in this Section 4, the Corporation shall forthwith compute the adjusted number of shares to be so issued and prepare a certificate setting forth such adjusted conversion amount and the facts upon which such adjustment is based, and such certificate shall forthwith be filed with the Transfer Agent for the Series A-1 Preferred Stock and the Common Stock; and the Corporation shall mail to each holder of record of Series A-1 Preferred Stock notice of such adjusted conversion price not later than the fifth business day after the event, giving rise to the adjustment.

(g) In case at any time the Corporation shall propose:

(i) to pay any dividend or distribution payable in shares upon its Common Stock or make any distribution (other than cash dividends) to the holders of its Common Stock; or

(ii) to offer for subscription to the holders of its Common Stock any additional shares of any class or any other rights; or

(iii) any capital reorganization or reclassification of its shares or the merger of the Corporation with another corporation (other than a merger in which the Corporation is the surviving or continuing corporation and which does not result in any reclassification, conversion, or change of the outstanding shares of Common Stock); or

(iv) the voluntary dissolution, liquidation or winding-up of the Corporation;

then, and in any one or more of said cases, the Corporation shall cause at least fifteen (15) days prior notice (which date may be shortened by the approval of the holders of at least 80% of the then outstanding Series A-1 Preferred Stock) of the date on which (A) the books of the Corporation shall close or a record be taken for such stock dividend, distribution, or subscription rights, or (B) such capital reorganization, reclassification, merger, dissolution, liquidation or winding-up shall take place, as the case may be, to be mailed to the Transfer Agent for the Series A-1 Preferred Stock and for the Common Stock and to the holders of record of the Series A-1 Preferred Stock.

(h) So long as any shares of Series A-1 Preferred Stock or any Obligation Amount shall remain outstanding and the holders thereof shall have the right to convert the same in accordance with provisions of this Section 4 the Corporation shall at all times reserve from the authorized and unissued shares of its Common Stock a sufficient number of shares of Common Stock that would be necessary to allow the conversion of all of the then outstanding shares of Series A-1 Preferred Stock and Obligation Amount into Common Stock.

(i) The term “Common Stock” as used in this Certificate of Designation shall mean the $0.01 par value Common Stock of the Corporation as such stock is constituted at the date of issuance thereof or as it may from time to time be changed, or shares of stock of any class or other securities and/or property into which the shares of Series A-1 Preferred Stock shall at any time become convertible pursuant to the provisions of this Section 4.

(j) The Corporation shall pay the amount of any and all issue taxes (but not income taxes) which may be imposed in respect of any issue or delivery of stock upon the conversion of any shares of Series A-1 Preferred Stock, but all transfer taxes and income taxes that may be payable in respect of any change of ownership of Series A-1 Preferred Stock or any rights represented thereby or of stock receivable upon conversion thereof shall be paid by the person or persons surrendering such stock for conversion.

(k) In the event a holder shall elect to convert any shares of Series A-1 Preferred Stock as provided herein, the Corporation may not refuse conversion based on any claim that such holder or any one associated or affiliated with such holder has been engaged in any violation of law, or for any other reason unless, an injunction from a court, on notice, restraining and or enjoining conversion of all or part of said shares of Series A-1 Preferred Stock shall have been sought and obtained by the Corporation or at the Corporation’s request or with the Corporation’s assistance and the Corporation posts a surety bond for the benefit of such holder equal to 120% of the Obligation Amount sought to be converted, which is subject to the injunction, which bond shall remain in effect until the completion of arbitration/litigation of the dispute and the proceeds of which shall be payable to such holder in the event it obtains judgment.

(l) In addition to any other rights available to the holder, if the Corporation fails to deliver to the holder such certificate or certificates pursuant to Section 4(c) by the Delivery Date and if within seven (7) business days after the Delivery Date the holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by such holder of the Common Stock which the holder anticipated receiving upon such conversion (a “Buy-In”), then the Corporation shall pay in cash to the holder (in addition to any remedies available to or elected by the holder) within five (5) business days after written notice from the holder, the amount by which (A) the holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (B) the aggregate Stated Value of the shares of Series A-1 Preferred Stock for which such conversion was not timely honored, together with interest thereon at a rate of 15% per annum, accruing until such amount and any accrued interest thereon is paid in full (which amount shall be paid as liquidated damages and not as a penalty). For example, if the holder purchases shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of $10,000 of Stated Value of Series A-1 Preferred Stock, the Corporation shall be required to pay the holder $1,000, plus interest. The holder shall provide the Corporation written notice indicating the amounts payable to the holder in respect of the Buy-In.

(m) The Corporation understands that a delay in the delivery of Common Stock upon conversion of Preferred Stock in the form required pursuant to this Certificate and the Subscription Agreement after the Delivery Date could result in economic loss to the holder. As compensation to the holder for such loss, the Corporation agrees to pay (as liquidated damages and not as a penalty) to the holder for such late issuance of Common Stock upon Conversion of the Series A-1 Preferred Stock in the amount of $100 per business day after the Delivery Date for each $10,000 of Obligation Amount being converted of the corresponding Common Stock which is not timely delivered; provided however, that the maximum aggregate amount of liquidated damages payable for all such delays shall not exceed 15% of the aggregate Stated Value for the Series A-1 Preferred Stock issued to such holder. The Corporation shall pay any payments incurred under this Section in immediately available funds upon demand. Furthermore, in addition to any other remedies which may be available to the holder, in the event that the Corporation fails for any reason to effect delivery of the Common Stock by the Delivery Date, the holder will be entitled to revoke all or part of the relevant Notice of Conversion or rescind all by delivery of a notice to such effect to the Corporation whereupon the Corporation and the holder shall each be restored to their respective positions immediately prior to the delivery of such notice, except that the liquidated damages described above shall be payable through the date notice of revocation is given to the Corporation.

(n) Each share of Series A-1 Preferred Stock shall automatically be converted into shares of Common Stock, at the then applicable Conversion Price, upon the receipt by the Corporation of a written consent or vote of the holders of at least 80% of then outstanding shares of the Series A-1 Preferred Stock, that all of the Series A-1 Preferred Stock be so converted. and such shares may not be reissued by the Corporation. The time of such conversion shall be specified in such vote or written consent and is referred to herein as the “Mandatory Conversion Time”). In the event of a Mandatory Conversion, all holders of record of shares of Series A-1 Preferred Stock shall be sent written notice of the Mandatory Conversion Time. Upon receipt of such notice, each holder of shares of Series A-1 Preferred Stock shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice. All rights with respect to the Series A-1 Preferred Stock converted pursuant to Section 4(k), including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate at the Mandatory Conversion Time (notwithstanding the failure of the holder or holders thereof to surrender the certificates at or prior to such time), except only the rights of the holders thereof, upon surrender of their certificate or certificates (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the next sentence of this Section 4(k). As soon as practicable after the Mandatory Conversion Time and the surrender of the certificate or certificates (or lost certificate affidavit and agreement) for Series A-1 Preferred Stock, the Corporation shall issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof, together with cash as provided in Section 4 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and the payment of any declared but unpaid dividends on the shares of Series A-1 Preferred Stock converted. Such converted Series A-1 Preferred Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series A-1 Preferred Stock accordingly.

5.  Voting Rights.  The holders of shares of Series A-1 Preferred Stock shall not have voting rights except as described in Section 6 hereof.

6.  Restrictions and Limitations.  Without the approval by the holders of at least 80% of the then outstanding Series A-1 Preferred Stock, the Corporation shall not take any of the following actions:

(a) Amendments to Charter.  The Corporation shall not amend its certificate of incorporation if such amendment would:

(i) change the relative seniority rights of the holders of Series A-1 Preferred Stock as to the payment of dividends in relation to the holders of any other capital stock of the Corporation, or create any other class or series of capital stock entitled to seniority as to the payment of dividends in relation to the holders of Series A-1 Preferred Stock;

(ii) reduce the amount payable to the holders of Series A-1 Preferred Stock upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, or change the relative seniority of the liquidation preferences of the holders of Series A-1 Preferred Stock to the rights upon liquidation of the holders of other capital stock of the Corporation, or change the dividend rights of the holders of Series A-1 Preferred Stock;

(iii) cancel or modify the conversion rights of the holders of Series A-1 Preferred Stock provided for in Section 4 herein;

(iv) cancel or modify the rights of the holders of the Series A-1 Preferred Stock provided for in this Section 6; or

(v) amend this Certificate of Designations in a manner which would impair the rights of the holders of the Series A-1 Preferred Stock.

(b) Additional Issuances.  The Corporation may not:

(i) issue any additional shares of Series A-1 Preferred Stock (other than for accrued dividends on the Series A-1 Preferred Stock); or

(ii) issue any securities (other than Exempted Securities as defined in the Subscription Agreement) at a price per share that would trigger a ratchet adjustment to the Conversion Price where either (A) the Corporation has insufficient authorized capital to permit the conversion in full of such Series A-1 Preferred Stock after giving effect to such full ratchet adjustment, or (B) if such full ratchet adjustment requires stockholder approval, which approval has not been obtained.

7.  Event of Default.

(a) Unless waived in writing by holders of 80% of the then outstanding Series A-1 Preferred Stock, the occurrence of any of the following events of default (“Event of Default”) shall, after the applicable period to cure the Event of Default, cause the dividend rate of 10% described in Section 2 hereof to become 20% from and during the occurrence of such event:

(i) The Corporation fails to timely pay any dividend payment or the failure to timely pay any other sum of money due to the holder from the Corporation and such failure continues for a period of seven (7) days after written notice to the Corporation from the holder.

(ii) The Corporation breaches any material covenant, term or condition of the Subscription Agreement or in this Certificate of Designation, and if capable of being cured such breach continues for a period of ten (10) days after written notice to the Corporation from the holder.

(iii) Any material representation or warranty of the Corporation made in the Subscription Agreement, or in any agreement, statement or certificate given in writing pursuant thereto shall prove to have been false or misleading at the time when made.

(iv) The Corporation or any of its subsidiaries shall make an assignment of a substantial part of its property or business for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business, or such a receiver or trustee shall otherwise be appointed.

(v) Any money judgment, confession of judgment, writ or similar process shall be entered against the Corporation, a subsidiary of the Corporation, or their property or other assets for more than $1,000,000, and is not vacated, satisfied, bonded or stayed within 45 days.

(vi) Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by the Corporation or if instituted against the Corporation or any of its subsidiaries, is not dismissed within 45 days.

(vii) An order entered by a court of competent jurisdiction, or by the Securities and Exchange Commission, or by the Financial Industry Regulatory Authority preventing purchase and sale transactions in the Corporation’s Common Stock for a period of five or more consecutive trading days.

(viii) The Corporation’s failure to timely deliver to a holder Common Stock or a replacement Series A-1 Preferred Stock certificate (if required) within fifteen (15) business days of the required delivery date.

(ix) Delisting of the Common Stock from the NASDAQ Capital Market.

(x) Delisting from a principal market or exchange (other than the Nasdaq Capital Market) on which the Common Stock is quoted or listed for trading, if within ten (10) days after such delisting the Common Stock is not quoted or listed on the automated quotation system of a national securities association or listed on a national securities exchange.

(xi) The Corporation fails to reserve the amount of Common Stock required to be reserved pursuant to Section 4(h) hereof.

(xii) A default after the date of this Certificate by the Corporation of a material term, covenant, warranty or undertaking in, or the occurrence after the date of this Certificate of a material event of default under any, loan, security, subscription or other agreement between the Corporation and a holder of the Series A-1 Preferred Stock, in each case, which is not waived or cured after any required notice and/or cure period, or if no such period is provided, within 15 days after the sooner of written notice from the holder or the Corporation’s discovery of such default, which default has not been waived.

(xiii) The failure of the Corporation to obtain stockholder approval, on or before July 31, 2008, or such later date as may be approved by the holders of 80% of the then outstanding Series A-1 Preferred Stock, to increase its authorized Common Stock to a number of shares sufficient for the reservation of the amount of Common Stock required to be reserved pursuant to Section 4(h) hereof;

8.  Status of Converted or Redeemed Stock.  In case any shares of Series A-1 Preferred Stock shall be redeemed or otherwise repurchased or reacquired, the shares so redeemed, converted, or reacquired shall resume the status of authorized but unissued shares of Preferred Stock and shall no longer be designated as Series A-1 Preferred Stock.

IN WITNESS WHEREOF, the Corporation has caused this Certificate be duly executed by its undersigned officer thereunto duly authorized, this 14 day of April, 2008.

IRVINE SENSORS CORPORATION

By:	/s/ JOHN C. CARSON
John Carson,
President and Chief Executive Officer

EXHIBIT A

NOTICE OF CONVERSION

(To Be Executed By the Registered holder in Order to Convert the Series A-1 10% Cumulative Convertible Preferred Stock
of Irvine Sensors Corporation.)

The undersigned hereby irrevocably elects to convert $      of the Stated Value of the above Series A-1 10% Cumulative Convertible Preferred Stock into shares of Common Stock of Irvine Sensors Corporation (the “Corporation”) according to the conditions hereof, as of the date written below.

Date of Conversion:

Applicable Conversion Price Per Share:

Number of Common Shares Issuable Upon This Conversion:

Select one:

☐	A Series A-1 Convertible Preferred Stock certificate is being delivered herewith. The unconverted portion of such certificate should be reissued and delivered to the undersigned.
☐	A Series A-1 Convertible Preferred Stock certificate is not being delivered to Irvine Sensors Corporation

Name of Stockholder:

By:

Print Name and Title of Signatory:

Address of Stockholder:

Deliveries Pursuant to this Notice of Conversion Should Be Made to:

Appendix C

SUBSCRIPTION AGREEMENT
(Series A-1 — Debt Exchange)

THIS SUBSCRIPTION AGREEMENT (this “Agreement”) dated as of April 14, 2008, by and between Irvine Sensors Corporation, a Delaware corporation (the “Company”) and the Purchasers identified on the signature page hereto (each a “Purchaser” and collectively, the “Purchasers”).

WHEREAS, the Company and the Purchasers are executing and delivering this Agreement in reliance upon an exemption from securities registration afforded by the provisions of Section 4(2) and/or Regulation D (“Regulation D”) as promulgated by the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”).

WHEREAS, the Company currently has outstanding Term Notes dated December 29, 2006 payable to the Purchasers (the “Term Notes”) that were issued pursuant to that certain Term Loan and Security Agreement dated December 29, 2006 between the Company and the Purchasers (the “Loan Agreement”).

WHEREAS, in connection herewith, the Purchasers desire to purchase shares of Series A-1 10% Cumulative Convertible Preferred Stock (the “Series A-1 Stock”) as described in a Certificate of Designations of Rights, Preferences, Privileges and Limitations attached hereto as Exhibit A (“Certificate of Designations”) in exchange solely for a portion of the Term Notes through the cancellation of part of the principal and/or interest under the Term Notes, as more fully described herein. Each share of Series A-1 Stock issuable hereunder is initially convertible into 100 shares of the Company’s Common Stock (the “Common Shares”). The Series A-1 Stock being sold to the Purchasers hereunder and the Common Shares that are issuable upon conversion of such Series A-1 Stock hereunder shall be referred to hereunder as the “Securities.”

NOW, THEREFORE, in consideration of the mutual covenants and other agreements contained in this Agreement the Company and the Purchasers hereby agree as follows:

1.  The Closing.

(a) Closing Date.  The “Closing Date” shall be April 14, 2008, or such later date as the signature pages hereto shall be delivered to the Company by the Purchasers. The consummation of the transactions contemplated herein shall take place at the offices of Grushko & Mittman, P.C., 551 Fifth Avenue, Suite 1601, New York, New York 10176, upon the satisfaction or waiver of all conditions to closing set forth in this Agreement.

(b) Closing.  Subject to the satisfaction or waiver of the terms and conditions of this Agreement, on the Closing Date, each Purchaser hereby purchases that number of shares of Series A-1 Stock as set forth opposite such Purchaser’s name on the signature page hereto at a purchase price per share of $30.00, which purchase price shall be paid solely by surrendering a portion of such Purchaser’s Term Notes in exchange for such shares of Series A-1 Stock by cancelling a portion of the principal and/or interest under such Purchaser’s Term Notes, in such amounts as set forth on the signature pages hereto.

(c) Conditions to Closing.  In addition to the satisfaction of all conditions and requirements to Closing set forth herein, the Closing shall be subject to the verbal confirmation from Nasdaq that the issuance of the Series A-1 Stock in accordance with this Agreement will not require stockholder approval.

2.  Purchasers’ Representations and Warranties.  Each Purchaser hereby represents and warrants to and agrees with the Company only as to such Purchaser that:

(a) Information on Company.  The Purchaser has been furnished with or has had access at the EDGAR Website of the Commission to the Company’s Form 10-K for the year ended September 30, 2007, and all periodic reports filed with the Commission thereafter, but not later than five days before the Closing Date (hereinafter referred to as the “Reports”). In addition, the Purchaser has received in writing from the Company such other information concerning its operations, financial condition and other matters as the Purchaser has requested in writing (such other information is collectively, the “Other

Written Information”), and considered all factors such Purchaser deems material in deciding on the advisability of investing in the Series A-1 Stock.

(b) Information on Purchaser.  The Purchaser is, and will be at the time of issuance of the Series A-1 Stock, an “accredited investor,” as such term is defined in Regulation D promulgated by the Commission under the 1933 Act, is experienced in investments and business matters, has made investments of a speculative nature and has purchased securities of United States publicly-owned companies in private placements in the past and, with its representatives, has such knowledge and experience in financial, tax and other business matters as to enable the Purchaser to utilize the information made available by the Company to evaluate the merits and risks of and to make an informed investment decision with respect to the proposed purchase, which represents a speculative investment. The Purchaser is not a broker-dealer under Section 15 of the Exchange Act. The Purchaser has the authority and is duly and legally qualified to purchase and own the Securities. The Purchaser is able to bear the risk of such investment for an indefinite period and to afford a complete loss thereof. The information set forth on the signature page hereto regarding the Purchaser is accurate.

(c) Purchase of Securities.  The Purchaser is acquiring the Securities in the ordinary course of its business as principal for its own account for investment only and not with a view toward, or for resale in connection with, the public sale or any distribution thereof. Such Purchaser does not have any agreement or understanding, directly or indirectly, with any Person to distribute any of the Securities. The Purchaser acquired the Term Notes for purposes of investment only in order to earn a profit in the form of interest. The Purchaser is not providing any consideration other than the Term Notes in connection with the exchange of such Term Notes for the Series A-1 Stock.

(d) Compliance with Securities Act.  The Purchaser understands and agrees that the Securities have not been registered under the 1933 Act or any applicable state securities laws, by reason of their issuance in a transaction that does not require registration under the 1933 Act (based in part on the accuracy of the representations and warranties of Purchaser contained herein), and that such Securities must be held indefinitely unless a subsequent disposition is registered under the 1933 Act or any applicable state securities laws or is exempt from such registration. Notwithstanding anything to the contrary contained in this Agreement, such Purchaser may transfer (without restriction and without the need for an opinion of counsel) the Securities to its Affiliates (as defined below) provided that each such Affiliate is an “accredited investor” under Regulation D and such Affiliate agrees to be bound by the terms and conditions of this Agreement. For the purposes of this Agreement, an “Affiliate” of any person or entity means any other person or entity directly or indirectly controlling, controlled by or under direct or indirect common control with such person or entity. The term “Affiliate” when employed in connection with the Company includes each Subsidiary (as defined in Section 3(a)) of the Company. For purposes of this definition, “control” means the power to direct the management and policies of such person or firm, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

(e) Restrictive Legend.  The shares of Series A-1 Stock issuable hereunder shall bear the following or similar legend:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS OR BLUE SKY LAWS. SUCH SHARES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR BLUE SKY LAWS, OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IRVINE SENSORS CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED.”

(f) Communication of Offer.  The offer to sell the Securities was directly communicated to the Purchaser by the Company. At no time was the Purchaser presented with or solicited by any leaflet, newspaper or magazine article, radio or television advertisement, or any other form of general advertising or solicited or invited to attend a promotional meeting otherwise than in connection and concurrently with such communicated offer.

(g) Authority; Enforceability.  If the Purchaser is an entity, it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with the requisite corporate, limited liability company or partnership power and authority to enter into and to consummate the transactions contemplated by the Transaction Agreements and otherwise to carry out its obligations hereunder and thereunder. This Agreement and other agreements delivered together with this Agreement or in connection herewith have been duly authorized, executed and delivered by the Purchaser and are valid and binding agreements enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights generally and to general principles of equity; and Purchaser has full corporate power and authority necessary to enter into this Agreement and such other agreements and to perform its obligations hereunder and under all other agreements entered into by the Purchaser relating hereto.

(h) No Governmental Review.  Each Purchaser understands that no United States federal or state agency or any other governmental or state agency has passed on or made recommendations or endorsement of the Securities or the suitability of the investment in the Securities nor have such authorities passed upon or endorsed the merits of the offering of the Securities.

(i) Correctness of Representations.  Each Purchaser represents as to such Purchaser that the foregoing representations and warranties are true and correct as of the date hereof and, unless a Purchaser otherwise notifies the Company prior to the Closing Date shall be true and correct as of the Closing Date.

(j) Survival.  The foregoing representations and warranties shall survive the Closing Date.

3.  Company Representations and Warranties.  Except as set forth in a disclosure schedule delivered to the Purchasers on the date hereof (the “Disclosure Schedule”), the Company represents and warrants to and agrees with each Purchaser that: as of the date of this Agreement and the Closing Date:

(a) Due Incorporation.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power to own its properties and to carry on its business as disclosed in the Reports. The Company is duly qualified as a foreign corporation to do business and is in good standing in each jurisdiction where the nature of the business conducted or property owned by it makes such qualification necessary, other than those jurisdictions in which the failure to so qualify would not have a Material Adverse Effect. For purpose of this Agreement, a “Material Adverse Effect” shall mean a material adverse effect on the financial condition, results of operations, properties or business of the Company taken individually, or in the aggregate, as a whole. For purposes of this Agreement, “Subsidiary” means, with respect to any entity at any date, any corporation, limited or general partnership, limited liability company, trust, estate, association, joint venture or other business entity) of which more than 50% of (i) the outstanding capital stock having (in the absence of contingencies) ordinary voting power to elect a majority of the board of directors or other managing body of such entity, (ii) in the case of a partnership or limited liability company, the interest in the capital or profits of such partnership or limited liability company or (iii) in the case of a trust, estate, association, joint venture or other entity, the beneficial interest in such trust, estate, association or other entity business is, at the time of determination, owned or controlled directly or indirectly through one or more intermediaries, by such entity. All the Company’s Subsidiaries as of the Closing Date are set forth on Schedule 3(a) hereto.

(b) Outstanding Stock.  All issued and outstanding shares of capital stock of the Company and each Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable.

(c) Authority; Enforceability.  This Agreement and any other agreements delivered together with this Agreement or in connection herewith to which the Company is a party (collectively “Transaction Documents”) have been duly authorized, executed and delivered by the Company and are valid and binding agreements enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights generally and to general principles of equity. The Company and Subsidiaries have full corporate power and authority necessary to enter into and deliver the Transaction Documents and to perform their obligations thereunder.

(d) Additional Issuances.  There are no outstanding agreements or preemptive or similar rights affecting the Company’s common stock or equity and no outstanding rights, warrants or options to acquire, or instruments convertible into or exchangeable for, or agreements or understandings with respect to the sale or issuance of any shares of common stock or equity of the Company or Subsidiaries or other equity interest in any of the Subsidiaries of the Company except as described on Schedule 3(d). The Common Stock of the Company on a fully diluted basis outstanding as of the last Business Day preceding the Closing Date is set forth on Schedule 3(d). “Business Day” and “trading day” shall mean any day that the New York Stock Exchange is open for trading for three or more hours.

(e) Consents.  No consent, approval, authorization or order of any court, governmental agency or body or arbitrator having jurisdiction over the Company or any of its Affiliates, the Nasdaq Capital Market (“NCM”), nor the Company’s shareholders is required for the execution by the Company of the Transaction Documents, the issuance of the Series B 10% Cumulative Convertible Preferred Stock (the “Series B Stock”) as contemplated by the form of Series B Term Sheet attached hereto as Exhibit E (the “Term Sheet”) or pursuant to such terms as subsequently approved by the Board and the Purchasers and to which Nasdaq does not object (the “Series B Financing”) and compliance and performance by the Company of its obligations under the Transaction Documents, including, without limitation, the issuance and sale of the Securities, except for the filing by the Company of a Notice of Sale of Securities on Form D with the Commission under Regulation D of the Securities Act, the notice by the Company to NCM regarding listing of additional shares, and applicable Blue Sky filings. The Transaction Documents and the Company’s performance of its obligations thereunder, and the Term Sheet, have been approved unanimously by the Company’s directors.

(f) No Violation or Conflict.  Except as set forth on Schedule 3(f) or in the Other Written Information, neither the issuance and sale of the Securities nor the performance of the Company’s obligations under this Agreement and all other agreements entered into by the Company relating thereto by the Company will:

(i) violate, conflict with, result in a breach of, or constitute a default (or an event which with the giving of notice or the lapse of time or both would be reasonably likely to constitute a default) under (A) the certificate of incorporation, charter or bylaws of the Company, (B) to the Company’s knowledge, any decree, judgment, order, law, treaty, rule, regulation or determination applicable to the Company of any court, governmental agency or body, or arbitrator having jurisdiction over the Company or any of its Subsidiaries or over the properties or assets of the Company or any of its Subsidiaries, (C) the terms of any bond, debenture, note or any other evidence of indebtedness, or any agreement, stock option or other similar plan, indenture, lease, mortgage, deed of trust or other instrument to which the Company or any of its Subsidiaries is a party, by which the Company or any of its Subsidiaries is bound, or to which any of the properties of the Company or any of its Subsidiaries is subject, or (D) the terms of any “lock-up” or similar provision of any underwriting or similar agreement to which the Company, or any of its Subsidiaries is a party except the violation, conflict, breach, or default of which would not have a Material Adverse Effect on the Company; or

(ii) result in the creation or imposition of any lien, charge or encumbrance upon the Securities or any of the assets of the Company or any of its Subsidiaries; or

(iii) result in the activation of any anti-dilution rights or a reset or repricing of any debt or security instrument of any other creditor or equity holder of the Company, nor result in the acceleration of the due date of any obligation of the Company.

(g) The Securities.  The Securities upon issuance:

(i) are, or will be, free and clear of any security interests, liens, claims or other encumbrances, subject to restrictions upon transfer under the 1933 Act and any applicable state securities laws;

(ii) have been, or will be, duly and validly authorized and on the date of conversion of the Series A-1 Stock and issuance of the Common Shares upon conversion therefor will be duly and validly issued, fully paid and nonassessable, and the holding period for the Common Shares issuable upon conversion of the Series A-1 Stock to be issued hereunder to Purchaser (provided that no further consideration be delivered in connection with such conversion and no modifications are subsequently made to the Series A-1 Stock after the Closing Date), will tack back to the date of issuance of the related Term Notes (unless after the date hereof the Commission adopts rules or interpretive guidance to the contrary);

(iii) will not have been issued or sold in violation of any preemptive or other similar rights of the holders of any securities of the Company;

(iv) will not subject the holders thereof to personal liability by reason of being such holders; and

(v) will have been issued in reliance upon an exemption from the registration requirements of and will not result in a violation of Section 5 under the 1933 Act, provided that the representations and warranties of the Purchasers hereunder shall remain true on the date of issuance of the Securities.

(h) Reporting Company.  The Company is a publicly-held company subject to reporting obligations pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “1934 Act”) and has a class of common stock registered pursuant to Section 12(g) of the 1934 Act. Pursuant to the provisions of the 1934 Act, the Company has timely filed all reports and other materials required to be filed thereunder with the Commission during the preceding twelve months.

(i) Information Concerning Company.  The Reports contain all material information relating to the Company and its operations and financial condition as of their respective dates which information is required to be disclosed therein. Since the date of the latest financial statements included in the Reports, and except as modified in the Other Written Information or in the Schedules hereto, there has been no material adverse change in the Company’s business, financial condition or affairs not disclosed in the Reports (it being understood that by signing this Agreement, the Purchasers shall be deemed to have agreed in writing to receiving such Other Written Information and Schedules). The Reports do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances when made.

(j) No Market Manipulation.  The Company will not take, directly or indirectly, any action designed to, or that might reasonably be expected to, cause or result in stabilization or manipulation of the price of the Common Stock of the Company to facilitate the sale or resale of the Securities or affect the price at which the Securities may be issued or resold.

(k) Listing.  The Company’s common stock is listed on the NCM under the symbol IRSN. Except for such notices previously publicly reported by the Company, the Company has not received any oral or written notice that the Common Stock is not eligible nor will become ineligible for listing on the NCM nor that the Common Stock does not meet all requirements for the continuation of such listing. As of the date of this Agreement and the Closing Date, after giving effect to the issuance of the Series A-1 Stock, the Company satisfies the requirements for the continued listing and trading of the Common Stock on the NCM other than the price per share requirements.

(l) Stop Transfer.  The Securities, when issued, will be restricted securities. The Company will not issue any stop transfer order or other order impeding the sale, resale or delivery of any of the Securities, except as may be required in order to facilitate compliance with applicable federal or state securities laws and unless contemporaneous notice of such instruction is given to the Purchaser.

(m) Not an Integrated Offering.  Neither the Company, nor any of its Affiliates, nor to its knowledge, any person acting on its or their behalf, has directly or indirectly made any offers or sales of any security or solicited any offers to buy any security (other than in connection with the Series B Financing) under circumstances that would cause the offer of the Securities pursuant to this Agreement to be integrated with prior offerings by the Company for purposes of the 1933 Act or any applicable stockholder approval provisions, including, without limitation, under the rules and regulations of the NCM which would impair the exemptions relied upon in this Offering or the Company’s ability to timely comply with its obligations hereunder. Nor will the Company or any of its Affiliates take any action or steps that would cause the offer or issuance of the Securities to be integrated with other offerings which would impair the exemptions relied upon in this Offering or the Company’s ability to timely comply with its obligations hereunder. Other than the Series B Financing, the Company will not conduct any offering other than the transactions contemplated hereby that will be integrated with the offer or issuance of the Securities, which would impair the exemptions relied upon in this Offering or the Company’s ability to timely comply with its obligations hereunder. The foregoing notwithstanding, the Company represents that the Series B Financing, if integrated with this Offering, will not impair the exemptions relied upon for the offer and sale of the Securities and the Company will not conduct a Series B Financing that would result in a violation of the rules and regulations of the NCM.

(n) No General Solicitation.  Neither the Company, nor any of its Affiliates, nor to its knowledge, any person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the 1933 Act) in connection with the offer or sale of the Securities.

(o) Dilution.  The Company’s executive officers and directors understand the nature of the Securities being sold hereby and recognize that the issuance of the Securities will have a potential dilutive effect on the equity holdings of other holders of the Company’s equity or rights to receive equity of the Company. The board of directors of the Company has unanimously concluded, in its good faith business judgment, that the issuance of the Securities is in the best interests of the Company. The Company specifically acknowledges that its obligation to issue the Common Shares upon conversion of the Series A-1 Stock is binding upon the Company and enforceable regardless of the dilution such issuance may have on the ownership interests of other stockholders of the Company or parties entitled to receive equity of the Company.

(p) No Disputes with Accountants.  There are no disputes of any kind presently existing, or reasonably anticipated by the Company to arise, between the Company and the accountants formerly or presently employed by the Company, including but not limited to disputes or conflicts over payment owed to such accountants.

(q) Subsidiary Representations.  The Company makes each of the representations contained in Sections 3(a), (b), (c), (d), (e), (f) and (p) of this Agreement, as same may relate to each Subsidiary of the Company, with the same qualifications to each such representation.

(r) DTC Status/Transfer Agent.  The Company’s transfer agent is eligible to participate in and the Common Stock is eligible for transfer through DWAC pursuant to the Depository Trust Company Automated Securities Transfer Programs, subject to any restrictions imposed by securities laws. The name, address, telephone number, fax number, contact person and email address of the Company transfer agent are set forth on Schedule 3(s) hereto.

(s) Correctness of Representations.  The Company represents that the foregoing representations and warranties are true and correct as of the date hereof in all material respects, and, unless the Company otherwise notifies the Purchasers prior to the Closing Date, shall be true and correct in all material respects as of the Closing Date.

(t) Bankruptcy.  The Company has no plan to file for protection under any federal or state bankruptcy or debtor protection law or regulation.

(u) Survival.  The foregoing representations and warranties shall survive the Closing Date.

4.  Regulation D Offering/Legal Opinion.  The offer and issuance of the Securities to the Purchasers is being made pursuant to the exemption from the registration provisions of the 1933 Act afforded by Section 4(2) or Section 4(6) of the 1933 Act and/or Rule 506 of Regulation D promulgated thereunder. On the Closing Date, the Company will provide an opinion reasonably acceptable to such Purchasers from the Company’s legal counsel in the form annexed hereto as Exhibit B opining on the availability of an exemption from registration under the 1933 Act as it relates to the offer and issuance of the Securities and other matters reasonably requested by the Purchasers. The Company will provide, at the Company’s expense, such other legal opinions in the future as are reasonably necessary for the issuance and resale of the Common Stock issuable upon conversion of the Series A-1 Stock pursuant to an effective registration statement, Rule 144, as amended, under the 1933 Act (“Rule 144”) or an exemption from registration.

5.  Covenants of the Company.  The Company covenants and agrees with the Purchasers as follows:

(a) Stockholder Approval.  Notwithstanding the fact that stockholder approval is not required for the issuance of Series A-1 Stock and the performance by the Company of its obligations under the Transaction Documents (the “Approval”), the Company will diligently attempt to obtain the Approval. Among others, the Company will state that the Approval is in the best interests of the shareholders of the Company and recommend that the shareholders of the Company vote in favor of the Approval, provided that such recommendation shall not as a result of events occurring after the date hereof, in the sole determination of the Company’s Board of Directors, constitute a breach of a director’s fiduciary duties to the Company or its stockholders. Failure to submit the Approval to the Company’s shareholders on or before July 31, 2008, or failure by any of the holders of Company Common Stock set forth on Schedule 5(a) to vote such Common Stock and any other Common Stock over which they exercise voting control in favor of the Approval shall be deemed an Event of Default as that terms is employed in the Certificate of Designations. Prior to Closing, the Company will provide to Purchasers a signed agreement from each of the persons and entities set forth on Schedule 5(a), in the form annexed hereto as Exhibit C in connection with their agreement to vote in favor of the Approval. The Company agrees that it will, as soon as reasonably practicable following the Closing Date, submit the terms of the Series A-1 Stock offering pursuant to the Transaction Documents and the Series B Financing to the Company’s stockholders for approval of the Company’s obligations under the Transaction Documents including the issuance of such number of shares of Common Stock issuable upon conversion of the Series A Stock and Series B Stock as may be required by the antidilution provisions of the Certificate of Designations, which could be issued for the Company to allow for full-ratchet anti-dilution.

(b) Stop Orders.  The Company will advise the Purchasers, within twenty-four hours after the Company receives notice of issuance by the Commission, the Principal Market or any other trading or listing market, any state securities commission or any other regulatory authority of any stop order or of any order preventing or suspending any offering of any Securities, or of the suspension of the qualification of the Securities for offering or sale in any jurisdiction, or the initiation of any proceeding for any such purpose.

(c) Listing.  The Company will maintain the listing or quotation of its Common Stock on the American Stock Exchange, NCM, Nasdaq Global Market, Nasdaq Global Select Market, or New York Stock Exchange (whichever of the foregoing is at the time the principal trading exchange or market for the Common Stock (the “Principal Market”)), and will comply in all respects with the Company’s reporting, filing and other obligations under the bylaws or rules of the Principal Market, as applicable. The Company will provide the Purchasers copies of all notices it receives notifying the Company of the threatened and actual delisting of the Common Stock from any Principal Market. As of the date of this Agreement, the NCM is the Principal Market. The Company agrees to use its commercially reasonable best efforts to maintain its listing on the NCM, including undertaking a timely reverse stock spit, if necessary to regain compliance with the NCM’s trading price per share requirements. The Company shall seek the approval of its shareholders for the board of directors of the Company to exercise its discretion to effectuate such reverse split. Failure to obtain approval for such stock split from the Company’s shareholders on or before July 31, 2008 is an Event of Default as that term is employed in the Certificate of Designations.

(d) Market Regulations.  The Company shall notify the Commission, Principal Market and applicable state authorities, in accordance with their requirements, of the transactions contemplated by this Agreement, and shall take all other necessary action and proceedings as may be required and permitted by applicable law, rule and regulation, for the legal and valid issuance of the Securities to the Purchasers and promptly provide copies thereof to Purchasers.

(e) Reservation.  Prior to the Closing Date, the Company will reserve from its authorized but unissued Common Stock, on behalf of the Purchasers, 100% of the amount of Common Stock required to allow conversion of all of the Series A-1 Stock issued pursuant to this Agreement at the conversion price in effect on the Closing Date (“Initial Reservation”). After the Closing Date, the Company undertakes to use its commercially reasonable best efforts to amend its Certificate of Incorporation to reserve on behalf of each holder of Series A-1 Stock, from its authorized but unissued Common Stock, a number of Common Shares equal to 150% of the amount of Common Shares issuable upon conversion of all then outstanding Series A-1 Stock (“Subsequent Reservation”). Failure to have reserved the Initial Reservation on or prior to the Closing Date, or failure to have reserved the Subsequent Reservation, pursuant to this Section 5(e) for three (3) consecutive business days or ten (10) days in the aggregate after July 31, 2008 (or such later date as may be approved with the consent of the holders of Series A-1 Stock) shall be a material default of the Company’s obligations under this Agreement and an Event of Default under the Certificate of Designations.

(f) Further Registration Statements.  Except as described on Schedule 3(f), the Company will not file any registration statements, including but not limited to Forms S-8 (other than with respect to an S-8 each year covering the Company’s existing evergreen provision in its stock option plan, with the Commission or with state regulatory authorities without the consent of the Purchaser until the expiration of the “Exclusion Period,” which shall be until 180 days following the Closing Date. The Exclusion Period will be tolled during the pendency of an Event of Default (as defined in Article 10 of the Loan Agreement among the Company and Purchasers or in the Certificate of Designations which default has not been waived or cured.

(g) Confidentiality/Public Announcement.  From the date of this Agreement and until the sooner of (i) three (3) years after the Closing Date, or (ii) until all the Common Shares have been resold or transferred by all the Purchasers pursuant to the Registration Statement or pursuant to Rule 144, without regard to volume limitations, the Company agrees that except in connection with a Form 8-K, Form 10-K, Form 10-Q, Form D, Principal Market notices, Proxy or the Registration Statement, it will not disclose publicly or privately the identity of the Purchasers unless expressly agreed to in writing by a Purchaser (which approval will not be unreasonably withheld or delayed) or only to the extent required by law and then only upon five days prior notice to Purchaser. Notwithstanding the foregoing, the Company and Purchasers agree that a copy of this Agreement may be required to be filed with the Commission. In any event and subject to the foregoing, the Company undertakes to file a Form 8-K or make a public announcement describing the Offering not later than the fourth business day after the Closing Date. In the Form 8-K or public announcement, the Company will specifically disclose the amount of Common Stock outstanding immediately after the Closing.

(h) Non-Public Information.  The Company covenants and agrees that neither it nor any other person acting on its behalf will provide any Purchaser with any information that the Company believes constitutes material non-public information, unless prior thereto such Purchaser shall have agreed in writing to receive such information or has designated an agent of Purchaser to receive such information on its behalf. The Company understands and confirms that each Purchaser shall be relying on the foregoing representations in effecting transactions in securities of the Company.

(i) Offering Restrictions.  Until the expiration of the Exclusion Period, except for the Excepted Issuances, the Company will not enter into an agreement to nor issue any equity, convertible debt or other securities convertible into Common Stock or equity of the Company nor modify any of the foregoing which may be outstanding at anytime, without the prior written consent of the Purchasers, which consent may be withheld for any reason. For so long as the Series A-1 Stock remains outstanding, except for the Excepted Issuances, the Company will not enter into any equity line of credit or similar bank financing agreement, nor issue nor agree to issue any floating or variable priced equity linked instruments nor any of the foregoing or equity with price reset rights, except with the consent of the Purchasers. The restriction described in the previous sentence shall only apply for 365 calendar days following the date hereof.

(j) Transfer Agent.  On or before the Closing Date, the Company’s attorneys will deliver a letter to the Company’s transfer agent in the form annexed hereto as Exhibit D, stating that the holding period of the Common Shares for purposes of Rule 144 under the 1933 Act tacks back to the issue date of the Term Notes, subject only to the qualifications set forth in Section 3(g)(ii) above.

(k) Delivery of Unlegended Shares.  Within three (3) business days (such third business day being the “Unlegended Shares Delivery Date”) after the business day on which the Company has received (i) a notice that Common Shares held by a Purchaser have been sold pursuant to Rule 144, (ii) a representation that the requirements of Rule 144 have been satisfied, and (iii) the original share certificates representing the Common Shares that have been sold, and (iv) customary representation letters of the Purchaser and/or Purchaser’s broker regarding compliance with the requirements of Rule 144, the Company at its expense, (y) shall deliver, and shall cause legal counsel selected by the Company to deliver to its transfer agent (with copies to Purchaser) an appropriate instruction and opinion of such counsel, directing the delivery of shares of Common Stock without any legends including the legend set forth in Section 2(e) above (the “Unlegended Shares”); and (z) cause the transmission of the certificates representing the Unlegended Shares together with a legended certificate representing the balance of the submitted Common Shares certificate, if any, to the Purchaser at the address specified in the notice of sale, via express courier, by electronic transfer or otherwise on or before the Unlegended Shares Delivery Date. In lieu of delivering physical certificates representing the Unlegended Shares, if the Company’s transfer agent is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer program, upon request of a Purchaser, so long as the certificates therefor do not bear a legend and such Purchaser is not obligated to return such certificate for the placement of a legend thereon, the Company shall cause its transfer agent to electronically transmit the Unlegended Shares by crediting the account of Purchaser’s prime broker with DTC through its Deposit Withdrawal Agent Commission system. Such delivery must be made on or before the Unlegended Shares Delivery Date.

6.  Broker.  The Company on the one hand, and each Purchaser (for himself only) on the other hand, agrees to indemnify the other against and hold the other harmless from any and all liabilities to any persons claiming brokerage commissions or finder’s fees on account of services purported to have been rendered on behalf of the indemnifying party in connection with this Agreement or the transactions contemplated hereby and arising out of such party’s actions. The Company and each Purchaser represents that there are no parties entitled to receive fees, commissions, or similar payments in connection with the sale of the Series A-1 Stock to the Purchasers.

7.  Legal Fees.  The Company shall pay to Grushko & Mittman, P.C. their fees and expenses incurred in connection with the Offering (the “Offering”) in the amount of $40,000. The Legal Fees will be payable on the closing of the Series B Financing.

8.  Covenants of the Company and Purchaser Regarding Indemnification.

(a) The Company agrees to indemnify, hold harmless, reimburse and defend the Purchasers, the Purchasers’ officers, directors, agents, Affiliates, control persons, and principal shareholders, against any claim, cost, expense, liability, obligation, loss or damage (including reasonable legal fees) of any nature, incurred by or imposed upon the Purchaser or any such person which results, arises out of or is based upon (i) any material misrepresentation by Company or breach of any warranty by Company in this Agreement or in any Exhibits or Schedules attached hereto, or other agreement delivered pursuant hereto; or (ii) after any applicable notice and/or cure periods, any breach or default in performance by the Company of any covenant or undertaking to be performed by the Company hereunder, or any other agreement entered into by the Company and Purchaser relating hereto.

(b) In no event shall the liability of any Purchaser or permitted successor hereunder or under any other agreement delivered in connection herewith be greater in amount than the dollar amount of the net proceeds actually received by such Purchaser upon the sale of the Common Shares.

9.  Right of First Refusal.  Subject to the rights described on Schedule 3(f) hereto, for 365 days following the Closing Date or until the Term Notes are no longer outstanding, whichever is later, the Purchasers shall be given not less than seven (7) business days prior written notice of any proposed sale by the Company of its common stock or other securities or debt obligations, except in connection with (i) full or partial consideration in connection with a strategic merger, acquisition, consolidation or purchase of substantially all of the securities or assets of corporation or other entity provided such issuances are not for the purpose of raising capital, (ii) the Company’s issuance of securities in connection with strategic license agreements and other partnering arrangements so long as such issuances are not for the purpose of raising capital, (iii) the Company’s issuance of Common Stock or the issuances or grants of options or other awards to purchase Common Stock, restricted stock, or stock appreciation rights, pursuant to stock option plans, stock incentive plans and employee stock purchase plans described on Schedule 3(f) hereto at prices equal to or higher than the fair market value of the Common Stock on the issue or grant date of any of the foregoing, (iv) the Company’s issuance of Common Stock or similar rights pursuant to the Company’s Non-Qualified Deferred Compensation Plan or the Company’s Cash or Deferred & Stock Bonus Plan; (v) the Company’s issuance of Common Stock upon exercise of outstanding warrants or conversion of the notes listed on Schedule 9; (vi) underwritten public offerings; or (vii) such other offerings with the consent of the Purchasers (collectively the foregoing are “Excepted Issuances”). The Purchasers who exercise their rights pursuant to this Section 9 shall have the right during the seven (7) business days following receipt of the notice to purchase in proportion to their holdings of Series A-1 Stock on the Closing Date, such offered common stock, debt or other securities in accordance with the terms and conditions set forth in the notice of sale and pay for same by crediting the Company for amounts outstanding on the Obligations. In the event the principal terms and conditions are materially modified during the notice period, the Purchasers shall be given prompt notice of such modification and shall have the right during the seven (7) business days following the notice of modification to exercise such right.

10.  Miscellaneous.

(a) Notices.  All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable overnight courier service with charges prepaid, or (iv) transmitted by hand delivery, electronic mail, or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by electronic mail or facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be: (i) if to the Company, to: Irvine Sensors Corporation, 3001 Red Hill Avenue, Costa Mesa, CA 92650, Attn: Chief Financial Officer, facsimile: (714) 444-8773, with a copy by facsimile only to: Dorsey & Whitney LLP, 38 Technology Drive, Irvine, CA 92618, Attn: Ellen S. Bancroft, Esq., facsimile: (949) 271-5318, and (ii) if to the Purchasers, to: the one or more addresses and facsimile numbers indicated on the signature pages hereto, with an additional copy by facsimile only to: Grushko & Mittman, P.C., 551 Fifth Avenue, Suite 1601, New York, New York 10176, facsimile: (212) 697-3575.

(b) Entire Agreement; Assignment; Waiver.  This Agreement and other documents delivered in connection herewith represent the entire agreement between the parties hereto with respect to the subject matter hereof and may be amended only by a writing executed by both parties. Neither the Company nor the Purchasers have relied on any representations not contained or referred to in this Agreement and the documents delivered herewith. No right or obligation of the Company shall be assigned or waived without prior notice to and the written consent of the Purchasers.

(c) Counterparts/Execution.  This Agreement may be executed in any number of counterparts and by the different signatories hereto on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument. This Agreement may be executed by facsimile signature and delivered by facsimile transmission.

(d) Law Governing this Agreement.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws. Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the state courts of New York or in the federal courts located in the State of New York. The parties and the individuals executing this Agreement and other agreements referred to herein or delivered in connection herewith on behalf of the Company agree to submit to the jurisdiction of such courts and waive trial by jury. The prevailing party shall be entitled to recover from the other party its reasonable attorney’s fees and costs. In the event that any provision of this Agreement or any other agreement delivered in connection herewith is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of any agreement.

(e) Specific Enforcement, Consent to Jurisdiction.  The Company and each Purchaser acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which any of them may be entitled by law or equity. Subject to Section 10(d) hereof, each of the Company, the Purchasers and any signatory hereto in his personal capacity hereby waives, and agrees not to assert in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction in New York of such court, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper. Nothing in this Section shall affect or limit any right to serve process in any other manner permitted by law.

(f) Independent Nature of Purchasers.  The Company acknowledges that the obligations of each Purchaser under the Transaction Documents are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance of the obligations of any other Purchaser under the Transaction Documents. The Company acknowledges that the decision of each Purchaser to purchase Securities has been made by such Purchaser independently of any other Purchaser and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of the Company which may have been made or given by any other Purchaser or by any agent or employee of any other Purchaser, and no Purchaser or any of its agents or employees shall have any liability to any Purchaser (or any other person) relating to or arising from any such information, materials, statements or opinions. The Company acknowledges that nothing contained in any Transaction Document, and no action taken by any Purchaser pursuant hereto or thereto shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents. The Company acknowledges that each Purchaser shall be entitled to independently protect and enforce its rights, including without limitation, the rights arising out of the Transaction Documents, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose. The Company acknowledges that it has elected to provide all Purchasers with the same terms and Transaction Documents for the convenience of the Company and not because Company was required or requested to do so by the Purchasers. The Company acknowledges that such procedure with respect to the Transaction Documents in no way creates a presumption that the Purchasers are in any way acting in concert or as a group with respect to the Transaction Documents or the transactions contemplated thereby.

(g) Consent.  As used in the Agreement, “consent of the Purchasers” or similar language means the consent of holders of not less than 80% of the Series A-1 Stock then outstanding.

(h) Equal Treatment.  No consideration shall be offered or paid to any person to amend or consent to a waiver or modification of any provision of the Transaction Documents unless the same consideration is also offered and paid to all the parties to the Transaction Documents.

(i) No Waiver.  Nothing in the Transaction Documents shall be deemed a waiver, extension or modification by Purchasers of any of their rights under any other agreement between or among them and the Company. Nothing in the Transaction Documents shall be deemed extension of any time period, waiver or forebearance of any obligation of the Company in any such other agreement. All such other agreements remain in full force and effect. Without limiting the foregoing, the Purchasers are specifically not waiving any anti-dilution, ratchet or similar rights in connection with the Company.

[THIS SPACE INTENTIONALLY LEFT BLANK]

SIGNATURE PAGE TO SUBSCRIPTION AGREEMENT (A)

Please acknowledge your acceptance of the foregoing Subscription Agreement by signing and returning a copy to the undersigned whereupon it shall become a binding agreement between us.

IRVINE SENSORS CORPORATION,
a Delaware corporation

By:	/s/ JOHN C. CARSON
Name:     John C. Carson

Title:	President and Chief Executive Officer

Dated: April 14, 2008

Debt Converted
	No. of Shares of	Total
	Series A-1 Stock	Purchase
Purchaser	Purchased	Price	Principal	Interest

LONGVIEW FUND, LP	116,666	$3,500,000	$2,471,240.27	$1,028,759.73
600 Montgomery Street, 44th Floor San Francisco, CA 94111 Fax: (415) 981-5301

By:	/s/ S. MICHAEL RUDOLPH (Signature) Print Name: S. Michael Rudolph Title: CFO Investment Advisor

*	Interest through April 10, 2008, compounded monthly since September 30, 2007

SIGNATURE PAGE TO SUBSCRIPTION AGREEMENT (B)

Please acknowledge your acceptance of the foregoing Stock Purchase Agreement by signing and returning a copy to the undersigned whereupon it shall become a binding agreement between us.

IRVINE SENSORS CORPORATION
a Delaware corporation

By:	/s/ JOHN C. CARSON
Name:     John C. Carson

Title:	President and Chief Executive Officer

Dated: April 14, 2008

Debt Converted
	No. of Shares of	Total
	Series A-1 Stock	Purchase
Purchaser	Purchased	Price	Principal	Interest

ALPHA CAPITAL ANSTALT	16,666	$500,000	$340,247.60	$159,752.32
Pradafant 7 9490 Furstentums Vaduz, Lichtenstein Fax: 011-42-32323196

By:	/s/ KONRAD ACKERMAN (Signature) Print Name: Konrad Ackerman Title: Director

Appendix D

VOTING AGREEMENT

This Voting Agreement (“Agreement”) is entered into as of April 14, 2008 by and among Irvine Sensors Corporation, a Delaware corporation (“Irvine” or the “Company”) and the parties whose signatures are affixed hereto (“Shareholders”), for the benefit of Longview Fund L.P., and Alpha Capital Anstalt (collectively, “Subscribers”).

WHEREAS, Irvine has entered into a subscription agreement and transaction documents for the sale of an aggregate of 133,332 Shares of Series A-1 Preferred Stock to Subscribers dated as of April 14, 2008 (“Subscription Agreement”); and

WHEREAS, pursuant to the provisions of the Subscription Agreement, Irvine covenants and agrees to diligently attempt to obtain the approval of its stockholders for the Approval as defined in Section 5(a) of the Subscription Agreement; the contingent reverse split described in Section 5(c); and the approval of an increase in the Company’s authorized Common Stock, as described in Section 5(e) of the Subscription Agreement (collectively, all of the above being the “Stockholder Approval”); and

WHEREAS, as of the date hereof, the Shareholders own or exercise voting control over the number of shares of Irvine’s Common Stock as set forth on Schedule 5(a) to the Subscription Agreement (“Shares”), a copy of which is annexed hereto; and

WHEREAS, as a condition to Subscribers entering into the Subscription Agreement, Shareholders have agreed to vote in favor of the Stockholder Approval.

NOW THEREFORE, the parties agree as follows:

1.  Agreement to Vote Shares.   Each Shareholder agrees that, until the first to occur of (i) the Preferred Stock is no longer outstanding, or (ii) the Stockholder Approval is obtained, or (iii) July 31, 2009, such Shareholder shall vote all of the Shares now or hereinafter directly or indirectly owned (of record or beneficially) and over which Shareholder has voting control in favor of the Stockholder Approval.

2.  Covenants.   Each Shareholder agrees with respect to itself and the Shares it owns that until the next meeting of the Company’s stockholders after the date hereof and any adjournments thereof at which the components of the Stockholder Approval are presented to the Company’s stockholders for approval:

(a) It shall not, except consistent with the terms of this Agreement, (i) transfer (which term shall include, without limitation, for the purposes of this Agreement, any sale, gift, pledge or other disposition), or consent to any transfer of, any or all of the Shares or any interest therein, (ii) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of the Shares or any interest therein, (iii) take any other action that would in any way restrict, limit or interfere with the performance of its obligations hereunder or the transactions contemplated hereby, or (iv) grant any proxies or powers of attorney with respect to any of the Shares, deposit any Shares into a voting trust or enter into a voting agreement with respect to such Shares. Notwithstanding the foregoing, each Shareholder may transfer its Shares if (i) pursuant to an already existing Rule 10b5-1 plan, or (ii) such transferee becomes a party to and bound by all of the terms of this Agreement.

(b) It will not enter into any transaction, take any action, or directly or indirectly cause any event to occur that would result in any of the representations or warranties of each Shareholder herein contained not being true and correct at and as of the time immediately after the occurrence of such transaction, action or event.

3.  Representations and Warranties.   Each Shareholder represents and warrants with respect to itself and the Shares it owns that:

(a) It is the record or beneficial owner or exercises voting control of the number of Shares set forth on Schedule 5(a) opposite its name and, except for the Shares, it is not the record or beneficial owner of any other shares of the Company’s Common Stock.

(b) This Agreement has been duly executed and delivered by each Shareholder and constitutes the legal, valid and binding obligation of each Shareholder, enforceable against each Shareholder in accordance with its terms. Each Shareholder has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. Neither the execution and delivery of this Agreement nor the consummation by each Shareholder of the transactions contemplated hereby will result in a violation of, or a default under, or conflict with, any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which each Shareholder is a party or bound or to which the Shares are subject which would materially impair the ability of each Shareholder to perform hereunder. Consummation by each Shareholder of the transactions contemplated hereby will not violate, or require any consent, approval, or notice under, any provision of any judgment, order, decree, statute, law, rule or regulation applicable to each Shareholder or the Shares.

(c) The Shares owned by each Shareholder and the certificates representing such Shares are now and at all times during the term hereof will be held by each Shareholder or by a nominee or custodian for its benefit, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever, except for any such encumbrances or proxies arising hereunder or under applicable securities laws.

4.  Certain Events.   Each Shareholder agrees that this Agreement and the obligations hereunder shall attach to the Shares owned by it and shall be binding upon any person or entity to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, including without limitation such person’s heirs, guardians, administrators or successors. In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of the Company affecting the Company Common Stock, or the acquisition of additional shares of Company Common Stock by each Shareholder, this Agreement and the obligations hereunder shall attach to any additional shares of Company Common Stock or other voting securities of the Company issued to or acquired by each Shareholder. In the event of a stock dividend or distribution, or any change in Company Common Stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, the term “Shares” shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the Shares may be changed or exchanged.

5.  Specific Enforcement of Voting Agreement.   Each Shareholder expressly acknowledges that damages alone will not be adequate remedy for any breach by each Shareholder of this Agreement and that the Company, in addition to any other remedies it may have, will be entitled as a matter of right, to injunctive relief, including specific performance, in any court of competent jurisdiction with respect to any actual or threatened breach by each Shareholder of the provisions of this Agreement.

6.  Miscellaneous.

(a) All communication under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Company, to:

Irvine Sensors Corporation
3001 Red Hill Avenue
Costa Mesa, CA 92650
Attn: Chief Financial Officer
Fax: (714) 444-8773

With a copy by facsimile only to:

Dorsey & Whitney LLP
38 Technology Drive
Irvine, CA 92618
Attn: Ellen S. Bancroft, Esq.
Fax: (949) 271-5318
If to each Shareholder:

To the addresses and fax numbers listed on Schedule A hereto

With a copy by facsimile only to:

Grushko & Mittman, P.C.
551 Fifth Avenue, Suite 1601
New York, New York 10176
Fax: (212) 697-3575

(b) The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(c) This Agreement constitutes the entire agreement relating to the subject matter covered herein, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

(d) Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by any of the parties without the prior written consent of the other parties, except that this Agreement shall be binding upon each Shareholder and its successors and assigns and except as provided in Section 2(a).

(e) The construction and performance of this Agreement will be governed by the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

(f) If any term, provision, covenant or restriction herein, or the application thereof to any circumstance, shall, to any extent, be held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions herein and the application thereof to any other circumstances, shall remain in full force and effect, shall not in any way be affected, impaired or invalidated, and shall be enforced to the fullest extent permitted by law.

(g) Each Shareholder hereby agrees that irreparable damage would occur and that the Company would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Company shall be entitled to an injunction or injunctions to prevent breaches by each Shareholder of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court, in addition to any other remedy to which it is entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit such party to the personal jurisdiction of any Federal court located in the State of New York or any New York state court in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (ii) agrees that such party will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that such party will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than a Federal court sitting in the State of New York or a New York state court.

(h) No amendment, modification or waiver in respect of this Agreement shall be effective against any party unless is shall be in writing and signed by such party.

(i) This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

IN WITNESS WHEREOF, the parties have caused this agreement to be executed by their duly authorized officers all as of the day and year first above written.

IRVINE SENSORS CORPORATION

By:	/s/ JOHN C. CARSON
John C. Carson
President and Chief Executive Officer

SHAREHOLDERS

/s/ MEL R. BRASHEARS Mel R. Brashears

/s/ JOHN C. CARSON John C. Carson

/s/ MARC DUMONT Marc Dumont

/s/ THOMAS M. KELLY Thomas M. Kelly

/s/ VOLKAN OZGUZ Volkan Ozguz

/s/ CLIFFORD PIKE Clifford Pike

/s/ FRANK RAGANO Frank Ragano

/s/ ROBERT RICHARDS Robert Richards

/s/ JOHN J. STUART, JR. John J. Stuart, Jr.

/s/ DARYL SMETANA Daryl Smetana

/s/ PETE KENEFICK Pete Kenefick

SCHEDULE 5(a)

Number of Shares
Shareholder	Owned

Melvin R. Brashears	244,483
John C. Carson	1,413,099
Marc Dumont	105,022
Thomas M. Kelly	129,483
Volkan Ozguz	54,720
Clifford Pike	118,966
Frank Ragano	61,833
Robert G. Richards	218,713
John J. Stuart, Jr.	362,811
Daryl Smetana	87,310
Peter Kenefick	78,966

Appendix E

IRVINE SENSORS CORPORATION
BINDING DEBT EXCHANGE LETTER OF INTENT

April 1, 2008

This Letter of Intent is intended to be binding upon the parties hereto and is subject only to the execution of the definitive agreements to document this transaction and the approval of Nasdaq. The following summarizes the principal terms of the debt exchange financing of Irvine Sensors Corporation (the “Company”).

KEY PROVISIONS

Investors	Longview Fund, L.P. and/or Alpha Capital Anstalt (the “Investors”)

Security	Series A 10% Cumulative Convertible Preferred Stock of the Company (the “Series A Stock”). Each share of Series A Stock is initially convertible into 100 shares of the Company’s Common Stock (“Common Stock”), subject to adjustment as set forth below.

Price per share	The purchase price for the Series A Stock and its “Stated Value” shall be $30.00 per share. The closing bid price for one share of the Company’s Common Stock as of March 31, 2008 was $0.26 (or $26 for 100 shares of Common Stock). The purchase price for the Series A Stock shall be payable by the cancellation of a like amount of the Company’s principle and interest on the term loans payable to the Investors.

Size of transaction	$4.0 million

Expected closing date	April 8, 2008 or as soon thereafter as reasonably practicable

Stock Purchase and Exchange Agreement	The Company will enter into a Stock Purchase and Exchange Agreement to facilitate the purchase of the Series A Stock, which will contain representations and warranties consistent with those contained in the Company’s prior financings with the Investors. The Company shall also include an obligation to deliver a clearance letter from its counsel to its transfer agent confirming that holding period of the conversion of the Series A Stock shall tack back to the original date of the term loan being converted for the Series A Stock, provided that no further consideration is being provided in connection with such conversion.

Finders	Each of the Company and the Investors shall represent and warrant that it has no obligation to pay any finder’s fee and shall indemnify the other parties to this transaction for any breach thereof.

Legal fees	The Company will pay the legal fees of the Investors to accomplish this transaction.

Closing conditions	The Closing is subject only to (i) the execution of definitive legal documents, which shall be reasonably acceptable to the Company and the Investors; and (ii) the confirmation by Nasdaq that this Debt Exchange, as well as the proposed $5 million financing in accordance with the Series B Financing Term Sheet, will not require stockholder approval, except to the extent specifically required herein or in such Term Sheet.

TERMS OF SERIES A STOCK

Dividend provisions	10% cumulative dividends per annum on the Stated Value.

Dividends shall be cumulative, and shall compound monthly.

The Holders of outstanding shares of Series A Stock shall be entitled to receive preferential dividends in cash out of any funds of the Company legally available therefor before any dividend or other distribution will be paid or declared and set apart for payment on any shares of any Common Stock, or other class of stock presently authorized or to be authorized (the Common Stock, and such other stock being hereinafter collectively the “Junior Stock”) at the rate of 10% per annum on the Stated Value.

Dividends shall be payable when and if declared by the Company’s Board of Directors; however, accumulated dividends shall be payable in cash on December 31, 2009, and thereafter shall be payable annually on December 31 of each subsequent year or such later time as may be approved in writing by the holders of 80% of the shares of Series A Stock then outstanding. Dividends shall be payable in cash or in kind at the election of the holder of the Series A Stock.

Upon an Event of Default (generally the same default events as contained in the last round of the Company’s debt financing, as well as a Cross Default (which has not been waived) under any of the existing financing documents with the Investors), the cumulative dividend rate shall increase to 20% during while such Event of Default remains outstanding.

An Event of Default will also include the Company’s failure to obtain the stockholder approval of an increase in the authorized but unissued capital stock of the Company by June 30, 2008 sufficient to permit the conversion in full of the Series A Stock, if necessary. An Event of Default shall result in a cross default in the existing loan documents with the Investors. The Company’s officers and directors will agree to vote in favor of such increase in the authorized capital stock.

Liquidation preference	Upon the dissolution, liquidation or winding-up of the Company, whether voluntary or involuntary, the Holders of the Series A Stock shall be entitled to receive, and before any payment or distribution shall be made on the Junior Stock, out of the assets of the Company available for distribution to stockholders, the Stated Value per share of Series A Stock plus all accrued and unpaid dividends thereon.

The redemption of any other class of preferred stock or consolidation or merger of the Company or sale of all or substantially all of its assets shall be deemed to be a liquidation or winding up for purposes of the liquidation preference; provided however, this provision may be waived by the holders of 80% of the Series A Stock.

Redemption	The Series A Stock shall not be redeemable by the Investors.

Provided that there is not an Event of Default outstanding that has not been waived, the Company will have the right, upon 30 calendar days’ prior written notice, to redeem the Series A Stock at the Stated Value per share of Series A Stock, plus any accrued but unpaid dividends.

The redemption price must be paid to the Investors in cash.

Conversion	Each share of Series A Stock shall initially be convertible at any time at option of holder into 100 shares of Common Stock.

The number of shares issuable upon conversion of the Series A Stock shall be equal to: (i) the sum of (A) the Stated Value per share being converted, and (B) at the Holder’s election, accrued and unpaid dividends on such share, divided by (ii) the Conversion Price.

The Conversion Price per share of Series A Stock shall initially be the Stated Value ($30.00) but will be subject to antidilution adjustments, including price dilution if the Company issues securities in the future for less than the Conversion Price; provided however, without obtaining stockholder approval, in no event will Conversion Price be reduced below $26.00 (the closing bid price for 100 shares of Common Stock as of March 31, 2008).

Blocker: The Company and Holder may not effect a conversion that would result in the Holder having a beneficial ownership of Common Stock which would be in excess of the sum of (i) the number of shares of Common Stock beneficially owned by the Holder and its affiliates on such Conversion Date, and (ii) the number of shares of Common Stock issuable upon the conversion of the Obligation Amount with respect to which the determination of this proviso is being made on such Conversion Date, which would result in beneficial ownership by the Holder and its affiliates of more than 4.99% of the outstanding shares of Common Stock of the Company. For the purposes of the proviso to the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13d-3 thereunder. Subject to the foregoing, the Holder shall not be limited to successive exercises which would result in the aggregate issuance of more than 4.99%. The Holder may revoke the conversion limitation described in this Paragraph, in whole or in part, upon 61 days prior notice to the Company. The Holder may waive the conversion limitation described in this Section in whole or in part, upon and effective after 61 days prior written notice to the Company to increase such percentage to up to 9.99% of the Company’s outstanding Common Stock as of the Conversion Date.

Share Cap: At no time may any share of Series A Stock be converted into Common Stock to the extent that such issuance would exceed the Company’s authorized capital stock. The Company will undertake in the Stock Purchase and Exchange Agreement to use its best efforts to obtain stockholder approval of an increase in the number of shares of Common Stock authorized under the Company’s Certificate of Incorporation, as amended. The failure to obtain such approval by June 30, 2008 shall be an Event of Default. The Company represents that it currently has sufficient authorized capital stock for the conversion of the $4.0 million of Series A Stock into Common Stock based on the initial Conversion Price.

Buy-in: If the Company fails to deliver the Common Stock issuable upon conversion of the Series A Stock within seven business days, then the Company shall pay in cash to the Holder (in addition to any remedies available to or elected by the Holder) an amount by which

(A) the Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (B) the aggregate Stated Value of the shares of Series A Stock for which such conversion was not timely honored, together with interest thereon at a rate of 15% per annum, accruing until such amount and any accrued interest thereon is paid in full (which amount shall be paid as liquidated damages and not as a penalty).

Liquidated damages: If the Company fails to deliver shares of Common Stock upon conversion within the time period required in the Certificate of Designation, the Company will be required to pay liquidated damages equal to $100 per business day after the required delivery date for each $10,000 of the obligation amount converted; provided however, that the maximum aggregate amount of liquidated damages payable for any and all such occurrences shall not exceed 15% of the original purchase price for the Series A Stock. The Company can rescind any conversion, but any liquidated damages associated with such rescinded conversion will still be due through the date of the rescission action.

Automatic conversion	The Series A Stock shall be automatically converted into Common Stock in accordance with the conversion provisions stated above (and shall be subject to the same limitations) on the date upon which the Company obtains the vote or consent of at least 80% of the then outstanding shares of Series A Stock to such conversion.

Antidilution provision	The Series A Stock shall be entitled to proportional antidilution protection for stock splits, stock dividends, etc.

In addition, the Conversion Price will be reduced on a full ratchet basis in the event of any dilutive issuance, other than standard exempted issuances contained in the existing financing documents. Notwithstanding, the foregoing, the Conversion Price may not be reduced below the Fair Market Value without stockholder approval. While the Company will use its commercially reasonably best effects to obtain the stockholder approval, there will not be any penalty or negative impact on the Series A Stock if the stockholder vote is not obtained.

Voting rights and protective provisions	The Series A Stock shall not be voting stock, and shall only have voting rights to the extent required by law. Without the prior consent of 80% of the then outstanding Series A Stock the Company (i) may not make certain amendments to the Certificate of Incorporation, (ii) issue additional shares of Series A Stock (other than for accrued dividends on the Series A Stock); or (iii) issue any securities (other than Exempted Securities) at a price per share that would trigger a ratchet adjustment to the Conversion Price where either (A) the Company has insufficient authorized capital to permit the conversion in full of such Series A Stock after giving effect to such full ratchet adjustment, or (B) if such full ratchet adjustment requires stockholder approval, which approval has not been obtained.

Agreed & Accepted:	Agreed & Accepted:

LONGVIEW FUND, L.P.	IRVINE SENSORS CORPORATION

By: /s/ S. MICHAEL RUDOLPH	By: /s/ JOHN J. STUART, JR.
Title: CFO — Investment Advisor Date: 4/1/08	Title: Sr. VP & CFO Date: April 1, 2008

ALPHA CAPITAL ANSTALT

By: /s/ KONRAD ACKERMAN Title: Director Date:

[Signature Page to Binding Debt Exchange Letter of Intent]

Appendix F

CERTIFICATE OF AMENDMENT
OF THE
CERTIFICATE OF INCORPORATION
OF
IRVINE SENSORS CORPORATION

Adopted in accordance with the provisions
of Section 242 of the General Corporation
Law of the State of Delaware

Irvine Sensors Corporation, (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, by its duly authorized officers, does hereby certify that:

FIRST: That the Board of Directors of the Corporation has duly adopted resolutions (i) authorizing the Corporation to execute and file with the Secretary of State of the State of Delaware an amendment of the Corporation’s Certificate of Incorporation to increase the authorized shares of the Corporation’s Common Stock, par value $0.01 per share, and the authorized shares of the Corporation’s Preferred Stock, par value $0.01 per share; (ii) declaring such amendment to be advisable and (iii) directing that such amendment be considered at the 2008 Annual Meeting of Stockholders.

SECOND: That upon the effectiveness of this Certificate of Amendment of the Certificate of Incorporation, the Certificate of Incorporation is hereby amended by amending and restating the first paragraph of Article IV to read as follows:

“The corporation is authorized to issue two classes of capital stock, designated Common Stock (hereinafter referred to as “Common Stock”) and Preferred Stock (hereinafter referred to as “Preferred Stock”). The amount of total capital stock of the corporation is 151,000,000 shares, consisting of 1,000,000 shares of Preferred Stock, $0.01 par value, and 150,000,000 shares of Common Stock, $0.01 par value.”

THIRD:  That, in accordance with the provisions of the Delaware General Corporation Law, the holders of a majority of the outstanding Common Stock of the Corporation entitled to vote thereon affirmatively voted in favor of the amendment at the 2008 Annual Meeting of Stockholders held on July 30, 2008.

FOURTH:   That the amendment was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law by the Board of Directors and stockholders of the Corporation.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of the Certificate of Incorporation to be executed by John C. Carson, its Chief Executive Officer and President, and attested to by John J. Stuart, Jr., its Chief Financial Officer, Senior Vice President and Secretary, this 31st day of July, 2008.

IRVINE SENSORS CORPORATION

By:
  John C. Carson
  Chief Executive Officer and President

ATTEST:

  John J. Stuart, Jr.
  Chief Financial Officer, Senior Vice
  President and Secretary

F-1

Appendix G

CERTIFICATE OF AMENDMENT
OF THE
CERTIFICATE OF INCORPORATION
OF
IRVINE SENSORS CORPORATION

Adopted in accordance with the provisions
of Section 242 of the General Corporation
Law of the State of Delaware

Irvine Sensors Corporation, (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, by its duly authorized officers, does hereby certify that:

FIRST: That the Board of Directors of the Corporation has duly adopted resolutions (i) authorizing the Corporation to execute and file with the Secretary of State of the State of Delaware an amendment of the Corporation’s Certificate of Incorporation to reclassify, change, and convert each [*] outstanding shares of the Corporation’s Common Stock, par value $0.01 per share, into one (1) share of Common Stock, par value $0.01 per share; (ii) declaring such amendment to be advisable and (iii) directing that such amendment be considered at the 2008 Annual Meeting of Stockholders.

SECOND:   That upon the effectiveness of this Certificate of Amendment of the Certificate of Incorporation, the Certificate of Incorporation is hereby amended by adding a new paragraph after the first paragraph of Article IV to read as follows:

“Each [*] shares of the Common Stock, par value $0.01 per share, of the Corporation issued and outstanding or held in treasury as of 5:00 p.m. Pacific Daylight Savings Time on the date this Certificate of Amendment of the Certificate of Incorporation is filed with the Secretary of State of the State of Delaware (the “Effective Time”) shall be reclassified as and changed into one (1) share of Common Stock, par value $0.01 per share, of the Corporation, without any action by the holders thereof. Each stockholder who, immediately prior to the Effective Time, owns a number of shares of Common Stock which is not evenly divisible by [*] shall, with respect to such fractional interest, be entitled to receive from the Corporation cash in an amount equal to such fractional interest multiplied by the closing sales price of the Corporation’s Common Stock as last reported on the Nasdaq Capital Market immediately prior to the Effective Time.”

THIRD: That, in accordance with the provisions of the Delaware General Corporation Law, the holders of a majority of the outstanding Common Stock of the Corporation entitled to vote thereon affirmatively voted in favor of the amendment at the 2008 Annual Meeting of Stockholders held on July 30, 2008.

FOURTH: That the amendment was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law by the Board of Directors and stockholders of the Corporation.

G-1

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of the Certificate of Incorporation to be executed by John C. Carson, its Chief Executive Officer and President, and attested to by John J. Stuart, Jr., its Chief Financial Officer, Senior Vice President and Secretary, this 31st day of July, 2008.

IRVINE SENSORS CORPORATION

By:
  John C. Carson
  Chief Executive Officer and President
ATTEST:

  John J. Stuart, Jr.
  Chief Financial Officer, Senior Vice
  President and Secretary

*       By approving this amendment, stockholders are approving the combination of two (2), three (3), four (4), five (5), six (6), seven (7), eight (8), nine (9) and/or ten (10) shares of Common Stock into one (1) share of Common Stock. The Certificate of Amendment filed with the Secretary of State of the State of Delaware, it at all, will include only that number approved by the stockholders and determined by the Board of Directors to be in the best interest of the Corporation and its stockholders. In accordance with these resolutions, the Board of Directors will not implement any amendment providing for a different split ratio.

G-2

THIS PROXY IS SOLICITED ON BEHALF OF
THE BOARD OF DIRECTORS OF IRVINE SENSORS CORPORATION
2008 ANNUAL MEETING OF STOCKHOLDERS
      The undersigned stockholder of Irvine Sensors Corporation, a Delaware corporation (the “Company”), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated June [    ], 2008, and the Annual Report on Form 10-K for the fiscal year ended September 30, 2007, and hereby appoints Robert G. Richards and John C. Carson, and each of them, proxies and attorneys-in-fact with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of the Company to be held on July 30, 2008 at 1:00 P.M., Pacific Time, at the Ayres Hotel, 325 South Bristol Street, Costa Mesa, California 92626, and at any adjournment or adjournments thereof, and to vote all shares of equity securities to which the undersigned would be entitled, if then and there personally present, on the matters set forth below:
     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER HEREIN SPECIFIED BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1, FOR PROPOSALS 2 THROUGH 5 (A-I) AND IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES ON ANY OTHER MATTERS TO COME BEFORE THE ANNUAL MEETING.

(Continued and to be marked, signed and dated on the reverse side)

Address Change/Comments (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE

Please Mark Here For Address Change or Comments	☐
SEE REVERSE SIDE

1. To elect seven directors to serve on the Company’s Board of Directors until the next annual meeting of stockholders or until their successors are duly elected and qualified.

FOR ALL nominees listed below (except as marked to the contrary below)	WITHHOLD AUTHORITY To vote for ALL nominees listed below

☐	☐
01 Mel R. Brashears      06 Frank Ragano
02 John C. Carson          07 Robert G. Richards
03 Marc Dumont
04 Jack Johnson
05 Thomas M. Kelly
(Instruction: to withhold the authority to vote for any individual nominee, write the number of that nominee in the space provided below.)

2. To approve and ratify the terms and issuance of our
Series A-1 10% Cumulative Convertible Preferred Stock (“Series A-1 Stock”).

3. To approve the issuance of such number of shares of Common Stock issuable upon conversion of the Series A-1 Stock as may be required by the antidilution provisions of such Preferred Stock, which could be issued by the Company to allow for full-ratchet anti-dilution.
4. To approve an amendment to our Certificate of Incorporation to increase the number of authorized shares of Common Stock to 150,000,000 and to increase the number of authorized shares of Preferred Stock to 1,000,000.
5. To approve granting the Board of Directors the authority to exercise its discretion to amend our Certificate of Incorporation to effect a reverse stock split of our outstanding shares of Common Stock, if necessary to regain compliance with the Nasdaq Capital Market’s minimum bid requirement, at any of the following exchange ratios at any time within one year after stockholder approval is obtained, and once approved by the stockholders, the timing of the amendment, if at all, and the specific reverse split ratio to be effected shall be determined in the sole discretion of our Board of Directors:

A.	A one-for-two reverse stock split;
B.	A one-for-three reverse stock split;
C.	A one-for-four reverse stock split;
D.	A one-for-five reverse stock split;
E.	A one-for-six reverse stock split;
F.	A one-for-seven reverse stock split;
G.	A one-for-eight reverse stock split;
H.	A one-for-nine reverse stock split; or
I.	A one-for-ten reverse stock split.
6. To transact such other business as may properly come before the Annual Meeting or any adjournments or postponement(s) thereof. Any one of such attorneys-in-fact or substitutes as shall be present and shall act at said meeting or any adjournment(s) thereof shall have and may exercise all powers of said attorneys-in-fact hereunder.

Signature	Signature	Date

(This proxy should be marked, dated, signed by the stockholder(s) exactly as his name appears hereon and returned promptly in the enclosed envelope. Executors, administrators guardians, officers or corporations and others signing in a fiduciary capacity should state their full titles as such. If shares are held by joint tenants or as community property, both should sign.)

FOLD AND DETACH HERE